As filed with the Securities and Exchange Commission on November 23, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MARSHALL & ILSLEY CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	6021	39-0968604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7801

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dennis J. Kuester

Chief Executive Officer

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Christopher B. Noyes Dennis F. Connolly Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, Wisconsin 53202	Randall J. Erickson Senior Vice President and General Counsel Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin 53202	John A. Granda Mike W. Lochmann Stinson Morrison Hecker LLP 1201 Walnut Street, Suite 2900 Kansas City, Missouri 64106

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Registration Statement becomes effective and all conditions to the consummation of the merger described in this document have been met.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $1.00 per share	16,838,301	N/A	$694,740,731	$81,770.98

(1)	The number of shares of Common Stock, par value $1.00 per share, of Marshall & Ilsley Corporation to be registered pursuant to this registration statement is based upon the number of shares of Common Stock, par value $1.00 per share, of Gold Banc Corporation, Inc. presently outstanding or which may be issued before the effective time of the proposed merger transaction to which this registration statement relates, multiplied by an exchange ratio of 0.4319 of a share of Marshall & Ilsley Common Stock per share of Gold Banc Common Stock. The exchange ratio assumes for purposes of calculating the registration fee that the Valuation Period Market Value (as defined in the merger agreement to which this registration statement relates) is $32.11.
(2)	Pursuant to Rule 457(f) and 457(c) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of Gold Banc Common Stock, as reported on the Nasdaq National Market on November 16, 2005 ($17.82), and computed based on the estimated maximum number of shares that may be exchanged for the Marshall & Ilsley Common Stock being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Marshall & Ilsley may not issue the common stock to be issued in connection with the transaction described in this proxy statement/prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

Subject To Completion, Dated November 23, 2005

Proxy Statement/Prospectus

Proxy Statement for Gold Banc Corporation, Inc.

Special Meeting

Prospectus of Marshall & Ilsley Corporation

The boards of directors of Marshall & Ilsley Corporation and Gold Banc Corporation, Inc. have agreed that Gold Banc will merge with and into Marshall & Ilsley, with Marshall & Ilsley being the surviving corporation. If the merger is completed, each share of Gold Banc common stock will be converted into the right to receive $2.78 in cash and a fraction of a share of Marshall & Ilsley common stock to be determined as described herein. The fraction of a share of Marshall & Ilsley common stock that you will receive for each share of Gold Banc common stock that you exchange in the merger, which we refer to as the per share stock consideration, will be based, in part, on the average trading price of Marshall & Ilsley common stock during the five trading days ending on and including the third trading day prior to the effective time of the merger. If the average trading price is equal to or greater than $36.40 but less than or equal to $49.24, the per share stock consideration will be equal to the quotient determined by dividing $15.72 by the average trading price, which, together with the $2.78 in cash, will result in total per share consideration of $18.50 based on the average trading price. If the average trading price is equal to or greater than $32.11 but less than $36.40, the per share stock consideration will be equal to 0.4319 of a share of Marshall & Ilsley common stock. If the average trading price is greater than $49.24, the per share stock consideration will be equal to 0.3192 of a share of Marshall & Ilsley common stock. Gold Banc may terminate the merger agreement if the average trading price is less than $32.11, unless Marshall & Ilsley chooses to issue additional shares of its common stock to the Gold Banc stockholders such that the total dollar value of the per share consideration based on the average trading price is equal to $16.65.

Based on the $            average trading price of Marshall & Ilsley common stock during the five trading days up to and including the third trading day prior to             , 2005, the total dollar value of the per share consideration would have been $18.50.

The merger cannot be completed unless the stockholders of Gold Banc approve the merger and the agreement and plan of merger, as amended, including the plan of merger constituting a part thereof. Gold Banc has scheduled a special meeting of stockholders on             , 2006 for you to vote on these matters. The approval of Marshall & Ilsley’s shareholders is not required.

The board of directors of Gold Banc unanimously recommends that the holders of Gold Banc common stock vote “FOR” approval of the merger and the agreement and plan of merger, as amended, including the plan of merger constituting a part thereof.

Whether or not you plan to attend the special meeting on             , 2006, please take the time to vote by completing, signing and mailing the enclosed proxy card to us. Your vote is very important.

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI.” Gold Banc common stock is quoted on Nasdaq under the symbol “GLDB”.

For a description of certain significant considerations in connection with the merger and related matters described in this document, see “ Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of Marshall & Ilsley common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

The date of this proxy statement/prospectus is             , 2005 and is being first mailed to Gold Banc stockholders on or about             , 2005.

This document incorporates by reference important business information and financial information about Marshall & Ilsley and Gold Banc that is not included in or delivered with this document. See “Where You Can Find More Information” on page 80 of the document for a list of documents that Marshall & Ilsley and Gold Banc have incorporated by reference into this document. These documents are available to you without charge upon written or oral request made to:

Investor Relations Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin 53202 (414) 765-7834	Investor Relations Gold Banc Corporation, Inc. 11301 Nall Avenue Leawood, Kansas 66211 (913) 451-8050

To obtain documents in time for the special meeting, your request should be received by             , 2006.

Gold Banc

            , 2005

Dear Stockholder:

You are cordially invited to attend a special stockholders meeting of Gold Banc Corporation, Inc. (“Gold Banc”) to be held on             ,             , 2006 at 10:00 a.m., local time, at             .

At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger that we entered into with Marshall & Ilsley Corporation on November 9, 2005, which we refer to as the merger agreement. Under the merger agreement, Gold Banc will merge into Marshall & Ilsley and each issued and outstanding share of Gold Banc common stock (other than dissenting shares) will be converted into the right to receive $2.78 in cash and a fraction of a share of Marshall & Ilsley common stock which the Gold Banc board of directors determined, at the time of signing the merger agreement, represented an aggregate merger consideration of $18.50 per share. The size of the fraction of a share of Marshall & Ilsley common stock that you will receive in the merger will be determined within specified parameters described in the attached proxy statement/prospectus based on the average trading price of that stock during the five trading days ending on and including the third trading day prior to the effective time of the merger. We used this approach to address the possible movement in the price of Marshall & Ilsley common stock between the time of signing the merger agreement and the time the fractional share determination is made.

We believe that the merger is consistent with Gold Banc’s long-term goal of achieving superior stockholder returns and that our combined resources following the merger will create a more competitive company that is better able to serve its customers. The Gold Banc board of directors has determined that the merger is fair to, advisable to and in the best interests of, Gold Banc’s stockholders and recommends that you vote “FOR” approval and adoption of the merger agreement and the merger. Hovde Financial LLC, the financial advisor to the Board of Directors, has rendered an opinion attached to the proxy statement/prospectus to the effect that, as of the date of such opinion and based upon the considerations described therein, the merger consideration to be received by Gold Banc’s stockholders in the merger is fair to them from a financial point of view.

The affirmative vote of the holders of a majority of the issued and outstanding shares of Gold Banc’s common stock is required to approve and adopt the merger agreement. The merger is also subject to certain other conditions, including regulatory approval. Assuming all of the conditions of the merger agreement are satisfied, the closing of the merger is expected to occur during the second quarter of 2006.

Stockholders are urged to read carefully the accompanying proxy statement/prospectus, which contains a detailed description of the merger and related matters.

Whether or not you plan to attend the special meeting personally, please complete, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously mailed in your proxy card. You should not send in the certificates for your shares of common stock until you receive specific instructions at a later date.

We thank you for your prompt attention to this matter and appreciate your support.

Sincerely,

/s/ MALCOLM M. ASLIN

Malcolm M. Aslin

Chief Executive Officer

This proxy statement is dated             , 2005, and is first being mailed to stockholders of Gold Banc on or about             , 2005.

Gold Banc Corporation, Inc.

11301 Nall Avenue

Leawood, Kansas 66211

Notice of Special Meeting of Stockholders

To be held on                 , 2006

To the Stockholders of Gold Banc Corporation, Inc.:

Please take notice that the board of directors of Gold Banc Corporation, Inc. has called a special meeting of stockholders. The special meeting will be held at                                                                   on                      , 2006, at 10:00 a.m. local time.

The purposes of the meeting are the following:

1. To vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 9, 2005, as amended, by and between Marshall & Ilsley Corporation and Gold Banc Corporation, Inc., including the plan of merger constituting a part thereof, and the merger of Gold Banc Corporation, Inc. with and into Marshall & Ilsley Corporation contemplated by that agreement; and

2. To transact any other business that may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on                         , 2005 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any postponements and adjournments thereof. A list of stockholders entitled to vote at the special meeting will be available for examination by Gold Banc’s stockholders for any purpose relevant to the special meeting (i) at the special meeting upon the request of a Gold Banc stockholder or (ii) prior to the special meeting upon the request of a Gold Banc stockholder during ordinary business hours at Gold Banc’s principal executive offices at 11301 Nall Ave., Leawood, Kansas 66211.

Holders of Gold Banc’s common stock entitled to vote on the proposal to approve and adopt the merger agreement who do not vote in favor thereof, and provide Gold Banc a written demand for appraisal, have the right to receive payment of the fair value of such holders’ shares upon compliance with the provisions of Section 17-6712 of the Kansas General Corporation Code, which we refer to as the KGCC, the full text of which is included as Appendix D to the proxy statement/prospectus attached to this Notice of Special Meeting of Stockholders. For a summary of the dissenters’ rights of Gold Banc’s stockholders, see “The Merger—Dissenters’ Rights” in the proxy statement/prospectus. Failure to comply strictly with the procedures set forth in Section 17-6712 of the KGCC will cause the stockholder to lose dissenters’ rights.

A proxy card for the special meeting is enclosed herewith. Whether or not you plan to attend the special meeting, please promptly complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the agreement and plan of merger, as amended, the plan of merger and the merger contemplated thereby. If you fail to return your proxy card, the effect will be the same as a vote against the agreement and plan of merger, as amended, the plan of merger and the merger contemplated thereby. You may still vote in person at the meeting even if you have previously returned your proxy card so long as you properly revoke your proxy.

By order of the board of directors:

GOLD BANC CORPORATION, INC.

By:	/s/ Richard J. Tremblay
Richard J. Tremblay,
Corporate Secretary

                    , 2005

APPENDICES:

Appendix A	Agreement and Plan of Merger
Appendix B	Plan of Merger
Appendix C	Opinion of Hovde Financial LLC
Appendix D	Kansas Dissenters’ Rights Statute

ii

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

Q.	What is the purpose of this document?

A.	This document serves as both a proxy statement of Gold Banc and a prospectus of Marshall & Ilsley. As a proxy statement, this document is being provided to you by Gold Banc because the board of directors of Gold Banc is soliciting your proxy for use at the special meeting of stockholders called to vote on the proposed merger of Gold Banc with and into Marshall & Ilsley. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger, as amended, a copy of which is included in this document as Appendix A, and the plan of merger constituting a part thereof, a copy of which is included in this document as Appendix B. The merger agreement was amended on November 22, 2005 to amend and restate the employee benefit matters annex, which is attached to the merger agreement as Annex B, and to permit Gold Banc to supplement its disclosures.

As a prospectus, this document is being provided to you by Marshall & Ilsley because part of the consideration Marshall & Ilsley is offering in exchange for your shares of Gold Banc common stock in connection with the merger is shares of its common stock.

Q.	What do I need to do now?

A.	After reviewing this document, submit your proxy by promptly executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and to vote your shares at the special meeting of stockholders in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting and will be authorized to vote your shares at any adjournments or postponements of the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please promptly submit your proxy in the enclosed envelope.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote.

Your broker cannot vote your shares without instructions from you.

Q.	How will my shares be voted if I return a blank proxy card?

A.	If you sign, date and return your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement and will be voted in the discretion of the persons named as proxies in any other matters properly presented for a vote at the special meeting.

Q.	What will be the effect if I do not vote?

A.	If you abstain or do not return your proxy card or otherwise do not vote at the special meeting, your failure to vote will have the same effect as if you voted against the merger and the merger agreement. Therefore, the board of directors of Gold Banc encourages you to vote in favor of the proposed merger and merger agreement as soon as possible.

Q.	Can I vote my shares in person?

A.	Yes, if you own your shares registered in your own name, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q.	Can I change my mind and revoke my proxy?

A.	Yes, you may revoke your proxy and change your vote at any time prior to its exercise at the special meeting by:
•	signing another proxy with a later date and filing it with an officer of Gold Banc;
•	filing written notice of the revocation of your proxy with an officer of Gold Banc; or
•	attending the special meeting and voting in person.

Q.	Should I send in my stock certificates now?

A.	No—please do not send in your certificates at this time. We will send you written instructions for exchanging your Gold Banc common stock certificates.

Q.	Who can answer my questions about the merger?

A.	If you have more questions about the merger, please contact Richard J. Tremblay, Corporate Secretary of Gold Banc, at (913) 451-8050.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the appendices, and the other documents to which we refer. For more information about Marshall & Ilsley and Gold Banc, see “Where You Can Find More Information” on page 80.

The Companies

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7834

Marshall & Ilsley, incorporated under the laws of Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act and a financial holding company under the Gramm-Leach-Bliley Act. Marshall & Ilsley’s principal assets are the stock of its bank and non-bank subsidiaries. As of September 30, 2005, Marshall & Ilsley had consolidated total assets of approximately $45.0 billion and consolidated total deposits of approximately $27.0 billion, making it the largest bank holding company headquartered in Wisconsin.

M&I Marshall & Ilsley Bank, one of Marshall & Ilsley’s primary bank subsidiaries, is the largest Wisconsin-based bank. M&I Marshall & Ilsley Bank has 194 offices throughout Wisconsin, in addition to 39 locations throughout Arizona, 14 offices in metropolitan Minneapolis/St. Paul, Minnesota and locations in Duluth, Minnesota. Marshall & Ilsley’s federal savings bank affiliate has offices in Las Vegas, Nevada and Naples and Bonita Springs, Florida. Marshall & Ilsley’s Southwest Bank affiliate has seven offices in the St. Louis, Missouri area and one office in Belleville, Illinois. Metavante Corporation, Marshall & Ilsley’s wholly-owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services. Marshall & Ilsley also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments and insurance services from offices throughout the country and on the Internet.

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI.”

Gold Banc Corporation

11301 Nall Avenue

Leawood, Kansas 66211

(913) 451-8050

Gold Banc, incorporated under the laws of the State of Kansas in 1985, is a registered bank holding company under the Bank Holding Company Act and a financial holding company under the Gramm-Leach-Bliley Act. Gold Banc’s assets primarily consist of the stock of its bank and non-bank subsidiaries, including Gold Bank, which provides commercial banking services in Florida, Kansas, Missouri and Oklahoma through 31 bank locations. As of September 30, 2005, Gold Banc had consolidated total assets of $4.1 billion and consolidated total deposits of $3.0 billion.

Gold Banc common stock is quoted on Nasdaq under the symbol “GLDB.”

The Merger

At the effective time of the merger, Gold Banc will merge with and into Marshall & Ilsley. Marshall & Ilsley will issue a combination of cash and shares of its common stock to the stockholders of Gold Banc in exchange for their shares of Gold Banc common stock. Gold Banc will cease to exist as a separate corporation. Marshall & Ilsley will be the surviving corporation.

In Exchange for Each of Their Shares of Gold Banc Common Stock, Holders of Gold Banc Common Stock Will Receive $2.78 in Cash and a Fraction of a Share of Marshall & Ilsley Common Stock in the Merger

If the merger is completed, each share of Gold Banc common stock will be converted into the right to receive $2.78 in cash and a fraction of a share of Marshall & Ilsley common stock to be determined as described below. We refer to this consideration as the per share consideration.

The fraction of a share of Marshall & Ilsley common stock that you will receive for each share of Gold Banc common stock that you exchange in the merger, which we refer to as the per share stock consideration, will be based on the average trading price of Marshall & Ilsley common stock during the valuation period. The valuation period is the five trading days ending on and including the third trading day prior to the effective time of the merger. As used herein, the average trading price means the average of the average daily high and low sale price per share of Marshall & Ilsley common stock on the New York Stock Exchange.

The per share stock consideration you receive will be a fraction of a share of Marshall & Ilsley common stock determined as follows:

•	If the average trading price during the valuation period is equal to or greater than $36.40 but less than or equal to $49.24, the per share stock consideration will be equal to the quotient determined by dividing $15.72 by the average trading price during the valuation period, which, together with the $2.78 in cash, will result in total per share consideration of $18.50 based on the average trading price;

•	If the average trading price during the valuation period is equal to or greater than $32.11 but less than $36.40, the per share stock consideration will be equal to 0.4319 of a share of Marshall & Ilsley common stock; and

•	If the average trading price during the valuation period is greater than $49.24, the per share stock consideration will be equal to 0.3192 of a share of Marshall & Ilsley common stock.

Based on the $            average trading price of Marshall & Ilsley common stock during the five trading days ending on and including the third trading day prior to             , 2005, the total dollar value of the per share consideration based upon that average trading price would have been $18.50, consisting of $2.78 in cash and             of a share of Marshall & Ilsley common stock for each share of Gold Banc common stock that you own.

Gold Banc may terminate the merger agreement if the average trading price during the valuation period is less than $32.11, unless Marshall & Ilsley chooses to issue additional shares of its common stock to the Gold Banc stockholders such that the total dollar value of the per share consideration based on the average trading price during the valuation period is equal to $16.65.

Each share of Marshall & Ilsley common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

No Fractional Shares will be Issued

Marshall & Ilsley will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share of Marshall & Ilsley common stock owed to you, after taking into account all shares of Gold Banc common stock delivered by you.

Material Federal Income Tax Consequences of the Merger

The exchange of shares of Gold Banc common stock for shares of Marshall & Ilsley common stock is expected to be tax-free to you for federal income tax purposes, but taxes will be payable on all or a portion of the cash you receive for your shares of Gold Banc common stock or that you receive in lieu of fractional shares. The expected material federal income tax consequences are set forth in greater detail beginning on page 40.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons for the Merger

The Gold Banc board believes that in the rapidly changing environment of the banking industry, merging with Marshall & Ilsley is consistent with Gold Banc’s long-term goal of enhancing stockholder value. In addition, Gold Banc’s board believes that the customers served by Gold Banc will benefit from the merger.

Marshall & Ilsley believes that the merger with Gold Banc presents Marshall & Ilsley with a unique opportunity to expand its operations into the markets of Kansas City and the west coast of Florida. In addition, Marshall & Ilsley believes that the merger will provide growth opportunities, and will be less than two percent dilutive to Marshall & Ilsley’s earnings per share in 2006 and accretive to the earnings per share of the combined company beginning in 2007.

You can find a more detailed discussion of the background to the merger agreement and Gold Banc’s and Marshall & Ilsley’s reasons for the merger in this document under “The Merger—Background of the Merger” beginning on page 21, “—Recommendation of the Gold Banc Board of Directors and Reasons for the Merger” beginning on page 30, and “—Marshall & Ilsley’s Reasons for the Merger” beginning on page 33.

Opinion of Gold Banc’s Financial Advisor

Among other factors considered in deciding to approve the merger and the merger agreement, the Gold Banc board of directors received the written opinion of its financial advisor, Hovde Financial LLC, that as of November 9, 2005, which was the date on which the Gold Banc board of directors approved the merger and the merger agreement, and based on and subject to the considerations in its opinion, the merger consideration to be received by holders of shares of Gold Banc common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Hovde Financial opinion is included as Appendix C to this document and is incorporated herein by reference. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Hovde Financial in providing its opinion.

Recommendation to Gold Banc Stockholders

The Gold Banc board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of Gold Banc and its stockholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Interests of Certain Persons in the Merger

The executive officers and members of the board of directors of Gold Banc have interests in the merger that are in addition to their interests as stockholders of Gold Banc. Among other things, all outstanding and unvested (i) options to acquire Gold Banc common stock under the stock option plans, and (ii) shares of restricted stock and restricted stock units issued under equity compensation plans, of Gold Banc will vest upon approval of the merger and the merger agreement by Gold Banc’s stockholders. See “The Merger—Interests of Certain Persons.”

The Special Meeting

A special meeting of the Gold Banc stockholders will be held at                                         , on             , 2006, at 10:00 a.m. local time. Holders of Gold Banc common stock as of the close of business on             , 2006 are entitled to vote at the Gold Banc special meeting and will be asked to consider and vote upon the approval and adoption of the merger and merger agreement.

As of the date of this document, the Gold Banc board of directors did not know of any other matters that would be presented at the Gold Banc special meeting.

Vote Required

At the special meeting of stockholders, the merger and the merger agreement must be approved by the affirmative vote of a majority of the shares of Gold Banc common stock outstanding at the close of business on             , 2005. As of that date, there were             shares of Gold Banc common stock outstanding. Each share of Gold Banc common stock is entitled to one vote.

As of             , 2005, Gold Banc’s directors, executive officers and their affiliates held in the aggregate approximately             shares of the outstanding Gold Banc common stock, representing approximately             percent of the total number of outstanding shares of Gold Banc common stock.

Marshall & Ilsley has entered into an agreement with certain of these individuals pursuant to which they have agreed, among other things, to vote all shares beneficially owned by them (to the extent such individuals have the sole right to direct the voting of such shares) and to use their reasonable best efforts to cause all shares beneficially owned by them (to the extent such individuals have the shared right to direct the voting of such shares) to be voted in favor of the merger and the merger agreement.

Approval of the merger and the merger agreement will also authorize the Gold Banc board of directors to exercise its discretion as to whether to proceed with the merger in the event Gold Banc has the right to terminate the merger agreement. This determination may be made without notice to, or the resolicitation of proxies from, the Gold Banc stockholders.

Action by Marshall & Ilsley Shareholders Not Required

Approval of the merger and the merger agreement by Marshall & Ilsley’s shareholders is not required. Accordingly, Marshall & Ilsley has not called a special meeting of its shareholders.

Regulatory Approvals

We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System. In addition, the merger is subject to the approval of or notice to various state regulators. We have filed or shortly will file all of the required notices with these regulatory authorities.

As of the date of this document, we do not have all the necessary regulatory approvals. We cannot be certain of when or if we will obtain them. However, we do not know of any reason why we should not obtain the required approvals in a timely manner.

Dissenters’ Rights Available

Gold Banc stockholders who properly dissent from the merger are entitled to receive the fair value of their shares of Gold Banc common stock in cash. To exercise your dissenters’ rights, you must follow the procedures outlined in Appendix D, including, without limitation:

•	prior to or at the special meeting, you must deliver to Gold Banc a written demand for appraisal of your Gold Banc shares; and

•	not vote in favor of the merger and the merger agreement.

If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted in favor of the merger and the merger agreement and you will lose your dissenters’ rights. Also, you may lose your dissenters’ rights if you fail to comply with other required procedures contained in Appendix D.

Termination of the Merger Agreement

Marshall & Ilsley and Gold Banc may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Marshall & Ilsley or Gold Banc if any one of several conditions exist.

Share Information and Market Prices for Marshall & Ilsley Common Stock

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI.” Gold Banc common stock is quoted on Nasdaq under the symbol “GLDB.”

The following table lists the closing price and average trading price of Marshall & Ilsley common stock, the closing price of Gold Banc common stock, and the equivalent value of a share of Gold Banc common stock giving effect to the merger on:

•	November 9, 2005, the last trading day before we announced the merger; and

•	, 2005, the last practical day to obtain share price information before the date of this proxy statement/prospectus.

	Average Trading Price of Marshall & Ilsley Common Stock		Closing Price of Marshall & Ilsley Common Stock		Closing Price of Gold Banc Common Stock		Equivalent Per Share Value of Gold Banc Common Stock (based upon average trading price)		Equivalent Per Share Value of Gold Banc Common Stock (based upon closing price)
November 9, 2005		$43.10		$42.70		$15.00		$18.50		$18.35
, 2005	$		$		$		$		$

The equivalent per share value of Gold Banc common stock on each of these two days represents the total dollar value of the per share consideration to be issued and paid in connection with the merger, based upon either the average trading price during the five trading days ending on and including the third trading day prior to each such date or the closing price of Marshall & Ilsley common stock on each such date. The per share consideration will be determined based on the average trading price during the valuation period.

If the closing price at the effective time of the merger is lower than the average trading price during the valuation period, then the equivalent per share value of Gold Banc common stock (based upon such average trading price) will be higher than the equivalent per share value of Gold Banc common stock (based upon the closing price). If the closing price at the effective time of the merger is higher than the average trading price during the valuation period, then the equivalent per share value of Gold Banc common stock (based upon such average trading price) will be lower than the equivalent per share value of Gold Banc common stock (based upon the closing price).

During the five trading days ending on and including the third trading day prior to November 9, 2005, the average trading price of Marshall & Ilsley common stock was $43.10 and the closing price was $42.70. As of November 9, 2005, the total dollar value of the per share consideration would have been $18.50 (based upon such average trading price) or $18.35 (based upon the closing price), consisting of $2.78 in cash and 0.3647 of a share of Marshall & Ilsley common stock.

During the five trading days ending on and including the third trading day prior to                     , 2005, the average trading price of Marshall & Ilsley common stock was $             and the closing price was $            . During the five trading days ending on and including the third trading day prior to                     , 2005, the total dollar value of the per share consideration would have been $             (based upon such average trading price) or $             (based upon the closing price), consisting of $2.78 in cash and 0.                     of a share of Marshall & Ilsley common stock.

The market price of Marshall & Ilsley common stock may change at any time. Consequently, the total dollar value of the per share consideration you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting.

Illustrative Calculation of Per Share Consideration

Examples of the potential effects of fluctuations in the average trading price of Marshall & Ilsley common stock on the per share consideration are illustrated in the following table, based upon a range of hypothetical average trading prices during the valuation period.

The average trading prices set forth in the table have been included for representative purposes only. The average trading price during the valuation period may be less than $32.11 or more than $53.00. We cannot assure you as to what the average trading price for Marshall & Ilsley common stock during the valuation period will be or what the value of the Marshall & Ilsley common stock to be issued in the merger will be at or following the effective time.

Average Trading Price of Marshall & Ilsley Common Stock($)	Fraction of a Share of Marshall & Ilsley Common Stock	Amount in Cash ($)	Value of Per Share Consideration ($)(1)
53.00	0.3192	2.78	19.70
52.00	0.3192	2.78	19.38
51.00	0.3192	2.78	19.06
50.00	0.3192	2.78	18.74
49.24	0.3193	2.78	18.50
49.00	0.3208	2.78	18.50
48.00	0.3275	2.78	18.50
47.00	0.3345	2.78	18.50
46.00	0.3417	2.78	18.50
45.00	0.3493	2.78	18.50
44.00	0.3573	2.78	18.50
43.00	0.3656	2.78	18.50
42.00	0.3743	2.78	18.50
41.00	0.3834	2.78	18.50
40.00	0.3930	2.78	18.50
39.00	0.4031	2.78	18.50
38.00	0.4317	2.78	18.50
37.00	0.4249	2.78	18.50
36.40	0.4319	2.78	18.50
36.00	0.4319	2.78	18.33
35.00	0.4319	2.78	17.90
34.00	0.4319	2.78	17.46
33.00	0.4319	2.78	17.03
32.11	0.4319	2.78	16.65

(1)	Represents the sum of (a) the fractional share of Marshall & Ilsley common stock issued multiplied by the average trading price, and (b) $2.78.

Price Range of Common Stock and Dividends

Marshall & Ilsley—Share Prices and Dividends

Marshall & Ilsley common stock is listed on the New York Stock Exchange and traded under the symbol “MI.” The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Marshall & Ilsley common stock on the NYSE composite transactions reporting system and cash dividends declared per share of Marshall & Ilsley common stock during the periods indicated.

	Price Range of Common Stock		Dividends Declared
	High	Low
2003
First Quarter	$29.15	$25.07	$0.16
Second Quarter	31.75	25.79	0.18
Third Quarter	32.74	30.13	0.18
Fourth Quarter	38.40	32.53	0.18
2004
First Quarter	$40.39	$36.18	$0.18
Second Quarter	41.15	36.60	0.21
Third Quarter	41.21	37.32	0.21
Fourth Quarter	44.43	40.28	0.21
2005
First Quarter	$43.65	$40.21	$0.21
Second Quarter	45.06	41.23	0.24
Third Quarter	47.28	42.83	0.24
Fourth Quarter (through November 21, 2005)	43.57	41.07	—

Gold Banc—Share Prices and Dividends

Gold Banc common stock is quoted on Nasdaq and traded under the symbol “GLDB.” The following table sets forth the high and low closing sale prices for Gold Banc common stock for the periods indicated as quoted on Nasdaq, and the quarterly cash dividends declared per share of Gold Banc common stock during the periods indicated.

	Price Range of Common Stock		Dividends Declared
	High	Low
2003
First Quarter	$10.97	$8.03	$0.03
Second Quarter	10.52	7.70	0.03
Third Quarter	12.27	10.46	0.03
Fourth Quarter	14.49	12.34	0.03
2004
First Quarter	$16.32	$13.45	$0.03
Second Quarter	16.45	15.44	0.03
Third Quarter	15.85	13.49	0.03
Fourth Quarter	15.25	13.35	0.03
2005
First Quarter	$14.62	$13.64	$0.03
Second Quarter	14.55	13.16	0.05
Third Quarter	15.29	14.62	0.05
Fourth Quarter (through November 21, 2005)	17.97	14.53	0.05

The timing and amount of future dividends paid by Marshall & Ilsley and Gold Banc are subject to determination by the applicable board of directors in their discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, applicable government regulations and other factors deemed relevant by the applicable company’s board of directors. Various state and federal laws limit the ability of subsidiary banks to pay dividends to Marshall & Ilsley and Gold Banc. The merger agreement restricts the cash dividends that may be paid on Gold Banc common stock pending consummation of the merger. Gold Banc has agreed not to declare or pay any dividends with respect to its common stock, except that it may pay regular quarterly cash dividends on its common stock with usual record and payment dates for such dividends at a rate not in excess of $0.05 per share. See “Terms of the Merger Agreement—Conduct of Business Pending the Merger.” In addition, Gold Banc has agreed not to declare a dividend on its common stock during the quarter in which the merger is consummated. See “Terms of the Merger Agreement—Limitation on Gold Banc Dividends During Quarter in which the Merger Occurs.”

Comparison of Unaudited Per Share Data

The following table shows information about Marshall & Ilsley’s and Gold Banc’s net income per share, cash dividends per share and book value per share and similar information after giving effect to the merger. This information is referred to below as “pro forma” information. In presenting the pro forma information, Marshall & Ilsley and Gold Banc assumed that we had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with currently existing accounting principles generally accepted in the United States.

Marshall & Ilsley assumed that the per share stock consideration would be equal to 0.3647 (based upon the average trading price of Marshall & Ilsley common stock during the five trading days ending on and including the third trading day prior to November 9, 2005) to calculate the pro forma shares outstanding used in computing the pro forma combined and equivalent pro forma combined per share data. Marshall & Ilsley calculated the per share stock consideration by dividing $15.72 by the average of the average high and low sale price per share of Marshall & Ilsley common stock on the NYSE for the five trading days ending on and including the third trading day preceding                     , 2005. During the five trading days ending on and including the third trading day prior to                     , 2005, the average trading price of Marshall & Ilsley common stock was $            .

Marshall & Ilsley expects that it will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these merger and integration charges and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had the companies been combined for the periods presented.

You should read the information in the following table together with the historical financial information that Marshall & Ilsley has included in its prior filings with the United States Securities and Exchange Commission. This material has been incorporated into this document by reference to those filings. See “Where You Can Find More Information” on page 80.

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
Marshall & Ilsley Common Stock
Earnings per basic common share
Historical	$2.36	$2.81
Pro forma combined (1)	2.37	2.71
Earnings per diluted common share
Historical	$2.32	$2.77
Pro forma combined (1)	2.33	2.66
Dividends per basic common share
Historical	$0.69	$0.81
Pro forma combined (2)	0.69	0.81
Book value per basic common share
Historical	$19.51	$17.24
Pro forma combined	20.78	18.74

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
Gold Banc Common Stock
Earnings from continuing operations per basic common share
Historical	$1.01	$0.50
Equivalent pro forma combined (3)	0.86	0.99
Earnings from continuing operations per diluted common share
Historical	$1.00	$0.50
Equivalent pro forma combined (3)	0.85	0.97
Dividends per basic common share
Historical	$0.13	$0.12
Equivalent pro forma combined (3)	0.25	0.30
Book value per basic common share
Historical	$7.11	$6.73
Equivalent pro forma combined (3)	7.58	6.83

(1)	The effect of estimated non-recurring merger and integration costs resulting from the merger has not been included in the pro forma amounts.

(2)	Pro forma dividends per share represent historical dividends paid by Marshall & Ilsley.

(3)	Represents Marshall & Ilsley’s pro forma results multiplied by the per share stock consideration of 0.3647.

Selected Historical Financial Data of Marshall & Ilsley

The table below presents selected Marshall & Ilsley historical financial data as of and for the five years ended December 31, 2004, which are derived from its previously filed audited consolidated financial statements for those years, and historical financial data as of and for the nine months ended September 30, 2005 and September 30, 2004, which are derived from its previously filed unaudited consolidated financial statements for those nine months.

You should read the following table together with the historical financial information that Marshall & Ilsley has presented in its prior SEC filings. Marshall & Ilsley has incorporated this material into this document by reference. See “Where You Can Find More Information” on page 80.

	As of and for the Nine Months Ended September 30,		As of and for the Twelve Months Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands, except per share data)
Income Statement Data:
Interest Income	$1,594,023	$1,211,322	$1,665,790	$1,529,920	$1,567,336	$1,709,107	$1,747,982
Interest Expense	684,233	367,540	533,798	472,634	561,038	866,328	1,074,976

Net Interest Income	909,790	843,782	1,131,992	1,057,286	1,006,298	842,779	673,006
Provision for Loan and Lease Losses	31,800	25,126	37,963	62,993	74,416	54,115	30,352

Net Interest Income after Provision For Loan and Lease Losses	877,990	818,656	1,094,029	994,293	931,882	788,664	642,654
Other Income	1,290,787	1,011,342	1,446,495	1,215,801	1,082,688	1,001,250	931,594
Other Expense	1,352,796	1,145,102	1,595,558	1,451,707	1,295,978	1,288,869	1,103,898
Provision for Income Taxes	273,767	231,629	317,880	214,282	238,265	163,124	152,948
Cumulative Effect of Changes in Accounting Principle, Net of Income Taxes	–	–	–	–	–	(436)	(2,279)

Net Income	$542,214	$453,267	$627,086	$544,105	$480,327	$337,485	$315,123

Net Income Per Common Share:
Basic:
Income before Cumulative Effect of Changes in Accounting Principle	$2.36	$2.04	$2.81	$2.41	$2.24	$1.60	$1.51
Cumulative Effect of Changes in Accounting Principle, Net of Income Taxes	–	–	–	–	–	–	(0.01)

Net Income	$2.36	$2.04	$2.81	$2.41	$2.24	$1.60	$1.50

Diluted:
Income before Cumulative Effect of Changes in Accounting Principle	$2.32	$2.01	$2.77	$2.38	$2.16	$1.55	$1.46
Cumulative Effect of Changes in Accounting Principle, Net of Income Taxes	–	–	–	–	–	–	(0.01)

Net Income	$2.32	$2.01	$2.77	$2.38	$2.16	$1.55	$1.45

Average Balance Sheet Data:
Net Loans and Leases	30,866,382	26,122,618	26,661,090	24,044,753	20,725,780	17,948,053	16,884,443
Total Assets	42,621,323	36,349,880	37,162,594	33,268,021	29,202,650	26,370,309	25,041,777
Total Deposits	25,689,362	23,556,635	23,987,935	21,985,878	18,642,987	17,190,591	17,497,783
Long-term Borrowings	7,942,493	4,952,207	5,329,571	3,798,851	2,693,447	1,962,801	1,178,805
Shareholders’ Equity	4,185,654	3,432,899	3,504,786	3,240,654	2,766,690	2,429,559	2,148,074

Selected Historical Financial Data of Gold Banc

The table below presents selected Gold Banc historical financial data as of and for the five years ended December 31, 2004, which are derived from its audited consolidated financial statements for those years, and historical financial data as of and for the nine months ended September 30, 2005 and September 30, 2004, which are derived from its previously filed unaudited consolidated financial statements for those nine months.

You should read the following table together with the historical financial information that Gold Banc has presented in its prior SEC filings. Gold Banc has incorporated this material into this document by reference. See “Where You Can Find More Information” on page 80.

	As of and for the Nine Months Ended September 30,		As of and for the Twelve Months Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands, except per share data)
Income Statement Data:
Interest Income	$175,039	$149,818	$204,136	$209,706	$197,522	$206,801	$208,367
Interest Expense	83,927	64,869	88,742	91,652	98,019	117,723	114,907
Provision for Loan Losses	7,373	4,770	5,895	13,064	19,420	15,314	4,673

Net Interest Income after Provision for Loan Losses	83,739	80,179	109,499	104,990	80,083	73,764	88,787
Other Income	51,936	33,662	39,319	41,558	45,487	31,674	24,452
Other Expense	71,144	93,566	118,294	100,102	88,455	78,645	112,196
Income Tax Expense	26,146	7,955	10,886	13,644	11,372	3,982	5,294

Net Earnings (Loss) from Continuing Operations	$38,385	$12,320	$19,638	$32,802	$25,743	$23,281	$(5,118)

Per Share Data:
Net Earnings (Loss) from Continuing Operations
Basic	$1.01	$0.31	$0.50	$0.86	$0.76	$0.66	$(0.14)
Diluted	1.00	0.31	0.50	0.86	0.76	0.66	(0.14)
Common Stock Cash Dividends	0.13	0.09	0.12	0.12	0.08	0.08	0.08

Balance Sheet Data:
Total Assets	$4,076,770	$4,262,968	$4,330,376	$4,322,625	$3,814,276	$3,017,508	$2,719,756
Loans, Net	2,990,900	2,881,057	2,684,592	2,776,732	2,671,778	2,124,973	1,785,907
Deposits	3,021,981	3,073,433	2,786,775	2,817,274	2,716,556	2,163,866	2,133,877
Long-Term Borrowings	495,985	601,796	661,534	631,526	548,824	416,366	200,539
Stockholders’ Equity	271,629	298,233	270,384	249,717	227,774	164,540	169,211

RISK FACTORS

In making your determination as to how to vote on the merger, you should consider the following factors:

Risks Relating to the Merger

Because the market price of Marshall & Ilsley common stock may fluctuate, you cannot be sure of the value of the per share consideration that you will receive.

Upon completion of the merger, each share of Gold Banc common stock will be converted into the right to receive $2.78 in cash and a fraction of a share of Marshall & Ilsley common stock. The value of the per share consideration that you will receive will be based in part on the average trading price of Marshall & Ilsley common stock during the five trading day valuation period ending on and including the third trading day prior to the effective time of the merger. This average trading price may vary from the price of Marshall & Ilsley common stock on the date the merger was announced, on the date on which this document was mailed to Gold Banc stockholders, and on the date of the special meeting of Gold Banc stockholders. Accordingly, at the time of the Gold Banc special meeting you will not necessarily know or be able to calculate the value of the per share consideration you would receive or the fraction of a share of Marshall & Ilsley common stock you would receive upon completion of the merger. Any change in the price of Marshall & Ilsley common stock prior to completion of the merger will affect the value of the per share consideration that you will receive upon completion of the merger. Please refer to the table on page 7 for examples of how fluctuations in the average trading price of Marshall & Ilsley common stock would affect the per share consideration. Any number of factors could cause the market price of Marshall & Ilsley common stock during the valuation period to change, including changes in general market and economic conditions, changes in Marshall & Ilsley’s business, operations and prospects and changes in the regulatory environment. Many of these factors are beyond Marshall & Ilsley’s control.

The value of the Marshall & Ilsley common stock you receive may be substantially lower than anticipated.

The average trading price used to calculate the number of shares of Marshall & Ilsley common stock to be issued in the merger is likely to be different from the market price per share of Marshall & Ilsley common stock at the effective time of the merger. The market value of Marshall & Ilsley common stock at the effective time of the merger could be lower than the average trading price used to determine the per share stock consideration. As a result, the Marshall & Ilsley common stock you receive in exchange for your Gold Banc common stock could be substantially lower than the value of that Marshall & Ilsley common stock as calculated under the terms of the merger agreement.

Post-Merger Risks

The market price of the shares of Marshall & Ilsley common stock may be affected by factors different from those affecting the shares of Gold Banc common stock.

Upon completion of the merger, holders of the Gold Banc common stock will become holders of Marshall & Ilsley common stock. Some of Marshall & Ilsley’s current businesses and markets differ from those of Gold Banc and, accordingly, the results of operations of Marshall & Ilsley after the merger may be affected by factors different from those currently affecting the results of operations of Gold Banc. For a discussion of the businesses of Marshall & Ilsley and Gold Banc and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” on page 80.

Marshall & Ilsley’s earnings are significantly affected by general business and economic conditions, including credit risk and interest rate risk.

Marshall & Ilsley’s business and earnings are sensitive to general business and economic conditions in the United States and, in particular, the states where it has significant operations, including Wisconsin, Arizona, Minnesota, Missouri, Nevada and Florida. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, the strength of the U.S. and local economies and consumer spending, borrowing and saving habits. For example, an economic downturn, increase in unemployment or higher interest rates could decrease the demand for loans and other products and services and/or result in a deterioration in credit quality and/or loan performance and collectability. Nonpayment of loans, if it occurs, could have an adverse effect on Marshall & Ilsley’s financial condition and results of operations. Higher interest rates also could increase our cost to borrow funds and increase the rate Marshall & Ilsley pays on deposits. In addition, an overall economic slowdown could negatively impact the purchasing and decision-making activities of the financial institution customers of Metavante.

Terrorism, acts of war or international conflicts could negatively affect Marshall & Ilsley’s business and financial condition.

Acts or threats of war or terrorism, international conflicts, including ongoing military operations in Iraq and Afghanistan, and the actions taken by the U.S. and other governments in response to such events could negatively impact general business and economic conditions in the U.S. If terrorist activity, acts of war or other international hostilities cause an overall economic decline, Marshall & Ilsley’s financial condition and operating results could be materially adversely affected. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security and other actual or potential conflicts or acts of war, including conflict in the Middle East, have created many economic and political uncertainties that could seriously harm Marshall & Ilsley’s business and results of operations in ways that cannot presently be predicted.

Marshall & Ilsley’s earnings also are significantly affected by the fiscal and monetary policies of the federal government and its agencies.

The policies of the Federal Reserve Board impact Marshall & Ilsley significantly. The Federal Reserve Board regulates the supply of money and credit in the United States. Its policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits and can also affect the value of financial instruments Marshall & Ilsley holds. Those policies determine to a significant extent Marshall & Ilsley’s cost of funds for lending and investing. Changes in those policies are beyond Marshall & Ilsley’s control and are difficult to predict. Federal Reserve Board policies can affect Marshall & Ilsley’s borrowers, potentially increasing the risk that they may fail to repay their loans. For example, a tightening of the money supply by the Federal Reserve Board could reduce the demand for a borrower’s products and services. This could adversely affect the borrower’s earnings and ability to repay its loan, which could materially adversely affect Marshall & Ilsley.

The banking and financial services industry is highly competitive.

Marshall & Ilsley operates in a highly competitive environment in the products and services it offers and the markets in which it serves. The competition among financial services providers to attract and retain customers is intense. Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that provide cost savings to the customer. Some of Marshall & Ilsley’s competitors may be better able to provide a wider range of products and services over a greater geographic area.

Marshall & Ilsley believes the banking and financial services industry will become even more competitive as a result of legislative, regulatory and technological changes and the continued consolidation of the industry. Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic funds transfer and automatic payment systems. Also, investment banks and insurance companies are competing in more banking businesses such as syndicated lending and consumer banking. Many of Marshall & Ilsley’s competitors are subject to fewer regulatory constraints and have lower cost structures. Marshall & Ilsley expects the consolidation of the banking and financial services industry to result in larger, better-capitalized companies offering a wide array of financial services and products.

Marshall & Ilsley is heavily regulated by federal and state agencies.

Marshall & Ilsley Corporation, its subsidiary banks and many of its non-bank subsidiaries, including Metavante, are heavily regulated at the federal and state levels. This regulation is designed primarily to protect consumers, depositors and the banking system as a whole, not stockholders. Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Marshall & Ilsley in substantial and unpredictable ways including limiting the types of financial services and products Marshall & Ilsley may offer, increasing the ability of non-banks to offer competing financial services and products and/or increasing Marshall & Ilsley’s cost structures. Also, Marshall & Ilsley’s failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to its reputation.

Marshall & Ilsley is subject to examinations and challenges by tax authorities.

In the normal course of business, Marshall & Ilsley and its affiliates are routinely subject to examinations and challenges from federal and state tax authorities regarding the amount of taxes due in connection with investments Marshall & Ilsley has made and the businesses in which it has engaged. Recently, federal and state taxing authorities have become increasingly aggressive in challenging tax positions taken by financial institutions. These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base, apportionment and tax credit planning. The challenges made by tax authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. If any such challenges are made and are not resolved in Marshall & Ilsley’s favor, they could have an adverse effect on Marshall & Ilsley’s financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks at one or both ends of the transaction. For example, consumers can now pay bills and transfer funds directly without banks. The process of eliminating banks as intermediaries, known as disintermediation, could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits.

Maintaining or increasing Marshall & Ilsley’s market share depends on market acceptance and regulatory approval of new products and services and other factors.

Marshall & Ilsley’s success depends, in part, on its ability to adapt its products and services to evolving industry standards and to control expenses. There is increasing pressure on financial services companies to provide products and services at lower prices. This can reduce Marshall & Ilsley’s net interest margin and revenues from its fee-based products and services. In addition, Marshall & Ilsley’s success depends in part on its ability to generate significant levels of new business in its existing markets and in identifying and penetrating markets. Growth rates for card-based payment transactions and other product markets may not continue at recent levels. Further, the widespread adoption of new technologies, including Internet-based services, could require Marshall & Ilsley to make substantial expenditures to modify or adapt its existing products and services or render its existing products obsolete. Marshall & Ilsley may not successfully introduce new products and services, achieve market acceptance of its products and services, develop and maintain loyal customers and/or break into targeted markets.

Marshall & Ilsley relies on dividends from its subsidiaries for most of its revenue, and its banking subsidiaries hold a significant portion of their assets indirectly.

Marshall & Ilsley Corporation is a separate and distinct legal entity from its subsidiaries. Marshall & Ilsley receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on Marshall & Ilsley’s common stock and interest on Marshall & Ilsley’s debt. The payment of dividends by a subsidiary is subject to federal law restrictions as well as, in the case of any subsidiary, to the laws of the subsidiary’s state of incorporation. Also, a parent company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In addition, Marshall & Ilsley’s bank and savings association subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries.

Marshall & Ilsley depends on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, Marshall & Ilsley may rely on information provided to it by customers and counterparties, including financial statements and other financial information. Marshall & Ilsley may also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to a business, Marshall & Ilsley may assume that the customer’s audited financial statements conform with generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Marshall & Ilsley may also rely on the audit report covering those financial statements. Marshall & Ilsley’s financial condition and results of operations could be negatively impacted to the extent Marshall & Ilsley relies on financial statements that do not comply with GAAP or that are materially misleading.

Marshall & Ilsley’s accounting policies and methods are the basis of how it reports its financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain.

Marshall & Ilsley’s accounting policies and methods are fundamental to how it records and reports its financial condition and results of operations. Marshall & Ilsley’s management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that they comply with generally accepted accounting principles and reflect management’s judgment as to the most appropriate manner in which to record and report Marshall & Ilsley’s financial condition and results of operations. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in Marshall & Ilsley’s reporting materially different amounts than would have been reported under a different alternative.

Marshall & Ilsley has identified four accounting policies as being “critical” to the presentation of its financial condition and results of operations because they require management to make particularly subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. These critical accounting policies relate to: (1) the allowance for loan and lease losses; (2) capitalized software and conversion costs; (3) financial asset sales and securitizations; and (4) income taxes. Because of the inherent uncertainty of estimates about these matters, no assurance can be given that the application of alternative policies or methods might not result in Marshall & Ilsley reporting materially different amounts.

Marshall & Ilsley has an active acquisition program.

Marshall & Ilsley regularly explores opportunities to acquire banking institutions, financial technology providers and other financial services providers. Marshall & Ilsley cannot predict the number, size or timing of future acquisitions. Marshall & Ilsley typically does not publicly comment on a possible acquisition or business combination until it has signed a definitive agreement for the transaction. Once Marshall & Ilsley has signed a definitive agreement, transactions of this type are generally subject to regulatory approvals and other customary conditions. There can be no assurance Marshall & Ilsley will receive such regulatory approvals without unexpected delays or conditions or that such conditions will be timely met to Marshall & Ilsley’s satisfaction, or at all.

Difficulty in integrating an acquired company or business may cause Marshall & Ilsley not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from the acquisition. Specifically, the integration process could result in higher than expected deposit attrition (run-off), loss of customers and key employees, the disruption of Marshall & Ilsley’s business or the business of the acquired company, or otherwise adversely affect Marshall & Ilsley’s ability to maintain existing relationships with clients, employees and suppliers or to enter into new business relationships. Marshall & Ilsley may not be able to successfully leverage the combined product offerings to the combined customer base. These factors could contribute to Marshall & Ilsley not achieving the anticipated benefits of the acquisition within the desired time frames, if at all.

Future acquisitions could require Marshall & Ilsley to issue stock, to use substantial cash or liquid assets or to incur debt. In such cases, the value of Marshall & Ilsley’s stock could be diluted and Marshall & Ilsley could become more susceptible to economic downturns and competitive pressures.

Marshall & Ilsley is dependent on senior management.

Marshall & Ilsley’s continued success depends to a significant extent upon the continued services of its senior management. The loss of services of any of Marshall & Ilsley’s senior executive officers could cause its business to suffer. In addition, Marshall & Ilsley’s success depends in part upon senior management’s ability to implement its business strategy.

Marshall & Ilsley’s stock price can be volatile.

Marshall & Ilsley’s stock price can fluctuate widely in response to a variety of factors including:

•	actual or anticipated variations in Marshall & Ilsley’s quarterly results;

•	new technology or services by Marshall & Ilsley’s competitors;

•	unanticipated losses or gains due to unexpected events, including losses or gains on securities held for investment purposes;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Marshall & Ilsley or its competitors;

•	changes in accounting policies or practices;

•	failure to integrate Marshall & Ilsley’s acquisitions or realize anticipated benefits from its acquisitions; or

•	changes in government regulations.

General market fluctuations, industry factors and general economic and political conditions, such as economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause its stock price to decrease regardless of its operating results.

Marshall & Ilsley may be a defendant in a variety of litigation and other actions, which may have a material adverse effect on its business, operating results and financial condition.

Marshall & Ilsley and its subsidiaries may be involved from time to time in a variety of litigation arising out of its business. Marshall & Ilsley’s insurance may not cover all claims that may be asserted against it, and any claims asserted against Marshall & Ilsley, regardless of merit or eventual outcome, may harm its reputation. Should the ultimate judgments or settlements in any litigation exceed Marshall & Ilsley’s insurance coverage, they could have a material adverse effect on its business, operating results and financial condition. In addition, Marshall & Ilsley may not be able to obtain appropriate types or levels of insurance in the future, nor may Marshall & Ilsley be able to obtain adequate replacement policies with acceptable terms, if at all.

Unauthorized disclosure of sensitive or confidential client or customer information, whether through a breach of Marshall & Ilsley’s computer systems or otherwise, could severely harm its business.

As part of Marshall & Ilsley’s financial and data processing products and services, it collects, processes and retains sensitive and confidential client and customer information on behalf of itself and other third parties, such as Metavante’s customers. Despite the security measures Marshall & Ilsley has in place, its facilities and systems, and those of its third party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors, or other similar events. Any security breach involving the misappropriation, loss or other unauthorized disclosure of confidential customer information, whether by Marshall & Ilsley or by its vendors, could severely damage its reputation, expose it to the risks of litigation and liability, disrupt its operations and harm its business.

Metavante relies on the continued functioning of its data centers and the integrity of the data it processes.

Metavante’s data centers are an integral part of its business. Damage to Metavante’s data centers due to acts of terrorism, fire, power loss, telecommunications failure and other disasters could have a material adverse effect on Metavante’s business, operating results and financial condition. In addition, because Metavante relies on the integrity of the data it processes, if this data is incorrect or somehow tainted, client relations and confidence in Metavante’s services could be impaired, which would harm Metavante’s business.

Network operational difficulties or security problems could damage Metavante’s reputation and business.

Metavante depends on the reliable operation of network connections from its clients and its clients’ end users to its systems. Any operational problems or outages in these systems would cause Metavante to be unable to process transactions for its clients and its clients’ end users, resulting in decreased revenues. In addition, any system delays, failures or loss of data, whatever the cause, could reduce client satisfaction with Metavante’s products and services and harm Metavante’s financial results.

Metavante also depends on the security of its systems. Metavante’s networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Metavante transmits confidential financial information in providing its services. In addition, under agreements with certain customers, Metavante will be financially liable if consumer data is compromised while in Metavante’s possession, regardless of the safeguards Metavante may have instituted. A material security problem affecting Metavante could damage its reputation, deter financial services providers from purchasing its products, deter their customers from using its products or result in liability to Metavante. Any material security problem affecting Metavante’s competitors could affect the marketplace’s perception of Internet banking and electronic commerce service in general and have the same effects.

Lack of system integrity or credit quality related to Metavante funds settlement could result in a financial loss.

Metavante settles funds on behalf of financial institutions, other businesses and consumers and receives funds from clients, card issuers, payment networks and consumers on a daily basis for a variety of transaction types. Transactions facilitated by Metavante include debit card, credit card and electronic bill payment transactions, supporting consumers, financial institutions and other businesses. These payment activities rely upon the technology infrastructure that facilitates the verification of activity with counterparties and the facilitation of the payment. If the continuity of operations or integrity of processing were compromised this could result in a financial loss to Metavante due to a failure in payment facilitation. In addition, Metavante may issue credit to consumers, financial institutions or other businesses as part of the funds settlement. A default on this credit by a counterparty could result in a financial loss to Metavante.

Metavante may not be able to protect its intellectual property, and Metavante may be subject to infringement claims.

Metavante relies on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect its proprietary technology. Despite Metavante’s efforts to protect its intellectual property, third parties may infringe or misappropriate Metavante’s intellectual property or may develop software or technology competitive to Metavante’s. Metavante’s competitors may independently develop similar technology, duplicate its products or services or design around Metavante’s intellectual property rights. Metavante may have to litigate to enforce and protect its intellectual property rights, trade secrets and know-how or to determine their scope, validity or enforceability, which is expensive and could cause a diversion of resources and may not prove successful. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm Metavante’s business and ability to compete.

Metavante also may be subject to costly litigation in the event its products or technology infringe upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that would be infringed by Metavante’s products or technology. Any of these third parties could make a claim of infringement against Metavante with respect to its products or technology. Metavante may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. Any such claims and any resulting litigation could subject Metavante to significant liability for damages. An adverse determination in any litigation of this type could require Metavante to design around a third party’s patent or to license alternative technology from another party. In addition, litigation is time consuming and expensive to defend and could result in the diversion of the time and attention of Metavante’s management and employees. Any claims from third parties may also result in limitations on Metavante’s ability to use the intellectual property subject to these claims.

Metavante’s business could suffer if it fails to attract and retain key technical people.

Metavante’s success depends in large part upon Metavante’s ability to attract and retain highly skilled technical, management and sales and marketing personnel. Because the development of Metavante’s products and services requires knowledge of computer hardware, operating system software, system management software and application software, key technical personnel must be proficient in a number of disciplines. Competition for the best people–in particular individuals with technology experience–is intense. Metavante may not be able to hire key people or pay them enough to keep them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about Marshall & Ilsley, Gold Banc and the combined company which are within the meaning of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to the expected timing, completion and effects of the proposed merger and the financial condition, results of operations, plans, objectives, future performance and business of Marshall & Ilsley, Gold Banc, and the combined company, including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Marshall & Ilsley after the merger are included in the SEC filings incorporated by reference into this document. See “Where You Can Find More Information” on page 80.

SPECIAL MEETING OF GOLD BANC STOCKHOLDERS

This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of Gold Banc of proxies to be used at the Gold Banc special meeting of stockholders to be held at                                         , on                     , 2006, at 10:00 a.m. local time, and at any adjournments thereof. This document, the notice of Gold Banc’s special meeting and proxy card are first being sent to you on or about                     , 2006.

Purpose of the Meeting

The meeting is being held so that Gold Banc stockholders may consider and vote upon a proposal to approve and adopt the agreement and plan of merger, as amended, with Marshall & Ilsley, including the plan of merger constituting a part thereof, and the merger of Gold Banc with and into Marshall & Ilsley contemplated by that agreement, and to transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Approval of the proposal will constitute approval of the merger agreement and the merger. A copy of the agreement and plan of merger, as amended, is contained in Appendix A and a copy of the plan of merger is contained in Appendix B. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger, as amended, and the plan of merger. The merger agreement was amended on November 22, 2005 to amend and restate the employee benefit matters annex, which is attached to the merger agreement as Annex B, and to permit Gold Banc to supplement its disclosures.

Record Date

Only holders of record of Gold Banc shares at the close of business on                     , 2005 are entitled to receive notice of and to vote at the Gold Banc special meeting or any adjournments or postponements of the meeting. At the close of business on                     , 2005, there were             shares of Gold Banc common stock outstanding, held by approximately                      record holders.

Required Vote

The affirmative vote of a majority of the issued and outstanding shares of Gold Banc common stock is required to approve and adopt the merger agreement and the merger. For each share of Gold Banc common stock you held on the record date, you are entitled to one vote on each proposal to be presented to stockholders at the meeting. Abstentions, failures to vote and broker non-votes will have the effect of a vote against approval and adoption of the merger agreement and the merger.

Gold Banc’s board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of Gold Banc and its stockholders and has approved the merger and the merger agreement. Gold Banc’s board unanimously recommends that the Gold Banc stockholders vote “FOR” adoption and approval of the merger agreement and the merger.

Proxies

The persons named on the enclosed proxy card will vote all shares of Gold Banc common stock represented by properly executed proxies that have not been revoked. If no instructions are indicated, the persons named will vote the shares “FOR” approval and adoption of the merger agreement and the merger. Proxies marked “ABSTAIN” will have the effect of a vote “AGAINST” approval and adoption of the merger agreement and the merger.

If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

Because approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of all votes entitled to be cast, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval and adoption of the merger and the merger agreement.

Gold Banc does not know of any matter not described in the notice of meeting that is expected to come before the meeting. If, however, any other matters are properly presented for action at the meeting, the persons named as proxies will vote the proxies in their discretion, unless authority is withheld.

A stockholder may revoke a proxy at any time prior to its exercise by filing written notice with an officer of Gold Banc or by signing and filing with an officer of Gold Banc a later dated proxy.

Do NOT send in your Gold Banc stock certificates with your proxy card. As soon as practicable, the exchange agent will mail to you transmittal forms with instructions for exchanging your Gold Banc stock certificates for the merger consideration.

Solicitation of Proxies

Gold Banc will pay all the costs of soliciting proxies, except that Marshall & Ilsley will share equally in the expense of printing and filing this document and all SEC, NYSE and other regulatory filing fees in connection with this document. Gold Banc will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses, if any, incurred by them in sending proxy materials to the beneficial owners of Gold Banc common stock. In addition to solicitations by mail, directors, officers and employees of Gold Banc may solicit proxies personally or by telephone without additional compensation.

THE MERGER

The following description summarizes the material terms of the merger agreement. We urge you to read the agreement and plan of merger, as amended, a copy of which is attached as Appendix A to this document and is incorporated by reference into this document, and the plan of merger, a copy of which is attached as Appendix B to this document and is incorporated by reference into this document.

Structure of the Merger

Pursuant to the terms of the merger agreement, Gold Banc will merge with and into Marshall & Ilsley. The separate legal existence of Gold Banc will cease. Marshall & Ilsley will continue to exist as the surviving corporation. Marshall & Ilsley will exchange cash and shares of its common stock for shares of Gold Banc common stock. Gold Banc stockholders who do not exercise their dissenters’ rights under Kansas law will become Marshall & Ilsley shareholders, with their rights governed by Wisconsin law and Marshall & Ilsley’s restated articles of incorporation and by-laws.

Background of the Merger

Gold Banc entered into a merger agreement with Silver Acquisition Corp., which we refer to as the Silver merger agreement, on February 24, 2004. Prior to accepting Silver Acquisition Corp.’s offer, Gold Banc’s board of directors undertook steps to determine Gold Banc’s market value. Those steps included contacting, through Gold Banc’s financial advisor, financial institutions, including Marshall & Ilsley, that might have an interest in acquiring Gold Banc. At that time Marshall & Ilsley indicated that it was not interested in making an offer to acquire Gold Banc. Gold Banc subsequently terminated the Silver merger agreement on October 11, 2004.

On November 1, 2004, following the termination of the Silver merger agreement, Gold Banc engaged Hovde Financial LLC as its financial advisor to assist it in exploring Gold Banc’s other strategic alternatives, including soliciting other potential buyers.

On November 16, 2004, Hovde Financial and Marshall & Ilsley executed a non-disclosure agreement with respect to Gold Banc. On November 19, 2004, Hovde provided to Marshall & Ilsley certain non-public information regarding Gold Banc’s business and prospects.

On January 14, 2005, representatives from Hovde Financial updated the board of directors of Gold Banc on their contacts with potential buyers. At that meeting, Marshall & Ilsley was again identified as a potential buyer. Hovde representatives informed the board of directors that Marshall & Ilsley was not interested in pursuing a transaction at Gold Banc’s desired pricing levels at that time.

Throughout the spring and summer of 2005, Hovde Financial apprised the executive management and board of directors of Gold Banc about developments in the broader merger and acquisition market and provided updates on their discussions with parties that had previously shown an interest in acquiring Gold Banc.

A three day strategic planning retreat was held by Gold Banc’s board of directors from April 15 through April 17, 2005 in conjunction with a regularly scheduled board meeting. These discussions covered Gold Banc’s growth and operating strategy as well as various strategic alternatives. Input from several investment banking firms, including Hovde Financial, was provided to the board of directors along with management’s analysis on the future courses of action available to Gold Banc and their implications for maximizing stockholder value.

Mr. Aslin reported at the July 13, 2005 meeting of the board of directors on the expressions of potential interest by third parties in acquiring Gold Banc. The discussion at that meeting also covered companies which Gold Banc might have an interest in acquiring. Thereafter, these expressions of potential interest did not result in any formal offer to acquire Gold Banc.

During the week of September 12, 2005, Steve Nelson, a principal with Hovde Financial, spoke with Malcolm M. Aslin, Chief Executive Officer of Gold Banc, and indicated that Marshall & Ilsley may have renewed interest in acquiring Gold Banc. Mr. Nelson outlined the basis of a presentation Hovde Financial was in the process of preparing to pursue discussions with Marshall & Ilsley.

On September 15, 2005, Hovde Financial representatives sent an information package to Marshall & Ilsley which set forth the market demographics, market share, balance sheet and wealth management trends of Gold Banc, a comparison of the markets in which Marshall & Ilsley and Gold Banc were conducting business, and an acquisition analysis showing the financial impact of a transaction if it were effected at a purchase price of $18.50 per share of Gold Banc common stock.

During the week of September 26, 2005, Hovde Financial continued its discussions with representatives from Marshall & Ilsley. Additional information was exchanged with Marshall & Ilsley to refine various transaction assumptions and to further the parties’ understanding of Marshall & Ilsley’s operations on a pro forma basis after giving effect to the proposed merger.

On October 18, 2005, representatives of Hovde Financial met with Gold Banc’s board of directors to update them on their contacts with potential acquirors. During that meeting, the potential acquisition of Gold Banc by Marshall & Ilsley was discussed. Hovde Financial provided background information on Marshall & Ilsley and indicated that Marshall & Ilsley would likely issue shares of its common stock as consideration in any acquisition.

On October 19, 2005, Mr. Aslin and Mr. Nelson met with Mark F. Furlong, President of Marshall & Ilsley, Randall J. Erickson, Senior Vice President and General Counsel of Marshall & Ilsley, and John M. Presley, Senior Vice President and Chief Financial Officer of Marshall & Ilsley. During the meeting, the group had extensive discussions regarding the businesses of both Gold Banc and Marshall & Ilsley and the opportunities for the two companies if a merger were to be completed.

On October 24, 2005, Mr. Aslin and Mr. Furlong had a telephone discussion during which Mr. Furlong expressed Marshall & Ilsley’s interest in acquiring Gold Banc at a purchase price of $17.50 per share. Mr. Aslin indicated to Mr. Furlong that he believed that a purchase price of $18.50 per share would be more acceptable based upon the Hovde Financial analysis.

On the afternoon of October 24, 2005, Messrs. Tremblay, Presley and Erickson had a telephone discussion regarding the financial information about Gold Banc that had been requested by Marshall & Ilsley. Between October 24 and October 27, 2005, Mr. Tremblay provided Marshall & Ilsley with the requested information, including projections for 2005 and 2006, shares outstanding, interest rate risk reports, current balance sheets and income statements by state, corporate and subsidiary organization charts, market demographics and other information.

On October 27, 2005, Mr. Furlong called Mr. Aslin to indicate Marshall & Ilsley’s interest in acquiring Gold Banc at a purchase price of $18.25 per share based on an average trading price of Marshall & Ilsley’s common stock, with 85% of the consideration to be paid in shares of Marshall & Ilsley common stock and 15% to be paid in cash. Mr. Aslin informed Mr. Furlong that he would have to speak with Robert J. Gourley, Chairman of the Board of Gold Banc, to assess the board’s interest in pursuing the proposed transaction. Mr. Aslin phoned Mr. Gourley and Mr. Nelson to inform them of the $18.25 per share indication of interest. Mr. Gourley discussed the indication of interest with a majority of the directors of Gold Banc, all of whom were in favor of pursuing the transaction.

On October 28, 2005, Mr. Aslin and Mr. Furlong again had telephonic discussions regarding the merger. Mr. Furlong requested that Gold Banc commit to an exclusive negotiation period while the parties negotiated a definitive agreement. Mr. Aslin informed Mr. Furlong that Gold Banc would be willing to do so if Marshall & Ilsley increased the proposed purchase price to $18.50 per share. Mr. Furlong agreed. Subject to execution of a definitive merger agreement, Mr. Aslin agreed to recommend the transaction to the Board of Directors of Gold Banc. Mr. Aslin relayed the $18.50 per share offer to Mr. Gourley and Mr. Nelson. Mr. Gourley expressed his satisfaction with the increase in the proposed purchase price and also informed Mr. Aslin that all of the Gold Banc directors were in favor of pursuing the transaction.

On October 31, 2005, Godfrey & Kahn, S.C., counsel to Marshall & Ilsley, provided to Stinson Morrison Hecker LLP, counsel to Gold Banc, with the first draft of a merger agreement and a due diligence request list.

On November 1, 2005, Mr. Aslin met with Dennis J. Kuester, Chairman and Chief Executive Officer of Marshall & Ilsley and Mr. Furlong, in Sarasota, Florida. At that meeting, the parties reviewed Gold Banc’s and Marshall & Ilsley’s organizational charts and staffing. Additionally, the parties discussed Marshall & Ilsley’s market opportunities in Florida following the merger and Mr. Aslin’s role with the combined company after the merger.

On November 2, 2005, Mr. Aslin again spoke with Mr. Gourley to update him on the discussions with Marshall & Ilsley. Mr. Aslin and Mr. Gourley agreed to convene a telephonic board meeting to discuss the proposed merger on November 4, 2005. Information regarding Marshall & Ilsley and the proposed transaction was distributed to the board of directors prior to the meeting.

During the period from November 3 through November 9, 2005, representatives of Marshall & Ilsley, Gold Banc, Godfrey & Kahn, Stinson Morrison Hecker and Hovde Financial were involved in negotiating the terms of the merger agreement and a stockholder voting agreement to be executed by the directors and certain executive officers of Gold Banc.

On November 4, 2005, Mr. Kuester informed Mr. Aslin that, subject to the approval of the Marshall & Ilsley board of directors, he would be invited to serve on the Marshall & Ilsley board after the merger for a term expiring in 2008. On November 4, 2005, the board of directors of Gold Banc convened a telephonic board meeting to discuss the proposed terms of the merger agreement, the merger and the status of negotiations with Marshall & Ilsley. Representatives of Hovde Financial and Stinson Morrison Hecker participated in the call. Stinson Morrison Hecker representatives reviewed the directors’ fiduciary obligations in considering a transaction of this type and the status of negotiations regarding the merger agreement. They also discussed various tax issues and regulatory approvals that would be required. Hovde Financial discussed the financial aspects of the offer and whether the stock portion of the merger consideration should be fixed or variable within specified parameters (so called “caps and collars”). Finally, the board and its legal and financial advisors reviewed certain aspects of the proposed merger in which Gold Banc executive officers or directors might have interests that are separate from or in addition to the interests of Gold Banc stockholders generally. The board adjourned the meeting until November 7, 2005.

On November 7, 2005, Mr. Aslin met with senior management of Gold Banc to inform them of the proposed merger. The Gold Banc board meeting was reconvened on the afternoon of November 7, 2005. Gold Banc’s board of directors, and representatives of Hovde Financial and Stinson Morrison Hecker, had an extended conference call to discuss the proposed merger and the draft of the merger agreement. Mr. Nelson from Hovde Financial provided further analysis of the cap and collar on the per share consideration. The board of directors of Gold Banc discussed the right of Gold Banc to terminate the merger agreement if the per share consideration is below $16.65 based on the average trading price during the valuation period, unless Marshall & Ilsley exercises its right to issue additional shares such that the per share consideration is equal to $16.65.

On November 7 and November 8, 2005, representatives of Marshall & Ilsley and Godfrey & Kahn conducted due diligence on Gold Banc at Gold Banc’s principal executive offices.

On November 7, 2005, a conference call was held in which Messrs. Aslin and Tremblay, representing Gold Banc, Mr. Nelson, representing Hovde Financial, and Mr. Presley, Donald H. Wilson, Senior Vice President and Corporate Treasurer, and Patricia R. Justiliano, Senior Vice President and Corporate Controller of Marshall & Ilsley, participated. The purpose of the call was to provide Gold Banc with an opportunity to conduct due diligence with respect to Marshall & Ilsley. Also, on the afternoon of November 7, 2005, Mr. Nelson spoke with representatives from Marshall & Ilsley about the pro forma implications of the merger.

Also on November 7, 2005, the board of directors of Marshall & Ilsley approved the terms of the merger agreement and the merger, subject to satisfactory completion of due diligence.

On November 8, 2005, Mr. Aslin and Mr. Tremblay completed their due diligence on Marshall & Ilsley at Marshall & Ilsley’s principal executive offices.

On November 9, 2005, the Gold Banc board of directors reconvened the telephonic board meeting. Six Gold Banc directors participated in the board conference call. Two directors, Mr. Peterson and Mr. Russ, could not participate in the board conference call due to prior commitments. Representatives of Hovde Financial and Stinson Morrison Hecker also participated in the call. Stinson Morrison Hecker representatives again reviewed the board’s fiduciary duties regarding the proposed merger. At the invitation of the Gold Banc board of directors, Mr. Kuester then joined the meeting by telephone conference and gave an overview of Marshall & Ilsley and its market opportunities after the merger. At the conclusion of his overview, Mr. Kuester left the call. Thereafter, the board reviewed the final draft of the merger agreement and received a presentation from Hovde Financial on the fairness of the merger. Hovde Financial then orally rendered its opinion (subsequently confirmed in writing) that, based upon and subject to various considerations set forth in its written opinion dated November 9, 2005, the per share consideration to be paid to the stockholders of Gold Banc is fair from a financial point of view as of such date. After due deliberations, the board of directors by unanimous vote of the directors present, determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of Gold Banc and its stockholders, to submit the merger agreement for approval and adoption by the stockholders of Gold Banc and to declare the advisability of the merger agreement and to recommend that the stockholders of Gold Banc adopt and approve the merger agreement and the transactions contemplated thereby, including the merger. Subsequently, Mr. Aslin executed the merger agreement on behalf of Gold Banc and Mr. Kuester executed the merger agreement on behalf of Marshall & Ilsley. That evening, the directors and certain executive officers of Gold Banc executed the stockholder voting agreement with Marshall & Ilsley.

On November 10, 2005, Gold Banc and Marshall & Ilsley issued a joint press release announcing the execution of the merger agreement.

On November 22, 2005, the Gold Banc board of directors approved a letter agreement amending the merger agreement (to substitute a new Annex B regarding certain employee benefit matters and to permit Gold Banc to supplement its disclosures) by a statement of unanimous consent. The letter agreement was executed on behalf of Gold Banc and Marshall & Ilsley to be effective on the same date.

Management and Operations after the Merger

After the merger is completed, the directors and officers of Marshall & Ilsley who were in office prior to the effective time of the merger will continue to serve as the directors and officers of Marshall & Ilsley for the term for which they were elected, subject to Marshall & Ilsley’s restated articles of incorporation and by-laws and in accordance with applicable law. Malcolm M. Aslin, Chairman and Chief Executive Officer of Gold Banc, will become a member of Marshall & Ilsley’s board of directors after the merger is completed for a term expiring in 2008.

Merger Consideration

If the merger is completed, each share of Gold Banc common stock that you own as of the effective time of the merger will be converted into the right to receive $2.78 in cash and a fraction of a share of Marshall & Ilsley common stock determined as described below. We refer to this consideration as the per share consideration.

The fraction of a share of Marshall & Ilsley common stock that you will receive for each share of Gold Banc common stock that you exchange, which we refer to as the per share stock consideration, will be based on the average of the average high and low sale prices of Marshall & Ilsley common stock on the New York Stock Exchange (which we refer to herein as the average trading price) during the valuation period. The valuation period is the five trading days ending on and including the third trading day prior to the effective time of the merger.

The per share stock consideration you receive will be a fraction of a share of Marshall & Ilsley common stock determined as follows:

•	If the average trading price during the valuation period is equal to or greater than $36.40 but less than or equal to $49.24, the per share stock consideration will be equal to the quotient determined by dividing $15.72 by the average trading price, which, together with the $2.78 in cash, will result in total per share consideration of $18.50 based on that average trading price;

•	If the average trading price during the valuation period is equal to or greater than $32.11 but less than $36.40, the per share stock consideration will be equal to 0.4319 of a share of Marshall & Ilsley common stock; and

•	If the average trading price during the valuation period is greater than $49.24, the per share stock consideration will be equal to 0.3192 of a share of Marshall & Ilsley common stock.

Based on the $             average trading price of Marshall & Ilsley common stock during the five trading days ending on and including the third trading prior to                     , 2005, the total dollar value of the per share consideration would have been $18.50, consisting of $2.78 in cash and              of a share of Marshall & Ilsley common stock for each share of Gold Banc common stock that you own.

Gold Banc may terminate the merger agreement if the average trading price during the valuation period is less than $32.11, unless Marshall & Ilsley chooses to issue additional shares of its common stock to the Gold Banc stockholders such that the total dollar value of the per share consideration based on the average trading price during the valuation period is not less than $16.65.

Each share of Marshall & Ilsley common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

The value of the aggregate consideration to be paid and issued to Gold Banc stockholders will be an amount equal to the value of the per share consideration multiplied by the number of issued and outstanding shares of

Gold Banc common stock, other than treasury shares, shares owned by Marshall & Ilsley and its subsidiaries and shares held by Gold Banc stockholders who have validly exercised dissenters’ rights. Based on an average trading price of $             during the five trading days ending on and including the third trading day prior to                     , 2005, the value of the aggregate consideration to be paid and issued in the merger was $            . Of this amount, Marshall & Ilsley will pay a total amount of cash to Gold Banc stockholders equal to $2.78 multiplied by the number of issued and outstanding shares of Gold Banc common stock, other than treasury shares, shares owned by Marshall & Ilsley and its subsidiaries and shares held by Gold Banc stockholders who have validly exercised dissenters’ rights, plus cash in lieu of fractional shares. Marshall & Ilsley will pay the balance of the consideration in shares of its common stock. Based on              shares of Gold Banc common stock outstanding on                     , 2005 Marshall & Ilsley will pay approximately $             in cash to Gold Banc stockholders and issue approximately              shares of its common stock.

No Fractional Shares

Only whole shares of Marshall & Ilsley common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Gold Banc common stock otherwise entitled to a fractional share of Marshall & Ilsley common stock (after taking into account all shares of Gold Banc common stock delivered by such holder) will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by the average trading price during the valuation period. No stockholder will be entitled to interest, dividends, voting rights or other rights with respect to any fractional share.

Effective Time of the Merger

Unless Gold Banc and Marshall & Ilsley agree otherwise, the effective time of the merger will be as soon as practicable after the closing, which will be held at a time and date mutually agreed by Marshall & Ilsley and Gold Banc or on five business days’ notice after receipt of all necessary government approvals or approval of the merger agreement by Gold Banc’s stockholders, whichever is later. Gold Banc and Marshall & Ilsley each will have the right, but not the obligation, to terminate the merger agreement if the effective time of the merger does not occur on or before September 30, 2006, unless the failure of the merger to occur by such date is due to the failure of the party seeking such termination to comply with its obligations under the merger agreement.

Exchange of Certificates

As of the effective time of the merger, Marshall & Ilsley will deposit, or cause to be deposited, from time to time, with the exchange agent, Continental Stock Transfer & Trust Company, certificates representing the shares of Marshall & Ilsley common stock and cash to be issued pursuant to the merger in exchange for outstanding shares of Gold Banc common stock. Continental Stock Transfer & Trust Company will act as the exchange agent for the benefit of the holders of certificates of Gold Banc common stock.

After the effective time of the merger, you will cease to have any rights as a holder of Gold Banc common stock, and your sole right will be your right to receive the per share consideration, including cash in lieu of fractional shares, if any, into which your shares of Gold Banc common stock will have been converted by virtue of the merger, or to exercise your dissenters’ rights if you have not withdrawn or lost such rights.

As soon as practicable, the exchange agent will send to you a letter of transmittal and instructions for use in submitting to the exchange agent certificates formerly representing shares of your Gold Banc common stock to be exchanged for certificates representing the per share consideration. You will also receive instructions for handling share certificates that have been lost, stolen or destroyed. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Marshall & Ilsley common stock following the effective time of the merger until you have surrendered and exchanged your Gold Banc common stock certificates, or, in the case of lost, stolen or destroyed share certificates, such documentation as is reasonably required by Marshall & Ilsley. Any dividends with a record date after the effective time of the merger payable on Marshall & Ilsley common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the Gold Banc common stock certificates or, in the case of lost, stolen or destroyed share certificates, such documentation as is required by Marshall & Ilsley, subject to any applicable abandoned property, escheat or similar laws, the exchange agent will forward to you the following as applicable:

•	certificates representing your shares of Marshall & Ilsley common stock which you are entitled to receive in exchange for your shares of Gold Banc common stock;

•	cash which you are entitled to receive in exchange for your shares of Gold Banc common stock;

•	dividends declared on your shares of Marshall & Ilsley common stock with a record date after the effective time of the merger, without interest; and

•	cash for any fractional share, without interest.

Please DO NOT return your Gold Banc stock certificates with the enclosed proxy card. You should not submit your Gold Banc stock certificates until you have received written instructions from the exchange agent to do so.

At the effective time of the merger, the stock transfer books of Gold Banc will be closed and no transfer of Gold Banc common stock will thereafter be made on Gold Banc’s stock transfer books. If a certificate formerly representing Gold Banc common stock is presented to Gold Banc or Marshall & Ilsley, it will be forwarded to the exchange agent for cancellation and exchange for the merger consideration.

Conversion of Gold Banc Stock Options

Each option to acquire Gold Banc common stock outstanding and unexercised immediately prior to the effective time of the merger will be converted into an option to purchase Marshall & Ilsley common stock, with the following adjustments:

•	the number of shares of Marshall & Ilsley common stock subject to the adjusted option will equal the number of shares of Gold Banc common stock subject to the original option, multiplied by the sum of (A) per share stock consideration and (B) the quotient calculated by dividing $2.78 by the average trading price during the valuation period; and

•	the exercise price per share of Marshall & Ilsley common stock subject to the adjusted option will equal the aggregate exercise price for the shares of Gold Banc common stock subject to the original option divided by the number of shares of Marshall & Ilsley common stock subject to the adjusted option.

Each option will fully vest when Gold Banc’s stockholders approve the merger, regardless of whether the merger is actually consummated. The duration and other terms of each adjusted option will be the same as the original option.

Interests of Certain Persons

Certain members of Gold Banc’s management and board of directors may be deemed to have interests in the merger that are in addition to their interests as stockholders of Gold Banc. Gold Banc’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Employment Agreement.    Pursuant to his employment agreement with Gold Banc, Mick Aslin, President and Chief Executive Officer of Gold Banc, is entitled to receive a lump sum payment, in cash, if his employment with Gold Banc (or any successor to Gold Banc) is terminated for any reason within twelve months after a change of control is consummated. The amount of such payment is equal to two times his annual base compensation in effect as of the date of the change of control.

Change in Control Agreements.    Gold Banc has change in control agreements with Roger Arwood, Gold Banc’s Executive Vice President and Chief Business Banking Officer, and Rick Tremblay, Gold Banc’s Executive Vice President and Chief Financial Officer. Under Mr. Arwood’s agreement, if his employment is terminated other than for “cause” within two years following a change of control, or if he resigns from his employment during that two year period for “good reason,” then he will be entitled to receive a lump sum payment, in cash, equal to his annual base compensation in effect on the date of the change in control. Under Mr. Tremblay’s agreement, he is entitled to receive a lump sum payment, in cash, if his employment with Gold Banc is terminated for any reason within twelve months after a change of control of Gold Banc is consummated. The amount of such payment is equal to his annual base compensation in effect as of the date of the change of control.

Vesting of Stock Options.    All outstanding and unvested options to acquire Gold Banc common stock under the stock option plans of Gold Banc, including options held by executive officers of Gold Banc, will vest upon approval of the merger by Gold Banc’s stockholders even if the merger is not consummated. Each option to acquire Gold Banc common stock outstanding and unexercised immediately prior to the effective time of the merger will be converted into an option to purchase Marshall & Ilsley common stock, with the following adjustments:

•	the number of shares of Marshall & Ilsley common stock subject to the adjusted option will equal the number of shares of Gold Banc common stock subject to the original option, multiplied by the sum of (A) per share stock consideration and (B) the quotient calculated by dividing $2.78 by the average trading price during the valuation period; and

•	the exercise price per share of Marshall & Ilsley common stock subject to the adjusted option will equal the aggregate exercise price for the shares of Gold Banc common stock subject to the original option divided by the number of shares of Marshall & Ilsley common stock subject to the adjusted option.

The following table summarizes the vested and unvested options held by Gold Banc’s executive officers and directors as of November 9, 2005, and the value of these options based on the difference between the expected per share consideration and the exercise price of those options multiplied by the number of shares of Gold Banc common stock subject to the option:

Name	Shares Subject to Outstanding Options	Shares Subject to Exercisable Options	Value of Vested Options	Value of Unvested Options	Total Value Of Options
Roger M. Arwood	—	—	—	—	—
Malcolm M. Aslin	182,500	109,500	$1,078,655	$684,170	$1,762,825
Daniel P. Connealy	12,500	7,500	34,875	25,500	60,375
D. Patrick Curran	27,500	22,500	202,325	25,500	227,825
Robert J. Gourley	12,500	7,500	34,875	25,500	60,375
Ted J. Lister, Jr.	11,000	5,800	57,980	47,470	105,450
Donald C. McNeill	27,500	22,500	202,325	25,500	227,825
Jerry L. Neff	24,140	13,140	133,845	101,830	235,675
Allen D. Petersen	37,500	32,500	289,200	25,500	314,700
William Randon	22,500	17,500	146,075	25,500	171,575
J. Gary Russ	27,500	22,500	202,325	25,500	227,825
Richard J. Tremblay	40,000	23,000	250,780	161,620	412,400

TOTALS	425,140	283,940	$2,633,260	$1,173,590	$3,806,850

As of November 9, 2005, Gold Banc’s directors, officers and employees, including those individuals listed in the table above, held options to purchase in the aggregate approximately 781,000 shares of Gold Banc common stock with an aggregate value of approximately $7.9 million based upon the expected per share consideration of $18.50, of which options to purchase in the aggregate approximately 262,000 shares of Gold Banc common stock with an aggregate value of approximately $2.3 million were unvested as of November 9, 2005.

Restricted Stock Awards and Restricted Stock Unit Awards.    Upon approval of the merger by Gold Banc’s stockholders, the vesting of all restricted stock and restricted stock unit awards granted to certain officers under Gold’s equity compensation plans will accelerate and the awards will be deemed vested. As a result of the acceleration, the restricted stock granted under such awards will be exchanged for the per share consideration. Similarly, the restricted stock units will be cancelled and the holder of such award will be entitled to receive the cash amount provided under such awards.

The following table summarizes the unvested restricted stock and restricted stock units, or RSUs, held by Gold Banc’s executive officers as of November 9, 2005, and the value of those shares of restricted stock and RSUs based upon the expected per share consideration of $18.50:

Name	Number of Unvested Shares of Restricted Stock and RSUs	Value of Unvested Restricted Stock and RSUs
Roger M. Arwood	40,000	$740,000
Malcolm M. Aslin	25,000	462,500
Ted J. Lister, Jr	15,000	277,500
Jerry L. Neff	20,000	370,000
Richard J. Tremblay	15,000	277,500

TOTALS	115,000	$2,127,500

All outstanding and unvested restricted stock and RSUs issued under Gold Banc’s equity compensation plans will vest upon approval of the merger by Gold Banc’s stockholders, regardless of whether the merger is actually consummated. As of November 9, 2005, Gold Banc’s officers and employees, including the executive officers listed in the table above, held in the aggregate 209,100 shares of unvested restricted stock and 139,400 unvested RSUs, with an aggregate value of approximately $6.4 million, based upon the expected per share consideration of $18.50. When restricted stock and RSUs vest, Gold Banc will record as compensation expense the unamortized portion of the restricted stock and RSUs. Accordingly, if the Gold Banc stockholders approve the merger and all outstanding restricted stock and RSUs vest, Gold Banc will record approximately $2.9 million of compensation expense at that time.

Indemnification and Insurance.    The merger agreement provides that Marshall & Ilsley will indemnify and hold harmless from liability for acts or omissions occurring at or prior to the effective time of the merger those current or former directors and officers of Gold Banc currently entitled to indemnification from Gold Banc and its subsidiaries to the extent provided in the articles of incorporation and by-laws of Gold Banc and its subsidiaries, and any indemnification agreements or arrangements of Gold Banc will survive the merger and will continue in full force and effect in accordance with their terms. The merger agreement also provides that for six years after the effective time of the merger, Marshall & Ilsley will maintain Gold Banc’s current liability insurance coverage for acts or omissions occurring prior to the effective time of the merger for those persons who were covered by Gold Banc’s directors’ and officers’ liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement. Marshall & Ilsley, however, will not be required to pay more than 250% of the annual premium in effect on the date of the merger agreement to maintain such insurance.

Stockholder Voting Agreement.    Concurrently with the execution and delivery of the merger agreement, Marshall & Ilsley and Gold Banc entered into a stockholder voting agreement with each of the directors and executive officers of Gold Banc. For more information, see “Terms of the Merger Agreement—Stockholder Voting Agreement” on page 56.

Directorship.    Promptly after the consummation of the merger, Marshall & Ilsley has agreed to take such action as may be reasonably required to appoint Mr. Aslin to its Board of Directors.

Recommendation of the Gold Banc Board of Directors and Reasons for the Merger

Gold Banc’s board of directors believes the terms of the merger agreement are advisable to, fair to and in the best interests of Gold Banc and its stockholders. At the November 9, 2005, meeting of Gold Banc’s board of directors, the directors voted unanimously to approve the merger agreement and the merger. The directors unanimously recommend that Gold Banc’s stockholders vote “FOR” approval and adoption of the merger agreement.

In the course of reaching its determination, Gold Banc’s board of directors consulted with legal counsel with respect to its fiduciary duties and the terms of the merger agreement. In addition, Gold Banc’s board of directors consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view. Also, Gold Banc’s board of directors consulted with senior management regarding, among other things, financial aspects of the business, operational matters and strategic alternatives for Gold Banc. The terms of the merger agreement are the result of arm’s length negotiations between Gold Banc and Marshall & Ilsley.

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of, Gold Banc and its stockholders, Gold Banc’s board of directors considered a number of factors, including, without limitation, the following:

•	the presentations and views expressed by Gold Banc’s management regarding, among other things: (i) Gold Banc’s financial condition, results of operations, cash flows, business and prospects; (ii) the likelihood that Gold Banc would achieve maximum long-term value on a stand-alone basis; (iii) the strategic alternatives available to Gold Banc and the associated advantages and disadvantages of such alternatives; and (iv) the recommendation of management to approve the merger agreement;

•	the range of potential values if Gold Banc remained independent, and the execution and other risks inherent in remaining independent and executing Gold Banc’s strategic plan, including, without limitation, (i) business, market and competitive risks; (ii) increasing pressure on net interest margins due to rising interest rates; (iii) possible increases in credit losses in a rising interest rate environment; (iv) increased competition resulting from the continued consolidation of banks and financial services companies, and (v) the risk of decreasing earnings multiples on bank stock valuations;

•	the fact that the per share consideration offered by Marshall & Ilsley is at the high end of the range that Gold Banc could reasonably expect to achieve if it remained an independent stand-alone company and executed its strategic plan;

•	the premium of the anticipated merger consideration of $18.50 per share to (i) the closing price per share of Gold Banc common stock on November 8, 2005, the trading day immediately preceding the Gold Banc board’s approval of the merger, of $14.91 and (ii) the average closing price of Gold Banc common stock over the previous 5-day, 10-day, 20-day, 30-day, 45-day, 60-day and 90-day periods preceding November 8, 2005.

•	the fact that 85% of the anticipated merger consideration for Gold Banc common stock will be Marshall & Ilsley common stock, which will not be taxable to Gold Banc’s stockholders for U.S. federal income tax purposes;

•	the quality of Marshall & Ilsley’s common stock, including, without limitation, (i) the price range of the Marshall & Ilsley common stock over the last three years; (ii) the 18-year history of increasing earnings and dividends on Marshall & Ilsley common stock; (iii) the amount of dividends paid on Marshall & Ilsley common stock in relation to the dividends paid on Gold Banc common stock; and (iv) the trading volume and liquidity of the Marshall & Ilsley common stock;

•

the fact that the per share variable exchange rate pricing formula in the merger agreement provides for a cap and a collar on the price of the Marshall and Ilsley common stock, such that (i) if the average trading price of Marshall & Ilsley common stock during the valuation period is within the range of

$36.40 to $49.24, then Gold Banc stockholders will receive in the merger per share consideration of $18.50; (ii) if such average trading price during the valuation period is greater than $49.24, then Gold Banc stockholders will receive in the merger per share consideration greater than $18.50; and (iii) if such average trading price during the valuation period is less than $36.40, then Gold Banc stockholders will receive in the merger per share consideration less than $18.50, but not less than $16.65;

•	the fact that the merger agreement provides that if the average trading price of Marshall & Ilsley common stock during the valuation period is less than $32.11, then Gold Banc may terminate the merger agreement unless Marshall & Ilsley exercises its right to issue additional shares (or fractions of shares) of Marshall & Ilsley common stock so that Gold Banc stockholders would receive per share consideration of not less than $16.65;

•	the financial presentation of Hovde Financial LLC, and its oral opinion given at the board of directors meeting on November 9, 2005 (which was confirmed in writing the same day) that based upon and subject to the considerations described in its written opinion and such other matters as Hovde Financial LLC considered relevant, the consideration to be received by the holders of Gold Banc common stock in the merger was fair, from a financial point of view as of such date, to such holders, as described more fully below under “—Fairness Opinion of Gold Banc’s Financial Advisor”;

•	the terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the limited ability of the parties to terminate the merger agreement;

•	the likelihood that the merger will be consummated, in light of (i) the experience, reputation and financial capability of Marshall & Ilsley; (ii) the absence of any financing condition to the obligation of Marshall & Ilsley to complete the merger; (iii) the likelihood of obtaining required regulatory approvals; (iv) and the fact that under the WBCL, Marshall & Ilsley is not required to obtain a vote of its stockholders to approve the merger;

•	considering the prior work that Gold Banc’s financial advisors had done to entertain offers from potential acquirers, the likelihood that a superior offer from another potential purchaser would be made was insufficient to justify seeking alternative proposals from potential purchasers and risking (i) the potential loss of a favorable transaction with Marshall & Ilsley and (ii) the possible loss of customers and employees, in both cases without a high degree of assurance that a more favorable alternative transaction would be forthcoming or consummated;

•	provisions in the merger agreement permitting Gold Banc’s board of directors, in the exercise of its fiduciary duties to Gold Banc and its stockholders under applicable Kansas law, to furnish information and data, and enter into discussions, in connection with a competing offer that constitutes or is reasonably likely to result in a superior offer (as defined in the merger agreement), subject to conditions specified in the merger agreement;

•	provisions in the merger agreement permitting Gold Banc’s board of directors, in the exercise of its fiduciary duties to Gold Banc and its stockholders under applicable Kansas law, to terminate the merger agreement in favor of a superior offer and to provide the board of directors’ recommendation in favor of a competing transaction, taking into account that following such a termination, Gold Banc would have to pay Marshall & Ilsley a termination fee of $20.0 million (which fee is within, and on the lower end of, a range of termination fees that is customary for transactions of this type and size and is not expected to preclude a third party from making a competing transaction);

•	the fact that the merger agreement would be subject to approval by the holders of a majority of Gold Banc’s issued and outstanding common stock;

•

the ability of stockholders who may not support the merger to obtain “fair value” for their shares if they properly perfect and exercise their dissenters’ rights under Section 17-6712 of the KGCC, which provides stockholders with the opportunity to exercise dissenters’ rights and to seek a judicial determination as to the fair value of their shares of Gold Banc common stock (see “—Dissenters’ Rights” for information on how to exercise your dissenters’ rights).

•	the fact that Gold Banc and Marshall & Ilsley had no overlapping bank branch locations, and that Gold Banc’s bank branch network would be complementary to Marshall & Ilsley’s branches, especially on the west coast of Florida;

•	the expectation that Malcolm M. Aslin, Gold Banc’s CEO, will join the board of directors of Marshall & Ilsley after the merger;

•	Gold Banc’s strong commitment to commercial real estate lending is attractive to Marshall & Ilsley and will diversify the combined entity’s loan portfolio; and

•	Gold Banc and Marshall & Ilsley use the same Metavante operating system to account for their deposits and loans, which is expected to make conversion faster, easier, with less disruption to customers and less expensive, than if they were on different systems.

In the course of its deliberations, Gold Banc’s board of directors also considered a variety of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	the fact that Gold Banc will no longer exist as an independent public company and its stockholders will forgo any future increase in Gold Banc’s value that might result from Gold Banc’s future growth;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on Gold Banc’s employees, customers and relationships with third parties;

•	the conditions to Marshall & Ilsley’s obligation to complete the merger and the right of Marshall & Ilsley to terminate the merger agreement in certain circumstances;

•	the risk that the merger might not receive all necessary regulatory approvals and clearances to complete the merger, or that governmental authorities could attempt to condition the merger on one or more of the parties’ compliance with certain burdensome terms or conditions beyond those which Marshall & Ilsley is required to undertake under the merger agreement;

•	the fact that under the terms of the merger agreement, Gold Banc cannot solicit other acquisition proposals and must pay to Marshall & Ilsley a termination fee of $20.0 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction which would be more advantageous to Gold Banc’s stockholders than the merger;

•	the fact that $2.78 of the merger consideration consists of cash and will therefore be taxable to Gold Banc’s stockholders for U.S. federal income tax purposes;

•	the fact that if the average trading price of Marshall & Ilsley common stock during the valuation period is less than $36.40 but greater than $32.11, then the value of the per share consideration based on that average trading price could be as low as $16.65 per share;

•	the interests that certain of Gold Banc’s directors and executive officers may have with respect to the merger, in addition to their interests as Gold Banc stockholders generally, as described in “The Merger—Interests of Certain Persons in the Merger”.

•	the fact that, pursuant to the merger agreement, Gold Banc must generally conduct its business in the ordinary course and, prior to closing of the merger or termination of the merger agreement, is subject to a variety of other restrictions on the conduct of its business, which may delay or prevent Gold Banc from pursuing business opportunities that may arise or preclude actions that would be advisable if Gold Banc were to remain an independent company;

•	if the merger does not close, Gold Banc’s directors, officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction;

•	if the merger does not close, Gold Banc will have incurred substantial transaction costs in connection with the merger and such costs will negatively impact its operating results; and

•	the fact that all of Gold Banc’s outstanding stock options, restricted stock and unrestricted stock units will vest upon the vote of Gold Banc’s stockholders to approve the merger, even if the merger is not thereafter consummated.

Gold Banc’s board of directors concluded that these potential countervailing factors did not outweigh the benefits of the merger to Gold Banc and its stockholders and that such factors were satisfactorily addressed by the amount of the merger consideration, the terms and conditions of the merger agreement and the likelihood that the merger will be consummated.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by Gold Banc’s board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Gold Banc’s board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Marshall & Ilsley’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the board of directors of Marshall & Ilsley considered a variety of factors, including the following:

•	Marshall & Ilsley’s familiarity with and review of Gold Banc’s business, operations, management, markets, competitors, financial condition, earnings and prospects;

•	Gold Banc’s financial strength, stable credit quality and concentration in attractive metropolitan areas;

•	Marshall & Ilsley’s belief that after the merger the combined company will be able to continue to generate high revenue growth rates;

•	The merger will allow Marshall & Ilsley to expand its operations into the demographically attractive markets of Kansas City and the west coast of Florida;

•	The merger will allow Marshall & Ilsley to continue its strategy of geographically diversifying its revenues and earnings;

•	Marshall & Ilsley’s belief that the merger will provide an opportunity for Marshall & Ilsley to improve Gold Banc’s operating performance and funding mix, and to expand Gold Banc’s retail and wealth management businesses;

•	Marshall & Ilsley’s belief that Gold Banc has adequately resolved the various federal and state regulatory issues it has experienced in recent years;

•	The fact that the merger presents low systems conversion risk due to Gold Banc’s current use of Metavante as its primary systems provider; and

•	The merger is intended to qualify as a transaction of a type that is tax-free for federal income tax purposes to Marshall & Ilsley.

The foregoing discussion of the information and factors considered by Marshall & Ilsley is not intended to be exhaustive. In reaching its determination to enter into the merger agreement, Marshall & Ilsley did not assign any relative or specific weights to the foregoing factors.

Fairness Opinion of Gold Banc’s Financial Advisor

Engagement of Hovde Financial LLC. On November 1, 2004, Gold Banc’s board of directors retained Hovde Financial LLC as its financial advisor, which we refer to as Hovde Financial. At a meeting of the Gold Banc board of directors held on November 9, 2005, Hovde Financial reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing) that, based upon and subject to the various considerations set forth in its written opinion dated November 9, 2005, the per share consideration to be paid to the stockholders of Gold Banc was fair from a financial point of view as of such date. In requesting Hovde Financial’s advice and opinion, no limitations were imposed by Gold Banc upon Hovde Financial with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde Financial, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix C. Gold Banc stockholders should read this opinion in its entirety.

Hovde Financial is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde Financial has experience in, and knowledge of, banks, thrifts, and bank and thrift holding companies. Gold Banc’s board of directors selected Hovde Financial to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Hovde Financial will receive compensation from Gold Banc for providing Gold Banc with financial advisory services, including the performance of the financial analysis of the merger and rendering a written opinion to the board of directors of Gold Banc as to the fairness, from a financial point of view, of the merger to Gold Banc’s stockholders. A significant portion of the fees payable to Hovde Financial by Gold Banc are contingent upon the consummation of the merger. Additionally, Gold Banc has agreed to indemnify Hovde Financial, its agents and affiliates from certain liabilities that may arise out of the merger or Hovde Financial’s engagement by Gold Banc.

Hovde Financial’s opinion is directed only to the fairness, from a financial point of view, of the per share consideration, and, as such, does not constitute a recommendation to any Gold Banc stockholder as to how the stockholder should vote at the Gold Banc stockholder meeting. The summary of the opinion of Hovde Financial set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement/prospectus as Appendix C.

The following is a summary of the analyses performed by Hovde Financial in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the Gold Banc board of directors by Hovde Financial. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde Financial in rendering its opinion or the presentation delivered by Hovde Financial to the Gold Banc board of directors, but it does summarize all of the material analyses performed and presented by Hovde Financial.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde Financial did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde Financial may have given various analyses more or less weight than other analyses. Accordingly, Hovde Financial believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the Gold Banc board of directors and its fairness opinion.

In performing its analyses, Hovde Financial made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Gold Banc and Marshall & Ilsley. The analyses performed by Hovde Financial are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde Financial’s analysis of the fairness of the per share consideration, from a financial point of view, to Gold Banc stockholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde Financial’s opinion does not address the relative merits of the merger as compared to any other business combination in which Gold Banc might engage. In addition, as described above, Hovde Financial’s opinion to the Gold Banc board of directors was one of many factors taken into consideration by the Gold Banc board of directors in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde Financial reviewed and analyzed material bearing upon the financial and operating conditions of Gold Banc and Marshall & Ilsley and material prepared in connection with the merger, including, among other things, the following:

•	the merger agreement;

•	certain historical publicly available information concerning Gold Banc and Marshall & Ilsley;

•	the nature and terms of recent merger transactions; and

•	financial and other information provided to Hovde Financial by the management of Gold Banc and Marshall & Ilsley.

Hovde Financial conducted meetings and had discussions with members of senior management of Gold Banc for purposes of reviewing the future prospects of Gold Banc. Hovde Financial also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, Hovde Financial assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde Financial also relied upon the financial forecasts of Gold Banc and Marshall & Ilsley furnished to or discussed with Hovde Financial as being reasonably prepared and assumed they reflected the best currently available estimates and judgments of senior management of such companies as to the future financial performance of such companies. Hovde Financial has not made any independent evaluation or appraisal of any properties, assets or liabilities of Gold Banc. Hovde Financial assumed and relied upon the accuracy and completeness of the publicly available and other non-public financial information provided to it by Gold Banc and Marshall & Ilsley and did not independently attempt to verify any of such information.

Analysis of Selected Mergers.    As part of its analysis, Hovde Financial reviewed three groups of comparable merger transactions. The first peer group included transactions, which were announced since January 1, 2001, that involved the acquisition of publicly traded banks in the United States that had total assets between $1.0 billion and $10.0 billion (the “United States Merger Group”). This United States Merger Group consisted of the following 24 transactions:

Buyer	Seller
New York Community Bancorp (NY)	Atlantic Bank of New York (NY)
Zions Bancorp (UT)	Amegy Bancorp Inc. (TX)
Banco Bilbao Vincaya Argent SA	Laredo National Bancshares (TX)
PNC Financial Services Group (PA)	Riggs National Corp. (DC)
Central Pacific Financial Corp. (HI)	CB Bancshares Inc. (HI)
BNP Paribas Group	Community First Bankshares (ND)
Huntington Bancshares, Inc. (OH)	Unizan Financial Corp. (OH)
International Bancshares Corp. (TX)	Local Financial Corp. (OK)
Sky Financial Group (OH)	Second Bancorp Inc. (OH)
Partners Trust Financial (NY)	BSB Bancorp Inc. (NY)
North Fork Bancorp. (NY)	Trust Co. of New Jersey (NJ)
BB&T Corp. (NC)	Republic Bancshares Inc. (FL)
National City Corp. (OH)	Allegiant Bancorp Inc. (MO)
PNC Financial Services Group (PA)	United National Bancorp (NJ)
Wells Fargo & Co. (CA)	Pacific Northwest Bancorp (WA)
Cathay Bancorp Inc. (CA)	GBC Bancorp (CA)
Mercantile Bankshares Corp. (MD)	F&M Bancorp (MD)
Marshall & Ilsley Corp. (WI)	Mississippi Valley Bancshares (MO)
BB&T Corp. (NC)	AREA Bancshares Corp (KY)
BB&T Corp. (NC)	Mid-America Bancorp (KY)
Sovereign Bancorp Inc. (PA)	Main Street Bancorp Inc. (PA)
F.N.B. Corp. (FL)	Promistar Financial Corp. (PA)
North Fork Bancorp. (NY)	Commercial Bank NY (NY)
BB&T Corp. (NC)	F&M National Corp. (VA)

The second group of comparable transactions Hovde Financial reviewed were mergers involving the acquisition of publicly traded banks in the Midwestern United States that had total assets between $1.0 billion and $10.0 billion which were announced since January 1, 1999 (the “Midwest Merger Group”). This Midwest Merger Group consisted of the following 15 transactions:

Buyer	Seller
Associated Banc-Corp (WI)	State Financial Services Corp. (WI)
BNP Paribas	Community First Bankshares (ND)
Huntington Bancshares, Inc. (OH)	Unizan Financial Corp. (OH)
Sky Financial Group (OH)	Second Bancorp Inc. (OH)
National City Corp. (OH)	Allegiant Bancorp Inc. (MO)
Marshall & Ilsley Corp. (WI)	Mississippi Valley Bancshares (MO)
BB&T Corp. (NC)	AREA Bancshares Corp (KY)
BB&T Corp. (NC)	Mid-America Bancorp (KY)
Marshall & Ilsley Corp. (WI)	National City Bancorp. (MN)
Wells Fargo & Co. (CA)	Brenton Banks Inc. (IA)
Wells Fargo & Co. (CA)	First Commerce Bancshares Inc. (NE)
Old Kent Financial Corp. (MI)	Grand Premier Financial (IL)
Fifth Third Bancorp (OH)	CNB Bancshares Inc. (IN)
Citizens Banking Corp. (MI)	F&M Bancorp. (WI)
Old Kent Financial Corp. (MI)	Pinnacle Banc Group Inc. (IL)

The third group of comparable transactions Hovde Financial reviewed were mergers involving the acquisition of banks headquartered in the states of Missouri, Oklahoma, and Florida that had total assets between $1.0 billion and $10.0 billion which had been announced since January 1, 2000 (the “Selected States Merger Group”). This Selected States Merger Group consisted of the following 11 transactions:

Buyer	Seller
Colonial BancGroup Inc. (AL)	FFLC Bancorp Inc. (FL)
Colonial BancGroup Inc. (AL)	Union Bank of Florida (FL)
Fifth Third Bancorp (OH)	First National Bankshares of Florida (FL)
First National Bankshares of Florida (FL)	Southern Community Bancorp (FL)
International Bancshares Corp (TX)	Local Financial Corp. (OK)
BB&T Corp. (NC)	Republic Bancshares Inc. (FL)
National City Corp. (OH)	Allegiant Bancorp Inc. (MO)
Marshall & Ilsley Corp. (WI)	Mississippi Valley Bancshares (MO)
BB&T Corp. (NC)	Regions Financial Corp. (FL)
Wachovia Corp. (NC)	Republic Security Financial (FL)
Union Planters Corp. (TN)	Jefferson Savings Bancorp Inc. (MO)

Hovde Financial calculated the medians and averages of the following relevant transaction ratios in the United States Merger Group, the Midwest Merger Group and the Selected States Merger Group:

•	the multiple of the offer value to the acquired company’s earnings for the twelve months preceding the announcement date of the transaction;

•	the tangible book value premium to core deposits; and

•	the multiple of the offer value to the acquired company’s tangible book value.

Hovde Financial compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at approximately $714.7 million ($607.3 million in consideration in the form of Marshall & Ilsley’s common stock, including $7.0 million in stock related to the in-the-money value of Gold Banc options, and $107.4 million in cash for Gold Banc common stock.) In calculating the multiples for the merger, Hovde Financial used Gold Banc’s core earnings for the 12 months ended September 30, 2005, and Gold Banc’s tangible book value, and total core deposits as of September 30, 2005. The results of this analysis are as follows:

	Offer Value to
	12 Months Preceding Earnings (x)		Ratio of Tangible Book Value Premium to Core Deposits (%)	Tangible Book Value (x)
Gold Banc – Marshall & Ilsley Implied Multiples	26.8	(1)	18.9	3.0
United States Merger Group median	19.3		20.1	2.5
United States Merger Group average	18.7		19.3	2.7
Midwest Merger Group median	16.5		20.9	2.7
Midwest Merger Group average	18.3		21.1	2.7
Selected States Merger Group median	19.5		19.9	2.7
Selected States Group average	25.5		19.2	3.0

(1)	For purposes of calculating the last twelve month earnings multiple, Hovde Financial utilized Gold Banc trailing core earnings of $26.7 million. This approach excludes the non-core, one-time gains and losses Gold Banc realized over the past twelve months, including significant gains on sale of branch banks. Actual reported net income for the past twelve months was $45.7 million, implying a price-to-preceding twelve month earnings of 15.6x multiple. Similarly, in looking at a core estimated 2005 net income of $34.0 million, a multiple of 21.0x estimated 2005 net income is achieved.

Premium to Market Analysis.    Hovde Financial compared the offer on a per common share basis to the most recent trading day close and averages over various periods prior to the most recent trading day close (5-day, 10-day, 20-day, 30-day, 45-day, 60-day, and 90-day). The Gold Banc trading price as of the market close on November 8, 2005 was $14.91. The per common share offer of $18.50 by Marshall & Ilsley represented a 24.1% premium. The Gold Banc trading price averages for the various periods ended November 8, 2005 and the related premiums based on the $18.50 offer per common share were as follows:

Stock Price Period	Gold Banc Market Value	Premium to Market
5-day average	$14.97	23.6%
10-day average	$14.83	21.9%
20-day average	$14.85	24.6%
30-day average	$14.84	24.7%
45-day average	$14.85	24.6%
60-day average	$14.87	24.4%
90-day average	$14.89	24.2%

Discounted Cash Flow Analysis.    Hovde Financial estimated the present value of all shares of Gold Banc common stock by estimating the present value of Gold Banc’s estimated future free cash flows beginning in 2005. Reflecting Gold Banc’s internal projections and Hovde Financial estimates, Hovde Financial assumed net income in 2006, 2007, 2008, 2009, and 2010 of $40.5 million, $45.6 million, $51.3 million, $57.7 million, and $64.9 million, respectively, and a dividend payout ratio of 18.0%. The present value of these free cash flows was calculated based on a range of discount rates between 11.0% and 15.0%. In order to derive the terminal value of Gold Banc’s earnings stream beyond 2009, Hovde Financial assumed a terminal value based on a multiple of between 16.0x and 20.0x applied to earnings in 2010. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Gold Banc’s common stock. The analysis excludes any cost savings and revenue enhancements relating to the integration of Gold Banc’s operations into Marshall & Ilsley. This analysis and its underlying assumptions yielded a range of value for all the shares of Gold Banc’s common stock of approximately $552.3 million (at a 15.0% discount rate and a 16.0x terminal multiple) to $812.5 million (at a 11.0% discount rate and a 20.0x terminal multiple) with a midpoint of $673.0 million (using a 13.0% discount rate and a 18.0x terminal multiple), compared to total merger consideration of approximately $714.7 million.

Contribution Analysis.    Hovde Financial prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, total common equity, and total tangible equity at September 30, 2005 for Gold Banc and for Marshall & Ilsley, actual 12 months preceding core earnings, and 2005 and 2006 projected net income that would be contributed to the combined company on a pro-forma basis by Gold Banc and Marshall & Ilsley. Assuming the 85% stock and 15% cash consideration mix used, the analysis indicated that holders of Gold Banc common stock would own approximately 5.65% of the pro forma common shares outstanding of Marshall & Ilsley.

Gold Banc Contribution To M&I
Total assets	8.41%
Total net loans	8.25%
Total deposits	10.07%
Total equity	5.28%
Net income – LTM	3.49%
2005 Projected net income	4.47%
2006 Projected net income	4.85%
Actual Gold Banc Pro Forma Ownership (85% stock/15% cash)	5.65%

Financial Implications to Gold Banc stockholders.    Hovde Financial prepared an analysis of the financial implications of Marshall & Ilsley’s offer to a holder of Gold Banc common stock. Hovde Financial performed this analysis on a pro forma equivalent basis, assuming both an 85% stock/ 15% cash and 100% stock consideration. The respective exchange ratios of 0.3671 and 0.4320 are for the per share stock consideration portion of the per share consideration, and exclude any potential revenue enhancement opportunities a stockholder of Gold Banc would receive. The 85% stock/ 15% cash consideration would achieve approximately 19.4% accretion in cash earnings per share, approximately 15.0% accretion in GAAP earnings per share, an increase in book value per share of approximately 7.1%, a decrease in tangible book value per share of approximately 32.8%, and an increase in dividends per share of approximately 75.1% as a result of the consummation of the merger. For the all stock transaction these accretion percentages would be 41.2%, 36.0%, 27.0%, –19.2% and 106.1%, respectively. The table below summarizes the results discussed above:

	Per Share:
	2006E Cash Earnings	2006E GAAP Earnings	Book Value(1)	Tangible Book Value(1)	Projected Dividends
Gold Banc standalone	$1.06	$1.04	$8.12	$7.27	$0.23
Gold Banc Pro Forma Equivalent (2)	$1.27	$1.20	$8.70	$4.88	$0.39
% Accretion (Dilution)	19.4%	15.0%	7.1%	(32.8)%	75.1%
Gold Banc Pro Forma Equivalent (3)	$1.50	$1.41	$10.37	$5.07	$0.46
% Accretion (Dilution)	41.2%	36.0%	27.0%	(19.2)%	106.1%

(1)	Assumptions based on year-end 2006.

(2)	Based on an 85% stock/ 15% cash consideration with an exchange ratio of 0.3671.

(3)	Based on an 100% stock consideration with an exchange ratio of 0.4320.

Comparable Company Analysis.    Using publicly available information, Hovde Financial compared the financial performance and stock market valuation of Marshall & Ilsley, which had $45.0 billion in assets as of September 30, 2005, with the following publicly traded United States bank institutions that had the following assets as of September 30, 2005:

Company Name (Ticker)	Assets ($ thousands)
Associated Ban-Corp (ASBC)	20,741,731
AmSouth Bancorporation (ASO)	51,105,385
Popular, Inc (BPOP)	47,120,108
Commerce Bancshares (CBSH)	13,948,077
Compass Bancshares, Inc. (CBSS)	30,131,280
Comerica Incorporated (CMA)	54,349,000
Colonial Banc Group Inc. (CNB)	21,114,927
First Horizon National Corp. (FHN)	37,042,307
Fifth Third Bancorp (FITB)	104,608,000
Huntington Bancshares Inc. (HBAN)	37,762,988
Key Corp (KEY)	92,323,000
M&T Bank Corporation (MTB)	54,841,349
Northern Trust (NTRS)	48,427,400
Regions Financial Corporation (RF)	84,594,614
Synovus Financial Corp. (SNV)	27,075,090
UnionBanCal Corporation (UP)	51,298,842
Zions Bancorporation (ZION)	33,422,701

Indications of such financial performance and stock market valuation included profitability measures, earnings composition, operating and performance metrics, capital adequacy, asset quality, and reserve adequacy, all based on financial information as of or for the three-month period ended September 30, 2005 and, where relevant, closing stock market information as of November 7, 2005. Selected market information for Marshall & Ilsley and the group of comparable companies that was analyzed is provided below.

	Price/ TBV (%)	Price/ Book (%)	Price/ LTM EPS (x)	Price/ 2005 Est. EPS (x)	Price/ 2006 Est. EPS (x)	Div. Yield (%)	Mkt. Cap ($m)	Inside Ownership (%)
Marshall & Ilsley	423.23	220.91	15.0	14.2	13.1	2.23	10,102.6	5.70
Comparable Company Average	290.93	224.30	14.6	14.2	13.3	3.04	8,932.1	4.55
Comparable Company Median	286.47	219.40	14.5	14.0	12.8	3.06	8,660.3	3.92

	ROAE (%)	ROAA (%)	Tangible Equity Ratio (%)	Net Interest Margin (%)	Efficiency Ratio (%)	NPAs/ Total Assets (%)	Reserves/ NPAs (%)	Non- Int. Income/ Avg Assets (%)
Marshall & Ilsley	17.27	1.70	5.58	3.31	62.02	0.33	240.69	3.97
Comparable Company Average	16.44	1.41	6.90	3.63	57.88	0.35	344.53	2.37
Comparable Company Median	16.95	1.43	6.68	3.68	57.42	0.30	278.12	1.96

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde Financial determined that the per share consideration was fair from a financial point of view to Gold Banc stockholders.

Gold Banc and Hovde Financial have entered into an agreement relating to the services to be provided by Hovde Financial in connection with the merger. Gold Banc agreed to pay Hovde Financial fees as follows: an initial cash fee of $30,000 was paid to Hovde Financial upon execution of such agreement, a cash fee of $250,000 for evaluating the transaction and performing a financial analysis of the merger and rendering a written opinion to the board of directors of Gold Banc as to the fairness of the per share consideration to be paid in the merger to Gold Banc’s stockholders, from a financial point of view, and, at the time of closing, a cash fee of approximately $5.6 million. Pursuant to the Hovde Financial engagement agreement, Gold Banc has also agreed to reimburse Hovde Financial for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

Material United States Federal Income Tax Consequences

Subject to the assumptions and limitations discussed below and in the opinions of Godfrey & Kahn, S.C., counsel to Marshall & Ilsley, and Stinson Morrison Hecker LLP, counsel to Gold Banc, the following discussion sets forth the material United States federal income tax consequences of the merger to Gold Banc stockholders who are U.S. Holders (as defined below) of Gold Banc common stock. This discussion is based on the Internal Revenue Code (the “Code”) and the related Treasury regulations, administrative interpretations and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Any change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. This discussion does not address all issues that may be applicable to holders who acquired shares of Gold Banc common stock pursuant to the exercise of options or otherwise as compensation. Furthermore, this discussion does not address any state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

As used herein, a “U.S. Holder” means a holder of shares of Gold Banc common stock who holds those shares as capital assets within the meaning of the Code (generally, for investment purposes) and is for U.S.

federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof (including the states and the District of Columbia), (3) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or the trust has made a valid election under the applicable U.S. Treasury regulations to be treated as a U.S. person, or (4) an estate that is subject to U.S. federal income tax regardless of its source. As used herein, a “Non-U.S. Holder” means any holder of Gold Banc common stock who is not a U.S. Holder.

The Merger.    Pursuant to the merger, a stockholder who exchanges all of the shares of Gold Banc common stock actually owned by it for a combination of Marshall & Ilsley common stock and cash will generally recognize gain, but not loss, with respect to Gold Banc common stock surrendered in an amount equal to the lesser of (i) the amount of gain realized, that is, the excess of the sum of the amount of cash and the fair market value of Marshall & Ilsley common stock received over the adjusted tax basis of Gold Banc common stock, and (ii) the amount of cash received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the stockholder’s holding period with respect to the stock is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the stockholder’s ratable share of Gold Banc’s accumulated earnings and profits. The federal income tax rates on long-term capital gains and certain dividend payments are the same.

The aggregate tax basis of Marshall & Ilsley common stock received by a stockholder that exchanges its shares of Gold Banc common stock for a combination of Marshall & Ilsley common stock and cash pursuant to the merger will be the same as the aggregate adjusted tax basis of the shares of Gold Banc common stock surrendered therefor, decreased by the cash received and increased by any recognized gain, whether capital gain or dividend income. The holding period of such Marshall & Ilsley common stock will include the holding period of the shares of Gold Banc common stock surrendered therefor.

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the stockholder’s deemed percentage stock ownership of Marshall & Ilsley. For purposes of this determination, the stockholder is treated as if such stockholder first exchanged all of such stockholder’s shares of Gold Banc common stock solely for Marshall & Ilsley common stock and then Marshall & Ilsley immediately redeemed a portion of such Marshall & Ilsley common stock in exchange for the cash the stockholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the stockholder, or (ii) not essentially equivalent to a dividend. In applying the foregoing tests, a stockholder is deemed to own stock owned and, in some cases, constructively owned, by certain family members, by certain estates and trusts of which the stockholder is a beneficiary, and by certain affiliated entities. As these rules are complex, each stockholder that may be subject to these rules should consult such stockholder’s tax advisor.

The deemed redemption, generally, will be “substantially disproportionate” with respect to a stockholder if the stockholder’s percentage of stock ownership described in (ii), below, is less than 80% of the percentage of stock ownership described in (i), below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a stockholder will depend upon the stockholder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the stockholder’s actual and constructive percentage stock ownership of Marshall & Ilsley. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of Marshall & Ilsley the stockholder is deemed actually and constructively to own immediately before the deemed redemption and (ii) the percentage of the outstanding stock of Marshall & Ilsley the stockholder actually and constructively owns immediately after the deemed redemption. The Internal Revenue Service has ruled that a minor reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a “meaningful reduction.”

If a Gold Banc stockholder were to dissent and receive a cash payment in exchange for his or her shares of Gold Banc common stock, the stockholder would be taxed at capital gains rates on the excess of the cash proceeds received over the adjusted tax basis of the shares. Such gain will be taxed as long-term capital gain if the shares have been held for more than a year. Gold Banc stockholders who exercise dissenters’ rights with respect to the merger are urged to consult their own tax advisors.

The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger. This discussion applies only to Gold Banc stockholders that are U.S. Holders that hold their shares of Gold Banc common stock, and will hold the shares of Marshall & Ilsley common stock received in exchange for their shares of Gold Banc common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the mergers that may be relevant to particular Non-U.S. Holders and holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	holders of shares of Gold Banc common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who are foreign persons;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Gold Banc common stock through stock option or stock purchase programs or otherwise as compensation.

No information is provided in this document with respect to the tax consequences, if any, of the merger under applicable state, local, foreign and other tax laws.

Cash in Lieu of Fractional Shares.    A holder of Gold Banc common stock who receives cash in lieu of a fractional share of Marshall & Ilsley common stock generally will be treated as having received such fractional share in the merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate tax basis in the shares of Gold Banc common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Gold Banc common stock is more than one year at the effective time of the merger.

Backup Withholding.    Non-corporate holders of Gold Banc common stock may be subject to backup withholding on cash payments received. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number and certifies, under penalties of perjury, that it is not subject to backup withholding on a Form W-9, and otherwise complies with applicable requirements of the backup withholding rules, or is a corporation or otherwise exempt from backup withholding and, when required, demonstrates this fact.

A stockholder who fails to provide the correct taxpayer identification number on a Form W-9 may be subject to penalties imposed by the IRS. Marshall & Ilsley will provide a Form W-9 to each Gold Banc stockholder after the merger. Any amount withheld under these rules will be creditable against the stockholder’s federal income tax liability.

Reporting Requirements.    Each Gold Banc stockholder will be required to attach a statement to its tax return for the taxable year in which the merger is completed that contains the information set forth in Section 1.368-3(b) of the U.S. Treasury regulations. The statement must include the stockholder’s tax basis in the Gold Banc common stock surrendered and a description of the Marshall & Ilsley common stock and cash received in the merger.

Closing Condition Tax Opinions.    Consummation of the merger is conditioned upon the receipt of additional closing tax opinions from Stinson Morrison Hecker LLP and Godfrey & Kahn, S.C., that, for federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In addition, Stinson Morrison Hecker LLP will opine that, for federal income tax purposes, no gain or loss will be recognized by Gold Banc or its stockholders to the extent the stockholder exchanges his or her shares for shares of Marshall & Ilsley common stock, and the tax basis of the Marshall & Ilsley common stock received will be the same as the tax basis of the Gold Banc shares surrendered in exchange, decreased by cash received and increased by gain recognized in the exchange.

The closing tax opinions will be based on factors, assumptions and representations set forth in the closing tax opinions, including representations contained in certificates of officers of Gold Banc and Marshall & Ilsley. All of the factors, assumptions and representations must be true and accurate in all respects as of the effective date of the registration statement and must continue to be true and accurate in all respects as of the effective time of the merger. If any of those factors, assumptions and representations are inaccurate, incomplete or untrue or any of the covenants are breached, the conclusions contained in the opinions stated herein could be affected. An opinion of counsel represents only counsel’s best legal judgment on the matters addressed in the opinion, and has no binding effect on the Internal Revenue Service or any court, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Gold Banc nor Marshall & Ilsley has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or foreign, state or local tax consequences of the merger. Accordingly, we urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

Regulatory Approvals

The merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank Holding Company Act requires the Federal Reserve Board, when approving a transaction such as this merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal stockholders, and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low-and moderate-income neighborhoods, served by the institution.

The Bank Holding Company Act prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Pursuant to the Bank Holding Company Act, the merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board’s approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to not less than 15 days. Marshall & Ilsley and Gold Banc believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Marshall & Ilsley and Gold Banc.

Other Requisite Approvals and Consents.    Approvals or notices are also required from or to certain state regulatory authorities, as well as the New York Stock Exchange, Nasdaq and other self-regulatory organizations and may be required from or to certain other regulatory agencies.

Status of Regulatory Approvals.    Marshall & Ilsley has filed (or will promptly file) all applications and notices and has taken (or will promptly take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. To date, an application or notification has not been filed with the Federal Reserve Board.

The merger cannot proceed in the absence of the requisite regulatory approvals. We do not know if or when all of these regulatory approvals will be obtained. Also, these approvals may contain a condition, restriction or requirement that causes these approvals to fail to satisfy the conditions for the merger.

Accounting Treatment

Marshall & Ilsley will account for the merger for accounting and financial reporting purposes as a “purchase,” as that term is used under GAAP. Under purchase accounting, the assets and liabilities of Gold Banc as of the effective time will be recorded at their fair values and added to those of Marshall & Ilsley. Any excess of the value of Marshall & Ilsley common stock issued and cash paid for Gold Banc common stock over the fair value of Gold Banc’s tangible and identifiable intangible net assets will be recorded as goodwill. Financial statements of Marshall & Ilsley issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Gold Banc.

Goodwill and certain intangible assets are not amortized. Instead, these assets are reviewed for impairment annually with any related losses recognized in earnings when incurred.

Resales of Marshall & Ilsley Common Stock

The shares of Marshall & Ilsley common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended. However, this will not be the case for shares issued to any stockholder who may be deemed to be an “affiliate” of Gold Banc for purposes of Rule 145 under the Securities Act as of the date of the special meeting. “Affiliates” generally include directors, certain executive officers, and beneficial owners of ten percent or more of any class of capital stock. These affiliates may not sell their shares of Marshall & Ilsley common stock acquired in the merger except pursuant to an effective registration statement under the securities laws or an applicable exemption from the registration requirements of the securities laws.

This proxy statement/prospectus does not cover resales of Marshall & Ilsley common stock received by any person who may be deemed to be an affiliate of Gold Banc. Gold Banc has agreed in the merger agreement to use its reasonable efforts to cause each person who may be deemed to be an affiliate of Gold Banc to execute and deliver to Marshall & Ilsley an affiliate agreement. As provided for in these agreements, Gold Banc’s affiliates will agree not to offer to sell, transfer or otherwise dispose of any of the shares of Marshall & Ilsley common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Marshall & Ilsley may place restrictive legends on certificates representing Marshall & Ilsley common stock issued to all persons who are deemed to be affiliates of Gold Banc under Rule 145.

Dissenters’ Rights

Under Section 17-6712 of the KGCC, any holder of Gold Banc common stock who does not wish to accept the per share consideration may dissent from the merger and elect to have the fair value of such stockholder’s shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 17-6712.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the KGCC, and is qualified in its entirety by the full text of Section 17-6712, which is provided in its entirety as Appendix D to this proxy statement/prospectus. All references in Section 17-6712 and in this summary to a “stockholder” are to a record holder of the shares of Gold Banc’s common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect dissenters’ rights.

Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix D to this proxy statement. Failure to comply with the procedures specified in Section 17-6712 timely and properly will result in the loss of dissenters’ rights. Moreover, because of the complexity of the procedures for exercising dissenters’ rights, Gold Banc believes that stockholders who consider exercising such rights should seek the advice of counsel.

Any record holder of Gold Banc common stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 17-6712 must satisfy each of the following conditions:

•	deliver to Gold Banc a written demand for appraisal of such stockholder’s shares prior to the taking of the vote on the merger agreement and the merger at the special meeting of stockholders, which demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares; and

•	not vote the holder’s shares of common stock in favor of the merger agreement and the merger at the special meeting. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must not vote in favor of or consent to the merger agreement and the merger.

Voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the merger agreement and the merger will not constitute a written demand for appraisal within the meaning of Section 17-6712. The written demand for appraisal of the stockholder’s shares must be in addition to and separate from any such proxy or vote.

Only a record holder of shares of common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A stockholder who elects to exercise appraisal rights pursuant to Section 17-6712 should mail or deliver a written demand to: Rick Tremblay, Chief Financial Officer, Gold Banc Corporation, Inc., 11301 Nall Avenue, Leawood, Kansas 66211.

Within ten days after the effective date of the merger, the surviving corporation must send written notice that the merger has become effective to each dissenting stockholder of Gold Banc who has made a written demand for appraisal in accordance with Section 17-6712 and who has not voted in favor of or consented to the merger agreement and the merger.

During a 120 day period after the effective date of the merger, a dissenting stockholder who has complied with the appraisal provisions of Section 17-6712 and who makes a written request of the surviving corporation is entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail the statement within 10 days of receiving the dissenting stockholder’s written request of the statement.

Within 120 days after the effective date of the merger, if the surviving corporation and any dissenting stockholders fail to agree upon the value of such stockholder’s common stock, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 17-6712 may file a petition in the Kansas district court demanding a determination of the value of the shares of common stock held by all dissenting stockholders. Notwithstanding this right of petition, the dissenting stockholder who has complied with the requirements of Section 17-6712 may, within 60 days after the effective date of the merger, withdraw its demand for appraisal and accept the terms offered upon the merger.

If the stockholder files the petition, a copy of the petition must be served on the surviving corporation. Within 20 days after service of the stockholder petition, the surviving corporation must file with the clerk of the same Kansas district court a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached.

At the hearing on such petition, the Court shall determine the stockholders who have complied with the requirements of Section 17-6712 and are therefore entitled to appraisal rights. The Court shall determine the value of the common stock exclusive of any element of value arising from the expectations or accomplishment of the merger, and shall direct the payment of such value, together with interest, if any, to the holders of such common stock by the surviving corporation.

Gold Banc is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 17-6712. Inasmuch as Gold Banc has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder’s previous written demand for appraisal.

Under the merger agreement, Gold Banc has agreed to give Marshall & Ilsley prompt notice of any demands for appraisal received by Gold Banc. Marshall & Ilsley has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the KGCC. Gold Banc will not, except with the prior written consent of Marshall & Ilsley, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 17-6712 could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 17-6712.

Any stockholder may withdraw its demand for appraisal and accept the merger consideration set forth in the merger agreement by delivering to the surviving corporation a written withdrawal of such stockholder’s demands for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Kansas district court shall be dismissed as to any stockholder without the approval of the Kansas district court, and such approval may be conditioned upon such terms as the Kansas district court deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when such approval is required or if the Kansas district court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding.

Failure to comply strictly with all of the procedures set forth in Section 17-6712 of the KGCC will result in the loss of a stockholder’s statutory rights.

Amendment to Gold Banc’s Rights Agreement

On October 13, 1999, Gold Banc entered into a rights agreement with American Stock Transfer & Trust Company, as rights agent, which was amended as of February 24, 2004. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15% or more of Gold Banc’s outstanding common stock without the approval of our board of directors.

On November 9, 2005, immediately prior to the execution of the merger agreement, Gold Banc and American Stock Transfer & Trust Company entered into an amendment to the rights agreement which provides that neither the execution of the merger agreement nor the completion of the merger agreement will trigger the provisions of the rights agreement. In particular, the amendment to the rights agreement provides that neither Marshall & Ilsley nor any of its affiliates shall become an “Acquiring Person,” and no “Distribution Date” will occur, in each case as a result of the acquisition of, or the right to acquire, shares of common stock pursuant to the merger agreement.

TERMS OF THE MERGER AGREEMENT

The following is a summary of various provisions of the merger agreement. When we use the term merger agreement in this document, we are referring collectively to the agreement and plan of merger, as amended, a copy of which is included in this document as Appendix A, and the plan of merger, a copy of which is included in this document as Appendix B. The merger agreement was amended on November 22, 2005 to amend and restate the employee benefit matters annex, which is attached to the merger agreement as Annex B, and to permit Gold Banc to supplement its disclosures. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety because it, and not this summary, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Marshall & Ilsley and Gold Banc made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

Representations and Warranties

The merger agreement contains representations and warranties of Gold Banc and Marshall & Ilsley to each other as to, among other things:

•	the corporate organization and existence of each party and its subsidiaries;

•	the capitalization of each party;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	no conflict between the merger agreement and:

•	the articles of incorporation and by-laws of each party,

•	applicable law, or

•	other agreements, instruments and obligations;

•	the inapplicability to the merger agreement and the merger of anti-takeover laws and regulations;

•	required governmental and regulatory consents;

•	compliance with applicable law;

•	the completeness and accuracy of each party’s financial statements and filings with the SEC and bank regulatory agencies;

•	compliance with the applicable provisions of Sarbanes-Oxley and the rules and regulations of the NYSE and Nasdaq;

•	the establishment and maintenance of a system of “internal control over financial reporting”;

•	the fact that there are no outstanding loans made by either party to any of its executive officers or directors, other than loans that are subject to Regulation O under the Federal Reserve Act;

•	the fact that except for the liabilities reflected on the balance sheet of the parties and the liabilities incurred in the ordinary course of business, neither party has incurred any liability that is required to be disclosed on a balance sheet or that would have a material adverse effect on either party;

•	the fact that neither party has been requested by its independent registered accounting firm or by the staff of the SEC to restate any of its reports filed with the SEC since December 31, 2002 or to modify its accounting in the future in a manner that would have a material adverse effect on either party;

•	the fact that since January 1, 2005 neither party is aware of any complaint against any director, officer, employee, auditor, accountant or representative, or the receipt by any of its subsidiaries of any complaint, allegation, assertion, or claim, that such party has engaged in questionable accounting or auditing practices;

•	the absence of changes in each party’s business since January 1, 2005 which would have a material adverse effect (as defined in the merger agreement) on the party making the representation;

•	the absence of undisclosed legal proceedings and injunctions that would have a material adverse effect on the party making the representation;

•	compliance with the USA PATRIOT Act and the Gramm-Leach-Bliley Act;

•	the completeness and accuracy of the registration statement, of which this proxy statement/prospectus is a part;

•	title to that party’s property;

•	broker’s fees; and

•	the tax treatment of the merger.

The merger agreement contains additional representations and warranties of Gold Banc to Marshall & Ilsley as to, among other things:

•	the inapplicability to the merger agreement and the merger of anti-takeover laws and regulations;

•	the validity of Gold Banc’s franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own and carry business including authorizations from FDIC, Federal Reserve Bank, SBA, Office of the Kansas State Bank Commissioner, the Missouri Department of Finance, the Oklahoma Office of State Finance and the Florida Office of Financial Regulation;

•	the fact that the minute books of Gold Banc and its subsidiaries contain true, complete and accurate records of all meetings and other corporate actions;

•	Gold Banc’s employee benefit plans and related matters;

•	the absence of environmental liabilities which would have a material adverse effect on Gold Banc;

•	the absence of material restrictions on Gold Banc’s business;

•	the filing and accuracy of Gold Banc’s tax returns;

•	material policies of insurance and the absence of any liability for unpaid premiums or premium adjustments not properly reflected on Gold Banc’s financial statements;

•	the validity of, and the absence of material defaults under, material contracts;

•	the receipt by Gold Banc of the written opinion of Hovde Financial LLC as to the fairness of the consideration to be received in the merger by Gold Banc’s stockholders;

•	the stockholder vote required to approve the merger;

•	the validity of the assumption by Marshall & Ilsley of Gold Banc’s option plans and the options issued under the terms of such option plans; and

•	the inapplicability of the rights agreement to the merger agreement and the merger.

Conduct of Business Pending the Merger

Gold Banc has agreed, except as permitted by the merger agreement, disclosed prior to the signing of the merger agreement, required by law or a governmental authority or consented to in writing by Marshall & Ilsley that it will, and it will cause each of its subsidiaries to:

•	operate its business only in the usual, regular and ordinary course consistent with past practices;

•	use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

•	use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

•	use all commercially reasonable efforts to keep in full force and effect director and officer liability insurance comparable in amount and scope of coverage to that now maintained by it;

•	perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

•	comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws;

•	not take any action or fail to take any action which, individually or in the aggregate, can be expected to have a material adverse effect on it and its subsidiaries, taken as a whole;

•	update the disclosure statement provided to Marshall & Ilsley on a regular basis to reflect any matters which have occurred from and after the date of the merger agreement as set forth in the merger agreement;

•	give prompt written notice to Marshall & Ilsley if Gold Banc becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach of any of its representations or agreements and to use its reasonable efforts to prevent or remedy the same;

•	within thirty days of the merger agreement, deliver to Marshall & Ilsley a letter identifying all the affiliates, including all directors and executive officers of the affiliates, pursuant to Rule 145 of the Securities Act and advise them of the resale restrictions imposed by securities laws;

•	deliver to Marshall & Ilsley a true and complete list with the names of Gold Banc’s stockholders, their holdings of stock as of the latest practicable date and other required stockholder information;

•	provide Marshall & Ilsley with access to the properties, books and records of Gold Banc and any other information related to Gold Banc; and

•	agree that the terms and provisions of the confidentiality agreement signed in connection with the merger remain in full force and effect, be binding upon Gold Banc and survive termination of the merger agreement.

Except as permitted by the merger agreement, disclosed prior to the signing of the merger agreement, required by law or a governmental authority or consented to in writing by Marshall & Ilsley, Gold Banc has further agreed that, without the prior written consent of Marshall & Ilsley, it and its subsidiaries will not, among other things:

•	except to maintain qualification under the Internal Revenue Code, adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy with any of its or its subsidiaries’ current or former directors, officers or employees;

•	except for normal increases in the ordinary course of business consistent with past practice, increase the salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or agreement in effect as of the date of the merger agreement;

•	declare or pay any dividend on, or make any other distribution in respect of, its common stock or limited liability interests, except for regular quarterly cash dividends of Gold Banc common stock with usual record and payment dates for such dividends at a rate not in excess of $0.05 per share, and except for dividends by a subsidiary of Gold Banc solely to Gold Banc;

•	merge with or into any other entity, or effect any reorganization or recapitalization;

•	acquire or dispose of assets, other than in the ordinary course of business consistent with past practice;

•	repurchase or redeem shares of its capital stock or limited liability company interests or any securities convertible into its capital stock or other equity interests;

•	issue any shares of its capital stock or any options, warrants or rights to acquire shares of its capital stock or other equity interests;

•	split, reclassify or combine any of its capital stock or other equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

•	propose or adopt any amendment to its articles of incorporation, by-laws, articles of organization or operating agreement in any manner adverse to Marshall & Ilsley;

•	change any of its methods of accounting or reporting of income and deductions for federal income tax purposes, except as may be required by accounting principles generally accepted in the United States; and

•	change any lending, investment, liability management or other material policies concerning its business or operations.

Gold Banc has also agreed:

•	to maintain and to cause its subsidiaries to maintain their existing loan and investment policies and procedures designed to ensure safe and sound banking practices; and

•	not to (i) redeem the rights (as defined in the rights agreement), or amend or modify or terminate the rights agreement other than to delay the distribution date (as defined in the rights agreement) or to render the rights inapplicable to the execution, delivery and performance of merger agreement and the merger, or (ii) permit the rights to become non-redeemable at the redemption price currently in effect.

Except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, Marshall & Ilsley has agreed that, without the prior written consent of Gold Banc, it will:

•	maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Marshall & Ilsley’s financial statements applied on a consistent basis;

•	conduct its business in a manner that does not violate any law, except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Marshall & Ilsley;

•	use its reasonable best efforts to cause the shares to be issued in the merger to be approved for listing on the NYSE prior to the effective time;

•	use its reasonable best efforts to cause the merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code; and

•	assume Gold Banc’s option plans and its obligations thereunder as provided in the merger agreement and take all corporate actions necessary to reserve for issuance a sufficient number of shares of Marshall & Ilsley common stock for delivery upon exercise of the options in accordance with the merger agreement.

Except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, Marshall & Ilsley has further agreed that, without the prior written consent of Gold Banc, it and its subsidiaries will not amend its articles of incorporation or by-laws in a manner that would adversely affect the terms of its common stock or its ability to consummate the merger.

Limitation on Gold Banc Dividends During Quarter in Which the Merger Occurs

In the merger agreement, Gold Banc has agreed not to declare any dividends on its common stock in the quarter in which the merger occurs. The purpose of this prohibition is that Gold Banc stockholders will receive either a cash dividend from Gold Banc on their shares of Gold Banc common stock or a cash dividend from Marshall & Ilsley with respect to the shares of Marshall & Ilsley common stock they received pursuant to the merger agreement, but not both. If Gold Banc does not declare and pay a cash dividend in a particular calendar quarter because it reasonably expected that the merger would occur in such quarter, but the merger does not in fact occur in such quarter, then Gold Banc may declare and pay a regular quarterly cash dividend, not to exceed $0.05 per share, as soon as reasonably practicable after the end of such quarter.

No Solicitation of Transactions

Gold Banc has agreed that it will not authorize its officers, directors, employees or agents to (i) solicit, initiate, encourage or induce the making of any “acquisition proposal,” (ii) participate in any discussions or negotiations with, or provide any confidential information to, any person relating to, or take any action to facilitate the making of any “acquisition proposal,” or (iii) enter into any contract relating to an “acquisition proposal.”

However, under the merger agreement, Gold Banc is permitted to furnish non-public information to, and enter into discussions or negotiations with, a third party making an “acquisition proposal” if:

•	Gold Banc’s board of directors determines in good faith that such “acquisition proposal” constitutes or is reasonably likely to result in an offer for a merger or other similar transaction that the board of directors determines will be more favorable to Gold Banc stockholders than the terms of the merger agreement with Marshall & Ilsley;

•	Gold Banc’s board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the board of directors of its fiduciary obligations to Gold Banc’s stockholders;

•	Gold Banc gives Marshall & Ilsley written notice of the identity of the person or group making the “acquisition proposal” five days before forwarding any information or entering into discussions with such person or group; and

•	prior to doing so, Gold Banc enters into a reasonably customary confidentiality agreement with such third party.

Employee Benefit Matters

Marshall & Ilsley has agreed that it will give employees of Gold Banc who become employees of Marshall & Ilsley, whom we refer to as transferred employees, full credit for their prior service with Gold Banc and its subsidiaries for purposes of eligibility and vesting under retirement plans in which the transferred employees may be eligible to participate and for all purposes under any welfare benefit plans, “cafeteria” plans, vacation plans and similar arrangements maintained by Marshall & Ilsley. However, Marshall & Ilsley will not give prior service credit in connection with the Marshall & Ilsley retiree health plan.

Marshall & Ilsley has also agreed to waive all preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to transferred employees under any welfare benefit plans maintained by Marshall & Ilsley in which transferred employees may be eligible to participate. Marshall & Ilsley is not required to waive limitations or waiting periods that are currently in effect under the Gold Banc welfare plans that have not been satisfied as of the effective time of the merger.

Gold Banc’s 401(k) plan will be merged into that of Marshall & Ilsley as soon as practicable after the effective time of the merger. No additional contributions will be made to Gold’s Banc’s 401(k) plan based upon compensation paid after the effective time of the merger. The transferred employees, regardless of prior service with Gold Banc, will also be eligible to receive employer matching contributions under the Marshall & Ilsley 401(k) plan if such transferred employees otherwise meet all other criteria for the match under such plan.

Gold Banc’s ESOP will terminate as of the effective time of the merger. The ESOP’s indebtedness to an unrelated lender will be repaid with proceeds from the ESOP’s sale or exchange of employer securities that secure the debt. The remaining assets that become unencumbered upon repayment of the indebtedness will be allocated among ESOP participants who are transferred employees of Gold Banc and who have worked at an annualized rate of 1,000 hours or more from January 1, 2006 to the effective time of the merger. The allocation will be based upon the participants’ compensation for 2005, not to exceed $210,000. The specific methods of allocation may be adjusted if necessary to secure from the Internal Revenue Service a favorable determination letter regarding the tax-qualified status of the ESOP upon its termination and/or a private letter ruling approving the allocation of remaining assets released from encumbrance. Distributions to ESOP participants may be made as soon as practicable after the later to occur of (1) the effective time of the merger, (2) the receipt of such IRS determination letter, and (3) the receipt of the private letter ruling.

Additional Agreements

Marshall & Ilsley and Gold Banc have further agreed, among other things, to:

•	give prompt notice to each other of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty to be untrue or inaccurate; and to give prompt notice of any failure to comply with or satisfy any covenant of the merger agreement;

•	consult with each other before issuing any press release or making any public statements except as may be required by law, including disclosures required under federal securities laws; and

•	comply with all requirements to qualify transactions contemplated by the merger agreement to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

Gold Banc has further agreed to use all reasonable efforts to assist Marshall & Ilsley to retain Gold Banc’s customers for the surviving corporation.

Marshall & Ilsley has further agreed to:

•	succeed to Gold Banc’s obligations with respect to indemnification or exculpation existing in favor of the directors, officers, employees and agents of Gold Banc and Gold Banc’s subsidiaries as provided in Gold Banc’s articles of incorporation, by-laws, indemnity agreements or otherwise in effect prior to the effective date of the merger agreement;

•	use reasonable best efforts to maintain for a period of six years from and after the effective time an insurance policy for directors’ and officers’ liabilities for all present and former directors and officers of Gold Banc covered by the existing policies on the date of the merger agreement, provided, however, that Marshall & Ilsley will not be required to pay on an annual basis more than 250% of the annual premium in effect on the date of the merger agreement to maintain such insurance;

•	require that its successors or assigns, in case of a merger, consolidation or transfer of all assets, maintain the indemnity and insurance obligations with respect to the indemnified parties as provided in the merger agreement; and

•	take such action as may be reasonably required to cause its board of directors to be expanded by one member and to appoint the person serving as Gold Banc’s CEO to the class of its directors with terms expiring at the 2008 annual meeting of Marshall & Ilsley’s shareholders.

Conditions to Completion of the Merger

Marshall & Ilsley’s and Gold Banc’s obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions including, among others, the following:

•	the Marshall & Ilsley common stock that is to be issued in the merger must be approved for listing on the NYSE and the registration statement filed with the SEC concurrently with this document must be effective;

•	the merger agreement must be approved by the holders of a majority of the outstanding shares of common stock of Gold Banc;

•	the approval of the Federal Reserve Board must have been obtained without any condition that would significantly adversely affect Marshall & Ilsley, and all conditions to such approval must have been satisfied and all waiting periods relating to the approval must have expired;

•	all statutory waiting periods under the HSR Act shall have expired and Marshall & Ilsley shall not have received any objections to the merger from the Federal Trade Commission or the Department of Justice;

•	if required, the approval of the Kansas Office of the State Bank Commissioner, the Missouri Division of Finance, the Oklahoma Office of State Finance and the Florida Office of Financial Regulation must have been obtained without any condition that would have a material adverse effect on Marshall & Ilsley, all conditions to such approvals must have been satisfied and all waiting periods relating to the approvals must have expired;

•	no governmental authority, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any law or order which is in effect preventing or prohibiting consummation of the transactions contemplated by the merger agreement or restricting the consummation of the transactions contemplated by the merger agreement in a manner that would have a material adverse effect on Marshall & Ilsley or Gold Banc;

•	the representations and warranties of each party contained in the merger agreement must be true and correct in all material respects;

•	each party must have performed or complied with in all material respects all of its agreements and covenants in the merger agreement;

•	all required consents, approvals and authorizations must be obtained by the parties;

•	no challenge to the merger or the right of Marshall & Ilsley to own or operate the business of Gold Banc shall be pending;

•	the parties must have received legal opinions relating to the merger and tax opinions stating that the merger will be treated as a tax-free reorganization under federal tax laws;

•	Marshall & Ilsley shall have received comfort letters from KPMG, LLP, if requested;

•	there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon on Marshall & Ilsley or Gold Banc or their respective subsidiaries (or the surviving corporation or its subsidiaries), which would materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement in such a manner as to render inadvisable the consummation of the merger; and

•	since the date of the merger agreement, there shall not have been any material adverse effect on such party and its subsidiaries, taken as a whole.

We cannot assure you that the required regulatory approvals necessary to consummate the merger will be obtained, when they will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before September 30, 2006, either Marshall & Ilsley or Gold Banc may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by the stockholders of Gold Banc, in any of the following ways:

•	by mutual written consent of Gold Banc and Marshall & Ilsley;

•	by either Gold Banc or Marshall & Ilsley, if the merger is not completed on or before September 30, 2006, unless the failure of the closing to occur by this date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

•	by either Gold Banc or Marshall & Ilsley, if a court of competent jurisdiction or a governmental authority shall have issued an order or taken some other action permanently restraining, enjoining or prohibiting the merger;

•	by either Gold Banc or Marshall & Ilsley, if the Gold Banc stockholders hold a meeting and the approval of the stockholders of Gold Banc required for completion of the merger has not been obtained, provided that Gold Banc may not terminate the merger agreement under this provision if the failure to obtain stockholder approval is caused by a breach of the merger agreement by Gold Banc;

•	by either Gold Banc or Marshall & Ilsley, if there has been a material breach of any of the representations, warranties, covenants or agreements of the other party in the merger agreement, which breach if unintentional and curable is not cured within 10 days following written notice to the party committing the breach and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations, warranties and covenants described under “—Conditions to Completion of the Merger.”

•	by Marshall & Ilsley, if the Gold Banc board of directors withdraws, amends or modifies in any manner adverse to Marshall & Ilsley, its approval or recommendation of the merger agreement or the merger, or that its stockholders approve the merger agreement and the merger or fails to include its recommendation in this proxy statement/prospectus;

•	by Gold Banc if, prior to the vote of its stockholders, Gold Banc has entered into a definitive agreement with respect to a “superior offer” (as defined in the merger agreement) with a third party;

•	by either Gold Banc or Marshall & Ilsley, if any of the conditions to the obligations of the party to complete the merger have not been satisfied or waived by such party at closing or the party reasonably determines that the timely satisfaction of any condition has become impossible or if there has been a material adverse effect on the other party; or

•	by Gold Banc, if (i) the average trading price during the valuation period is less than $32.11, and (ii) Marshall & Ilsley has not elected to exercise its right to increase the per share stock consideration under the terms of the merger agreement by issuing an additional number of shares of its common stock such that the total dollar value of the per share stock consideration based on that average trading price shall be an amount equal to $13.87.

Any termination of the merger agreement will be effective immediately upon the delivery of written notice by the terminating party to the other party, except that if either Gold Banc or Marshall & Ilsley terminate the agreement due to the breach of any covenant or agreement by the other party and the breach is unintentional and can be cured, the termination will be effective ten days after the delivery of written notice by the terminating party to the other party if the breach is not cured.

Termination Fee

Gold Bank will pay to Marshall & Ilsley a termination fee in the amount of $20 million within one business day after Marshall & Ilsley’s demand, if:

•	Gold Banc has terminated the merger agreement prior to a stockholder vote and has entered into a definitive agreement with respect to a “superior offer” (as defined in the merger agreement) with a third party;

•	Marshall & Ilsley has terminated the merger agreement because Gold Banc’s board of directors or a committee of its board of directors has withdrawn, or amended or modified in a manner adverse to Marshall & Ilsley, its approval or recommendation of the merger agreement or the merger, or failed to include its recommendation that Gold Banc stockholders vote for approval of the merger in this proxy statement/prospectus, and within 12 months following the termination of the merger agreement an acquisition proposal is consummated or Gold Banc enters into an agreement or binding letter of intent providing for an acquisition proposal;

•	Marshall & Ilsley or Gold Banc has terminated the merger agreement because the merger has not been consummated prior to September 30, 2006 and prior to such termination:

•	Gold Banc shall not have held a meeting of its stockholders,

•	an acquisition proposal shall have been publicly disclosed and not withdrawn, and

•	within 12 months following the termination of the merger agreement, an acquisition proposal is consummated or Gold Banc enters into an agreement or binding letter of intent providing for an acquisition proposal;

•	Marshall & Ilsley or Gold Banc has terminated the merger agreement because the required approval of Gold Banc stockholders was not obtained at a meeting of Gold Banc stockholders where a final vote on a proposal to adopt the merger agreement was taken, prior to such termination an acquisition proposal shall have been publicly disclosed and not withdrawn, and within 12 months following the termination the merger agreement an acquisition proposal is consummated or Gold Banc enters into an agreement or binding letter of intent providing for an acquisition proposal.

Stockholder Voting Agreement

In order to induce Marshall & Ilsley to enter into the merger agreement, certain directors and executive officers of Gold Banc who individually own, in the aggregate, approximately 2.5 percent of the outstanding shares of Gold Banc common stock, have each agreed that at any meeting of the stockholders of Gold Banc or in connection with any written consent of the stockholders of Gold Banc, such stockholder will vote all shares of Gold Banc common stock held of record or beneficially owned by such stockholder (to the extent the stockholder has the sole right to vote or direct the voting of such shares) and use his reasonable best efforts to vote all his shares of Gold Banc common stock (to the extent the stockholder has the shared right to vote such shares):

•	in favor of the merger and the merger agreement; and

•	against any proposal relating to an acquisition proposal and against any action or agreement that would impede or frustrate the stockholder voting agreement or result in a breach in any respect of any obligation or agreement of Gold Banc under the merger agreement or which would result in any of the conditions to the parties’ obligations to effect the merger described in the merger agreement not being fulfilled.

Each stockholder has agreed that, except as provided by the merger agreement and the stockholder voting agreement, such stockholder will not:

•	offer to transfer, transfer or consent to transfer any or all shares of Gold Banc common stock beneficially owned by such stockholder;

•	enter into any contract, option or other agreement or understanding with respect to any transfer of any or all shares of Gold Banc common stock beneficially owned by such stockholder;

•	grant any proxy, power-of-attorney or other authorization or consent with respect to any or all shares of Gold Banc common stock beneficially owned by such stockholder, except to vote such shares in accordance with the stockholder voting agreement;

•	deposit into a voting trust or enter into a voting agreement or arrangement with respect to any or all shares of Gold Banc common stock beneficially owned by such stockholder; or

•	take any action that would cause any representation or warranty made under the stockholder voting agreement to become untrue or incorrect.

Except to the extent a stockholder is an officer or director of Gold Banc and is acting solely in such capacity or is exercising such stockholder’s fiduciary duties as a Gold Banc director or officer (to the extent permitted in the merger agreement), each stockholder has agreed that such stockholder shall not encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide information to or otherwise take any action to assist or facilitate, any person concerning any acquisition proposal. Each stockholder has agreed to cease any such existing activities and to immediately communicate to Marshall & Ilsley the terms of any acquisition proposal.

Each stockholder has waived any rights to exercise dissenters’ rights under Kansas law.

Each stockholder has agreed to take all actions necessary to consummate and make effective the transactions contemplated by this stockholder voting agreement.

The stockholder voting agreement with respect to each stockholder shall terminate upon the earliest of:

•	the effective time of the merger; or

•	the termination of the merger agreement.

MARSHALL & ILSLEY CORPORATION

Description of Business

Marshall & Ilsley Corporation, incorporated in Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act. As of September 30, 2005, Marshall & Ilsley had consolidated total assets of approximately $45.0 billion and consolidated total deposits of approximately $27.0 billion, making Marshall & Ilsley the largest bank holding company headquartered in Wisconsin.

Marshall & Ilsley’s principal assets are the stock of its bank and non-bank subsidiaries, which, as of September 30, 2005, included Metavante, five bank, federal savings bank and trust company subsidiaries and a number of companies engaged in businesses that the Federal Reserve Board has determined to be closely-related or incidental to the business of banking. Marshall & Ilsley provides its subsidiaries with financial and managerial assistance in such areas as budgeting, tax planning, compliance assistance, asset and liability management, investment administration and portfolio planning, business development, advertising and human resources management.

Generally, Marshall & Ilsley organizes its business segments based on legal entities. Each entity offers a variety or products and services to meet the needs of its customers and the particular market served. Based on the way Marshall & Ilsley organizes its business, its has two reportable segments: Banking and Data Services (or Metavante). Banking consists of accepting deposits, making loans and providing other services such as cash management, foreign exchange and correspondent banking to a variety of commercial and retail customers. Data Services consists of providing data processing services, developing and selling software and providing consulting services to financial services companies, including our affiliates, as well as providing credit card merchant services. Marshall & Ilsley’s primary other business segments include Trust Services, Mortgage Banking (residential and commercial), Capital Markets Group, Brokerage and Insurance Services, and Commercial Leasing.

Marshall & Ilsley’s bank and savings association subsidiaries provide a full range of banking services to individuals, businesses and governments throughout Wisconsin, and in the Phoenix and Tucson, Arizona metropolitan areas, Minneapolis, Minnesota and St. Louis, Missouri metropolitan areas, in Duluth, Minnesota, Belleville, Illinois, Las Vegas, Nevada and Naples and Bonita Springs, Florida, as well as on the Internet. These subsidiaries offer retail, institutional, international, business and correspondent banking, investment and trust services through the operation of 194 banking offices in Wisconsin, 39 offices in Arizona, 14 offices in Minnesota, seven offices in Missouri, two offices in Florida, one office in Illinois and one office in Nevada. Marshall & Ilsley’s bank and saving association subsidiaries hold a significant portion of their mortgage and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries. M&I Marshall & Ilsley Bank is Marshall & Ilsley’s largest bank subsidiary, with consolidated assets as September 30, 2005 of approximately $37.9 billion.

Metavante is a major supplier of financial and data processing services and software to banking, financial services and related organizations. Metavante provides integrated products and services to financial services providers that enable them to initiate and process a broad range of financial transactions electronically, including through the Internet. Metavante’s integrated financial transaction processing, outsourcing, software and consulting products and services provide virtually all of the technology that a financial services provider needs to run its operations. As of December 31, 2004, Metavante had over 5,100 clients in the United States and abroad, including large banks, mid-tier and community banks, Internet banks and non-traditional financial services providers.

Marshall & Ilsley’s other non-bank subsidiaries operate a variety of bank-related businesses, including those providing investment management services, insurance services, trust services, equipment lease financing, commercial and residential mortgage banking, home equity financing, venture capital, brokerage services and financial advisory services. M&I Investment Management Corp. offers a full range of asset management services to Marshall & Ilsley’s trust company subsidiaries, the Marshall Funds and other individual, business and institutional customers. Marshall & Ilsley’s trust company subsidiary provides trust and employee benefit plan services to customers throughout the United States with offices in Wisconsin, Arizona, Florida, Nevada, North Carolina and Illinois. M&I Equipment Finance Company leases a variety of equipment and machinery to large and small businesses. M&I Dealer Finance, Inc. provides retail vehicle lease financing. M&I Mortgage Corp. originates, purchases, sells and services residential mortgages. M&I Mortgage Reinsurance Corporation acts as a reinsurer of private mortgage insurance written in connection with residential mortgage loans originated in the M&I system. The Richter-Schroeder Company originates and services long-term commercial real estate loans for institutional investors. M&I Capital Markets Group L.L.C. and M&I Ventures L.L.C. provide venture capital, financial advisory and strategic planning services to customers, including assistance in connection with the private placement of securities, raising funds for expansion, leveraged buy-outs, divestitures, mergers and acquisitions and small business investment company transactions. M&I Brokerage Services, Inc., a broker-dealer registered with the NASD and SEC, provides brokerage and other investment related services to a variety of retail and commercial customers. M&I Support Services Corp. operates an extensive multi-media customer service center that provides banking customers with 24-hour phone access to personal bankers and other customer services.

As a registered bank holding company, Marshall & Ilsley is subject to regulation and examination by various state and federal governmental regulatory agencies.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Marshall & Ilsley is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2004. Marshall & Ilsley’s Annual Report on Form 10-K, as amended, is incorporated by reference into this document. Gold Banc stockholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Marshall & Ilsley at the address or telephone number provided under “Where You Can Find More Information” on page 80.

GOLD BANC CORPORATION, INC.

Description of Business

Gold Banc Corporation, Inc., is a Kansas corporation, a registered bank holding company under the Bank Holding Company Act and a financial holding company under the Gramm-Leach-Bliley Act. Gold Banc is subject to regulation by the Federal Reserve Board. Its principal executive offices are located at 11301 Nall Avenue, Leawood, Kansas 66211, and its telephone number is (913) 451-8050.

As a financial holding company, Gold Banc is eligible to engage in a broad range of financial activities. “Financial activities” include not only banking and securities activities, but also investment advisory and additional activities that the Federal Reserve Board determines to be financial in nature or complementary to such activities.

Gold Banc owns all of the outstanding stock of a commercial bank with 31 branches in Kansas, Missouri, Oklahoma and Florida. At the beginning of 2004 Gold Banc operated primarily through three subsidiary banks: Gold Bank-Kansas, Gold Bank-Oklahoma and Gold Bank-Florida. As a result of mergers completed during 2004, Gold Banc has consolidated its subsidiary banks into a single Kansas-chartered bank operating as “Gold Bank.” In addition to its bank, Gold Banc also owns five non-bank financial services subsidiaries. Gold Banc’s financial services subsidiaries provide securities brokerage, investment management and trust services. The remaining two non-bank subsidiaries, its insurance agency and investment advisory services businesses, are currently inactive.

Gold Banc and Gold Bank are headquartered in Johnson County, Kansas. Johnson County is a suburban community near Kansas City, Missouri. Johnson County has a competitive banking environment. Its robust economic growth has enabled Gold Bank to rapidly grow its loans and deposits in the county. Gold Bank has nine branches in the growing areas of Johnson County, Kansas and six branches in the remainder of the Kansas City, Missouri metropolitan area. Gold Banc entered the Kansas City, Missouri market with its acquisition in 2000 of First Business Bank of Kansas City. Gold Banc promptly merged that bank into Gold Bank-Kansas.

Gold Banc entered the Tulsa, Oklahoma market in 1998 with the acquisition of Citizens Bank of Tulsa, which was subsequently merged into Gold Bank-Oklahoma and then merged into Gold Bank. Gold Banc currently operates three branches in Tulsa, Oklahoma.

Gold Banc entered the Bradenton and Sarasota, Florida market on the highly popular and rapidly growing west coast of the state between Tampa Bay and Naples with the acquisition of American Bank in March 2000. The American Bank acquisition provided Gold Banc with access to a diversified market that has been one of the fastest growing population areas in the United States for the past ten years. The demographics and per capita income levels are believed to be very promising for the development of Gold Banc’s wealth and asset management services. In 2002, Gold Banc changed the bank’s name to Gold Bank-Florida, and in 2004 it was merged into Gold Bank. Gold Banc currently operates eleven branches on the west coast of Florida.

Financial services, including traditional and on-line banking, brokerage, trust, mortgage and investment management, are offered to customers of Gold Bank, either directly through representatives located in bank offices or through telecommunication links with the non-bank offices.

Gold Bank.    Gold Bank, which was formerly referred to as Gold Bank-Kansas, is a Kansas state bank. During 2004, Gold Banc merged its wholly-owned subsidiaries Gold Bank-Oklahoma and Gold Bank-Florida into Gold Bank-Kansas. Gold Banc now refers to the resulting entity solely as Gold Bank. As a result of the mergers of the bank charters, as of November 9, 2005, Gold Bank had 11 branches located in the State of Kansas, six Missouri branches in the greater Kansas City area, three branches in Tulsa, Oklahoma, and 11 branches in the Tampa Bay, Sarasota and Bradenton, and Port Charlotte areas of Florida.

Gold Bank is a full service bank that conducts a general banking and trust business, offering its customers checking and savings accounts, debit cards, certificates of deposit, trust services, safe deposit boxes and a wide range of lending services, including: credit card accounts, commercial and industrial loans, single payment personal loans, installment loans, construction and development loans and commercial and residential real estate loans. Gold Bank’s loan portfolio consists primarily of commercial and industrial and commercial real estate loans.

Gold Financial Services, Inc.    Gold Financial Services is a wholly-owned subsidiary of Gold Banc and serves as an intermediate holding company for Gold Banc’s financial services subsidiaries engaged in insurance, trust, brokerage, investment advisory services and merchant banking.

Gold Capital Management, Inc.    Gold Capital Management is registered with the SEC as a securities broker-dealer and investment advisor, and is a member of the NASD. It is also licensed in Florida, Kansas, Missouri and Oklahoma as an insurance agency. Gold Capital Management’s customers consist mostly of financial institutions located throughout the Midwest. Gold Capital Management manages a wide variety of fixed income portfolios for clients that currently include a significant number of commercial banks located primarily in Kansas, Missouri, Oklahoma, Nebraska and Iowa. Gold Capital Management also provides services to trusts, pension plans, insurance companies, commercial businesses, government entities, foundations and high-net-worth individuals. Gold Capital Management is headquartered in Overland Park, Kansas, and is a wholly-owned subsidiary of Gold Financial Services.

Gold Trust Company.    Gold Trust Company is a Missouri non-depository trust company that is headquartered in St. Joseph, Missouri. Gold Trust Company provides trust services at Gold Bank branch locations in Missouri, Kansas, Florida and Oklahoma. As of December 31, 2004, Gold Trust Company had approximately $825 million in discretionary trust assets under management and approximately $424 million in non-discretionary trust assets under administration. Gold Trust Company is a wholly-owned subsidiary of Gold Financial Services.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Gold Banc is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2004, as amended. Gold Banc’s Annual Report on Form 10-K, as amended, is incorporated by reference into this document. Gold Banc stockholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Gold Banc at the address or telephone number provided under “Where You Can Find More Information” on page 80.

COMPARATIVE RIGHTS OF STOCKHOLDERS/SHAREHOLDERS

The rights of Gold Banc stockholders are currently governed by the Kansas General Corporation Code, or the KGCC, Gold Banc’s restated articles of incorporation and Gold Banc’s amended and restated by-laws. At the time of the merger, the Gold Banc stockholders will become Marshall & Ilsley shareholders and their rights will be determined by the Wisconsin Business Corporation Law, or the WBCL, Marshall & Ilsley’s restated articles of incorporation and Marshall & Ilsley’s by-laws. The following is a summary of the material differences between the rights of Gold Banc common stockholders and the rights of Marshall & Ilsley common shareholders. It is not a complete statement of the provisions affecting and the differences between the rights of Gold Banc stockholders and those of Marshall & Ilsley shareholders. The summary is qualified in its entirety by reference to the KGCC, WBCL, Gold Banc’s restated articles of incorporation and amended and restated by-laws, and Marshall & Ilsley’s restated articles of incorporation and by-laws.

Authorized Capital Stock

Gold Banc	Marshall & Ilsley

Authorized: 50,000,000 shares of common stock. 50,000,000 shares of preferred stock. Outstanding as of November 4, 2005: 38,205,194 shares of common stock. No shares of preferred stock.

Authorized:

700,000,000 shares of common stock.

5,000,000 shares of preferred stock, of which

2,000,000 shares are designated as Series A

Convertible Preferred Stock.

Outstanding as of November 4, 2005:

235,023,467 shares of common stock.

No shares of preferred stock.

Size of Board of Directors

Gold Banc	Marshall & Ilsley

The KGCC provides that a corporation shall have one or more directors, each of whom shall be a natural person, and that the number shall be fixed by, or in the manner, provided in, the by-laws, unless the articles of incorporation establish the number. Gold Banc’s articles of incorporation provide for the Gold Banc board to consist of not less than three nor more than 15 directors, and allow the exact number of directors to be fixed by a resolution of the majority of the board. By resolution of Gold Banc’s board of directors, there are currently eight members on Gold Banc’s board.

Marshall & Ilsley’s articles of incorporation provide that the number of directors constituting the board of directors shall be fixed by a majority vote of the board of directors, but shall not be less than three. By resolution of Marshall & Ilsley’s board of directors, there are currently 18 members on Marshall & Ilsley’s board.

Cumulative Voting

Cumulative voting entitles each holder of shares of stock to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each holder of shares of stock may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

Gold Banc	Marshall & Ilsley

The KGCC provides that cumulative voting is permitted if a corporation’s articles of incorporation so provide. Gold Banc’s articles of incorporation state that stockholders shall not be entitled to use cumulative voting on any matter.

Under the WBCL, shareholders do not have the right to cumulate their votes for directors, unless the articles of incorporation provide for cumulative voting. Marshall & Ilsley’s articles of incorporation do not provide for cumulative voting.

Class of Directors

Gold Banc	Marshall & Ilsley

Under the KGCC, directors may be divided into one, two or three classes, by the articles of corporation or by an initial by-law, or by a by-law adopted by a vote of stockholders. Gold Banc’s articles of incorporation state that the board shall be divided into three classes and each director shall serve for a three-year term or until his or her successor is duly elected and qualified.

The WBCL provides that directors of a Wisconsin corporation may be divided into two or three classes if provided by the articles of incorporation. Marshall & Ilsley’s board of directors is divided into three classes and each director serves for a three-year term or until his or her successor is elected and qualified.

Qualifications of Directors

Gold Banc	Marshall & Ilsley

The KGCC provides that directors need not be stockholders, unless so required by the articles of incorporation or the by-laws, and that other qualifications of directors may be prescribed in the articles of incorporation or in the by-laws. Neither Gold Banc’s articles of incorporation nor its by-laws require that Gold Banc directors be stockholders of Gold Banc or specify any other director qualifications.

Under the WBCL, a director is not required to be a resident of the state of Wisconsin or a shareholder of the corporation. Marshall & Ilsley’s by-laws provide that Marshall & Ilsley directors do not need to be residents of Wisconsin or Marshall & Ilsley shareholders, but that no person is eligible for election to the board after the age of 72, unless this limitation is waived by the board.

Filling Vacancies on the Board

Gold Banc	Marshall & Ilsley

The KGCC provides that, unless otherwise provided in the articles of incorporation or by-laws of a corporation, vacancies on the board and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Gold Banc’s articles of incorporation provide that any vacancies on the board,

The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may filled by any of the following: (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the directors, by an affirmative vote of the majority of all directors remaining in office. If the vacant office was

including vacancies created by reason of an increase in the number of directors, must be filled by a majority of the directors then in office. The term of a director elected to fill a vacancy expires upon the expiration of the term of office of the class in which such vacancy occurred. If the number of directors is changed, any increase or decrease must be apportioned among the classes so as to maintain or attain, to the extent possible, the equality of the number of directors in each class.	held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by shareholders. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until that vacancy occurs. Marshall & Ilsley’s by-laws provide that any vacancy in the board for whatever reason, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum, or by a sole remaining director, for the remaining term of directors of the class to which he has been elected and until his successor shall be elected and shall qualify.

Removal of Directors

Gold Banc	Marshall & Ilsley

Under the KGCC, any director of a corporation may be removed with or without cause by a majority of the shares entitled to vote at an election of directors. If the board is divided into classes, a director may only be removed for cause, unless the articles of incorporation provide otherwise. Gold Banc’s articles of incorporation provide that (i) any director, or the entire board, may be removed from office at any time, but only for cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote generally in the election of directors, voting together as a single class, and (ii) to the extent permitted by law, any director may be removed from office at any time, but only for cause, by the affirmative vote of a majority of the entire board of directors. “Cause” means a felony conviction of the director, declaration by order of a court that the director is of unsound mind, or gross abuse of trust proven by clear and convincing evidence to have been committed in bad faith.

The WBCL provides that shareholders of a corporation may remove a director with or without cause, unless the corporation’s articles of incorporation or by-laws provide that a director may only be removed for cause. Marshall & Ilsley’s articles of incorporation provide that a director may only be removed for cause and by an affirmative vote of two-thirds of the outstanding shares entitled to vote at a meeting of shareholders called for such purpose. “Cause” means solely malfeasance arising from the performance of a director’s duties which has a material adverse effect on Marshall & Ilsley’s business.

Nomination of Directors for Election

Gold Banc	Marshall & Ilsley

Gold Banc’s by-laws provide that, except as may otherwise be required by applicable law or regulation or expressly authorized by the entire board, a stockholder may make a nomination for director at an annual meeting of stockholders, subject to certain conditions enumerated in the by-laws, including that the stockholder deliver a written notice to Gold Banc’s secretary no less than 120 days prior to the day corresponding to the date on which the corporation

Marshall & Ilsley’s by-laws provide that if a shareholder wishes to nominate a person for election as a director, then the shareholder must give timely notice of the nomination to Marshall & Ilsley. In order to be timely, a notice must be received by Marshall & Ilsley not less than 90 days before the anniversary date of the annual meeting of shareholders in the immediately preceding year.

released its proxy statement in connection with the previous year’s annual meeting (or at a reasonable time prior to the time at which notice of the annual meeting is delivered to stockholders if the annual meeting date has been changed by more than 30 days from the previous year’s annual meeting date).

Notices given by stockholders must contain information regarding the nominee to the board, the stockholder bringing the nomination and other information specified in Gold Banc’s by-laws.

Notices given by shareholders must be in writing and contain information regarding the nominee to the board of directors, the shareholder bringing the nomination and other information specified in Marshall & Ilsley’s by-laws.

Anti-Takeover Provisions

Gold Banc	Marshall & Ilsley

The KGCC protects certain corporations incorporated in Kansas from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specific transactions with the corporation or taking certain actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into two categories:

•      the business combination statute, which regulates specific types of transactions between issuing public corporations and interested stockholders; and

•      the control share statute, which regulates the voting power of shares held by specified large stockholders of an issuing public corporation.

The following section summarizes each of these statutes.

Business combination statute.    The KGCC contains a “business combination” statute, which restricts “business combinations” between a domestic corporation and an “interested stockholder.” A “business combination” means one of various types of transactions with an interested stockholder, including mergers. An “interested stockholder” generally means any person, or its affiliate or associate, that owns or controls 15% or more of the outstanding shares of the corporation’s voting stock.

Under this statute, a domestic corporation may not engage in a business combination with an interested stockholder for a period of three years following the time the interested stockholder became an interested stockholder, unless:

•      before that time, the corporation’s board of directors approved either the business

The WBCL protects domestic corporations from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specified transactions with the corporation or from taking specific actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into three categories:

•      the business combination statute, which regulates specified types of transactions with interested stockholders;

•      the fair price statute, which regulates the price at which large shareholders may acquire the remaining shares of the corporation; and

•      the control share statute, which regulates the voting power of shares held by specified large shareholders.

The following section summarizes each of these statutes.

Business combination statute.    The WBCL prohibits business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person who is an interested stockholder. This prohibition lasts for three years after the date on which that person became an interested stockholder. Business combinations include mergers, share exchanges, sales of assets, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested stockholder is a person who owns at least 10 percent of the voting power of the corporation’s outstanding shares or who is an affiliate or associate of the corporation and owned at least 10 percent of the voting power of the corporation’s then outstanding shares at any time within the prior combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•      upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares held by specified employee stock ownership plans; or

•      at or after that time, the business combination is approved by the board of directors and authorized at a stockholders’ meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The business combination restrictions of this statute do not apply if, among other things:

•      the holders of a majority of the corporation’s voting stock approve an amendment to its articles of incorporation or by-laws expressly electing not to be governed by the antitakeover provisions, which election will be effective 12 months after the amendment’s adoption and would not apply to any business combination with a person who was an interested stockholder at or before the time the amendment was approved; or

•      a stockholder becomes an interested stockholder “inadvertently” and, as soon as possible thereafter, divests itself of a sufficient number of shares so that such stockholder ceases to be an interested stockholder and would not, at any time within the three-year period immediately before a business combination between the corporation and such interested stockholder, have been an interested stockholder, but for the inadvertent acquisition.

Gold Banc has expressly elected to be governed by KGCC’s business combination statute in its articles of incorporation. However, the business combination statute does not apply to the merger, because the merger is not a business combination with an interested stockholder within the meaning of the business combination statute.

three-year period. The prohibition on business combinations does not apply if the corporation’s board of directors approves either the business combination or the share acquisition that caused the person to be designated as an interested stockholder. The board of directors’ approval must be given before the date on which a person becomes an interested stockholder. The prohibition on business combinations continues after the initial three-year period unless:

•      the corporation’s board of directors approved the share acquisition that caused the interested stockholder to be designated as an interested stockholder;

•      a majority of the corporation’s shareholders, excluding the interested stockholder, approve the business combination;

•      the interested stockholder pays a fair price, as defined in the WBCL, for the shares it acquires in the business combination; or

•      the business combination is specifically excluded from the prohibition on business combinations by the WBCL.

The business combination statutes do not apply to the merger, because the merger is not a business combination with an interested stockholder within the meaning of the business combination statute.

Fair price statute.    The WBCL requires that business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person designated as a significant shareholder must be approved by 80 percent of all of the corporation’s shareholders and two-thirds of all of the corporation’s shareholders other than the significant shareholder. This requirement does not apply if the corporation’s shareholders receive a fair price, as defined in the statute, for their shares from the significant shareholder in the business combination. A significant shareholder is a person who owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s outstanding shares or who is an affiliate of the corporation and owned, directly or indirectly, at least 10 percent of the voting power of the corporation’s then outstanding shares at any time within the prior two-year period.

Control share acquisition statute.    The KGCC also contains a “control share acquisition” statute, which provides that any person or group must obtain stockholder approval to exercise voting rights with respect to any shares of stock of an issuing public corporation if, after the acquisition, that person would have a triggering level of voting power, beginning at 20%, as set forth in the statute. Control shares may be voted only if voting rights are approved by both a majority of the outstanding voting stock and a majority of the outstanding voting stock entitled to vote in the election of directors excluding all “interested shares.” “Interested shares” means all shares of an issuing public corporation for which the exercise of voting power may be directed by the acquiring person or group, by the corporation’s directors who are also its employees, and by the corporation’s officers.

Any person who makes a control share acquisition may require an issuing public corporation to put the aforementioned resolution before its stockholders by delivering to the corporation an acquiring person statement conforming to statutory requirements. Unless a special meeting is requested by the acquiring person, the voting rights to be accorded the shares acquired or to be acquired must be presented to the next special or annual meeting of stockholders.

The fair price statute does not apply to the merger, because the merger is not a business combination with a significant shareholder within the meaning of the fair price statute.

Control share statute.    Under the WBCL, unless otherwise provided in a resident corporation’s articles of incorporation, if a person holds more than 20 percent of the voting power of shares, including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, then the voting power of the shares held by that person in excess of 20 percent of the voting power in the election of directors is reduced to 10 percent of the voting power the excess shares would otherwise have had. The full voting power of the excess shares may be restored by a vote of a majority of the corporation’s shares. The person seeking restoration of full voting power may vote on this resolution.

In addition to any other approvals required by law and by the articles of incorporation and by-laws, Marshall & Ilsley’s articles of incorporation require that business combinations between Marshall & Ilsley and an interested stockholder be approved by:

If an acquiring person does not deliver an acquiring person statement to the issuing public corporation by the tenth day after the control shares acquisition or if the stockholders have voted not to accord voting rights to the control shares, then the issuing public corporation may call for redemption of not less than all shares acquired in the control share acquisition at a redemption price equal to the market value of the shares at the time the call for redemption is made.

In the event that control shares acquired in a control share acquisition are given full voting rights, and the acquiring person has acquired control shares with a majority or more of all voting power, then each stockholder of the issuing corporation who dissented from the votes to grant such voting rights has dissenters’ rights under the KGCC.

The control share acquisition statue does not apply where the acquisition is pursuant to:

•      an agreement existing prior to the control share acquisition statute’s enactment;

•      a testamentary disposition;

•      the holders of 80 percent of Marshall & Ilsley’s shares entitled to vote in the election of directors; or

•      the holders of two-thirds of Marshall & Ilsley’s shares, other than the interested stockholder.

This requirement does not apply if a business combination with an interested stockholder is approved by a majority of disinterested directors or the shareholders receive a fair price, as defined in the articles of incorporation, for their shares and certain other conditions are satisfied.

Business combinations under Marshall & Ilsley’s articles of incorporation generally include: mergers; consolidations; any sale, lease, exchange, mortgage, pledge, transfer or other disposition of

•      the satisfaction of a security interest;

•      a merger or consolidation effected in compliance with the KGCC merger statute, if the issuing public corporation is a party to the agreement of merger or consolidation;

•      an acquisition from the issuing public corporation;

•      an acquisition for the benefit of others to the extent the person may not exercise the voting power or disposition of the shares except upon the instruction of others;

•      an acquisition by or from a person whose shares have been accorded voting rights in compliance with the controls hare acquisition statute, or an acquisition from a person whose previous acquisition would have constituted a controls hare acquisition but for the aforementioned exclusions if the acquisition entitled the person making the acquisition to direct the exercise of voting power of the corporation in the election of directors within a range not in excess of the range of voting power associated with the shares previously held.

Gold Banc has expressly elected to be governed by the KGCC’s control share acquisition statute in its articles of incorporation. However, the control share acquisition statute does not apply to the merger because the merger will be submitted to Gold Banc’s stockholders for approval as required by the statute.

$25,000,000 or more in assets; the issuance or transfer of $25,000,000 or more in securities; liquidations, dissolutions, and reclassifications, recapitalizations and other transactions that have the effect of increasing the proportionate ownership interest of an interested stockholder. An interested stockholder is a person who owns at least 10 percent of Marshall & Ilsley’s shares or who is an affiliate or associate of Marshall & Ilsley and owned at least 10 percent of Marshall & Ilsley’s shares at any time within the prior two-year period. A disinterested director means a director who is not affiliated with the interested stockholder and who was either a director before the person became an interested stockholder or was elected or recommended for election by a majority of disinterested directors.

Stockholder/Shareholder Rights Plan

Gold Banc	Marshall & Ilsley

On October 13, 1999, Gold Banc’s board of directors declared a dividend distribution of one right for each outstanding share of Gold Banc’s common stock, payable to stockholders of record at the close of business on October 28, 1999 and with respect to the common stock issued thereafter until the date on which an event causing the exercise of such rights occurs. Each right, when it becomes exercisable due to the occurrence of certain specified events, entitles the registered holder to purchase from Gold Banc a unit consisting initially of one one-thousandth of a share of Series A preferred stock of Gold Banc at a purchase price of $40.00 per unit, subject to adjustment. The description and terms of the rights are set forth in the Rights Agreement, dated as

Marshall & Ilsley does not have a shareholder rights plan.

of October 13, 1999, between Gold Banc and American Stock Transfer & Trust Company, as the rights agent. The Rights Agreement has been amended to ensure that the proposed merger of Gold Banc with and into Marshall & Ilsley does not trigger the exercise of rights under the terms of the Rights Agreement.

Stockholders’/Shareholders’ Meeting

Gold Banc	Marshall & Ilsley

Annual and Special Meetings.    Under the KGCC, the date and time of an annual meeting for the election of directors shall be as specified in a corporation’s by-laws, unless directors are elected by written consent in lieu of an annual meeting. Gold Banc’s by-laws provide that the annual meeting of stockholders is to be held each year within 120 days after the close of the immediately preceding fiscal year of Gold Banc for the purpose of electing directors and conducting any other proper business. The date and time of such annual meeting is to be determined by the board of directors.

The KGCC provides that special meetings may be called by the board of directors or any other person authorized in the articles of incorporation or the by-laws. Gold Banc’s by-laws provide that special meetings of the stockholders may be called at any time by the chief executive officer or by, or at the direction of, a majority of the board of directors, and is to be called by the chairman of the board, the chief executive officer or the secretary upon the written request of the holders of not less than 55% of all of the outstanding shares entitled to vote at the meeting.

Place of Meeting.    The KGCC provides that a stockholder meeting may be held at such place, either within or outside Kansas, as may be designated by or in the manner provided in the articles of incorporation, by-laws, or, if not so designated, as determined by the board of directors. To the extent the board is authorized to determine the place of a meeting, the board may chose to hold the meeting solely by means of remote communication, subject to the conditions enumerated in the KGCC. Gold Banc’s by-laws provide that the board of directors may designate the place of the annual meeting, either within or outside Kansas. The person(s) calling a special meeting may designate any place, within or outside Kansas, as the place for such special meeting. If no designation is made, such meeting is to be held at Gold Banc’s registered office in Kansas.

Annual and Special Meetings.    Under the WBCL, a corporation must hold an annual meeting of shareholders at a time specified in its by-laws and may hold special meetings. Marshall & Ilsley’s by-laws provide for an annual meeting to be held on the fourth Tuesday of April of each year, or on a different date determined by the board of directors.

Under Wisconsin corporate law, a special meeting of shareholders may be called by the board of directors, by any person authorized by the articles of incorporation or by-laws to call a special meeting or upon the written demand of the holders of 10 percent of the votes entitled to be cast on any issue proposed to be considered at the special meeting. Marshall & Ilsley’s by-laws provide that a special meeting of the shareholders may be called only by the chief executive officer or the president pursuant to a resolution approved by at least three-quarters of the board, except as otherwise provided by the WBCL.

Place of Meeting.    Marshall & Ilsley’s by-laws provide that the annual meeting of shareholders shall be held either at Marshall & Ilsley’s principal office or at another place selected by Marshall & Ilsley’s board of directors.

Attendance and Voting.    The WBCL provides that shareholders entitled to vote at a meeting may attend and vote at the meeting in person or by proxy. The WBCL provides that unless the articles of incorporation provide otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholder’s meeting. A shareholder may appoint a proxy in writing or by transmitting or authorizing the transmission of an electronic transmission of the appointment including over the internet or by telephone, fax or telegram. Each share of Marshall & Ilsley common stock is entitled to one vote. Marshall & Ilsley’s articles of

Attendance and Voting.    Under both the KGCC and Gold Banc’s by-laws, stockholders entitled to vote at a meeting may attend and vote at the meeting in person or by proxy. Each holder of shares of Gold Banc common stock is entitled to one vote for each share held, except as otherwise provided by the KGCC or by the articles of incorporation.

Quorum.    The KGCC provides that subject to certain specified actions, the articles of incorporation or by-laws of a corporation may specify the number of shares having voting power necessary to constitute a quorum for the transaction of any business, except that in no event shall the quorum consist of holders of less than  1/3 of the shares entitled to vote at the meeting. Under Gold Banc’s by-laws, the holders of a majority of the outstanding shares of the corporation, entitled to vote at the meeting, represented in person or by proxy, constitute a quorum, except as otherwise provided by statute or the articles of incorporation.

incorporation entitle the board of directors to fix the term of voting rights for each holder or preferred stock. Marshall & Ilsley’s by-laws provide that a shareholder may appoint a proxy to vote or otherwise act for the shareholder (i) by signing an appointment form by any reasonable means, including by facsimile signature, (ii) by transmitting, or authorizing the transmission of, an electronic transmission of appointment, or (iii) by any other means permitted by the WBCL.

Quorum.    The WBCL provides that unless the articles of incorporation or by-laws provide otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of the voting group for action on that matter. Under Marshall & Ilsley’s by-laws, the presence in person or by proxy of the holders of record of a majority of the shares entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for action on that matter.

Stockholder/Shareholder Action Without a Meeting

Gold Banc	Marshall & Ilsley

Although the KGCC allows stockholders of a corporation to act by written consent in lieu of an annual meeting, Gold Banc’s articles of incorporation provide that any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Under the WBCL, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting: (i) without action by the board of directors, by all shareholders entitled to vote on the action; or (ii) if the articles of incorporation so provide, by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Marshall & Ilsley’s articles of incorporation do not provide for shareholder action without a meeting except by unanimous consent.

Calling Special Meetings of Stockholders/Shareholders

Gold Banc	Marshall & Ilsley

Under the KGCC, special meetings of the shareholders may be called by the board of directors or any person or persons as may be authorized in the articles of incorporation or by-laws. Gold Banc’s by-laws provide that special meetings of the shareholders may be called at any time by (i) the chairman of the board of directors; (ii) the chief executive officer of the corporation; (iii) the board of directors; or (iv) the holders of not less than 20% of all the outstanding shares of the corporation entitled to vote at such meeting.

Under the WBCL, a special meeting of shareholders may be called by the board of directors, by any person authorized by the articles of incorporation or by-laws to call a special meeting or upon the written demand of the holders of 10 percent of the votes entitled to be cast on any issue proposed to be considered at the special meeting. Marshall & Ilsley’s by-laws provide that a special meeting of the shareholders may be called only by the chief executive officer or the president pursuant to a resolution approved by at least three-quarters of the board, except as otherwise provided by the WBCL.

Submission of Stockholder/Shareholder Proposals

Gold Banc	Marshall & Ilsley

Gold Banc’s by-laws provide that, except as may otherwise be required by applicable law or regulation or expressly authorized by the entire board, a stockholder may bring up any matter for consideration and action by the stockholders at the annual meeting, subject to certain conditions enumerated in the by-laws, including that the stockholder deliver a written notice to Gold Banc’s secretary no less than 120 days prior to the day corresponding to the date on which the corporation released its proxy statement in connection with the previous year’s annual meeting (or at a reasonable time prior to the time at which notice of the annual meeting is delivered to stockholders if the annual meeting date has been changed by more than 30 days from the previous year’s annual meeting date).

Notices given by stockholders must contain information specified in Gold Banc’s by-laws, including a description of the business to be brought before the meeting and information about the shareholder making the proposal.

Marshall & Ilsley’s by-laws provide that if a shareholder wishes to bring business before a meeting, then the shareholder must give timely notice of the business to Marshall & Ilsley. In order to be timely, a notice must:

•      be received by Marshall & Ilsley not less than 90 days before the anniversary date of the annual meeting of shareholders in the immediately preceding year; and

•      contain specified information, including a description of the business to be brought before the meeting and information about the shareholder making the proposal.

In addition, any such shareholder shall be required to provide such further information as may be requested by Marshall & Ilsley in order to comply with federal securities laws, rules and regulations. Notices given by shareholders must be in writing.

Notice of Stockholder/Shareholder Meetings

Gold Banc	Marshall & Ilsley

Under the KGCC, a written notice of any meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting. Gold Banc’s by-laws provide that a written or printed notice must be delivered not less than 10 nor more than

Under the WBCL, a Wisconsin corporation must notify its shareholders of an annual or special meeting not less than 10 nor more than 60 days before the meeting, unless the corporation’s articles of incorporation or by-laws provide otherwise.

50 days before the date of the meeting. Both the KGCC and Gold Banc’s by-laws state that a notice of a meeting must state the place, date and time of the meeting and that a notice of a special meeting must also state the purpose or purposes for which the meeting is called. Notices may be communicated either personally or by mail. The KGCC and Gold Banc’s by-laws also allow for electronic transmission of notices if stockholders consent to it.	Marshall & Ilsley’s by-laws provide that notice of an annual meeting or a special meeting must be delivered not less than 10 nor more than 60 days before the date of the meeting. Marshall & Ilsley’s by-laws require that notice of a meeting must state the place, date and time of the meeting and that notice of a special meeting must also state the purpose or purposes for which the meeting is called. Notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other forms of wire or wireless communication, by mail or private carrier, or by electronic transmission.

Stockholder/Shareholder Vote Required for Mergers

Gold Banc	Marshall & Ilsley

Under the KGCC, the board of directors of a corporation must approve an agreement of merger and the stockholders must approve the agreement of merger by an affirmative vote of a majority of the outstanding shares entitled to vote on the merger. Therefore, as of November 4, 2005, approval of this merger would require an affirmative vote by the holders, in aggregate, of at least 19,102,598 shares of Gold Banc common stock.

The WBCL provides that a merger to which a Wisconsin corporation is a party must be approved by the directors and by the affirmative vote of the holders of a majority of the shares entitled to vote on the merger and the affirmative vote of the holders of a majority of the shares of each class or series entitled to vote separately on the merger, if any.

Approval of a plan of merger by the shareholders of the surviving corporation is not required if:

•      the articles of incorporation of the surviving corporation will not differ, except for limited changes;

•      the number of shares and the rights and preferences of the shares held by the surviving corporation’s shareholders prior to the merger will not change immediately after the merger; and

•      the number of voting shares of stock of the surviving corporation outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger will not exceed by more than 20 percent the total number of voting shares of stock of the surviving corporation outstanding immediately before the merger.

Because each of the requirements above is met, the approval of the merger by the shareholders of Marshall & Ilsley is not required.

Dividends

Gold Banc	Marshall & Ilsley

Under the KGCC, the board of directors of a corporation may declare and the corporation may pay dividends on its shares in cash, property, or its own shares out of its surplus or, if no such surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. Surplus is defined as the excess of the corporation’s net assets (the amount by which total assets exceed total liabilities) over the amount determined to be the capital of the corporation. A dividend may not be declared if the capital of the corporation has been diminished by depreciation in the value of its property, losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until such deficiency in capital has been repaired. The KGCC places additional restrictions on dividends that are payable in shares of the corporation’s unissued stock.

Gold Banc’s by-laws also provide that before payment of any dividend, the board of directors may, in its absolute discretion, set aside out of any funds available for dividends any amounts as a reserve to meet contingencies, equalize dividends, repair or maintain any property of the corporation or accomplish any other purpose.

Under the WBCL, distributions are paid at the discretion of the board of directors of a Wisconsin corporation. The board may authorize, and the corporation may make, distributions to its shareholders, including in connection with the repurchase of the corporation’s shares, in amounts determined by the board, unless:

•      after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or

•      the corporation’s total assets after the distribution would be less than the sum of its total liabilities, plus, unless the articles of incorporation provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, if the corporation were to be dissolved at the time of distribution.

Dissenters’ Rights

Gold Banc	Marshall & Ilsley

The KGCC provides that a stockholder of a Kansas corporation is generally entitled to demand an appraisal and to obtain payment of the fair value of his or her shares in the event of certain mergers, subject to certain limited exceptions.

Because Gold Banc is not the surviving corporation in the merger, dissenters’ rights are available. See “The Merger—Dissenters’ Rights” and Appendix D to this proxy statement/prospectus.

Under the WBCL, a shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of specified mergers, share exchanges and transactions involving the sale of all or substantially all of the corporation’s property other than in the usual and regular course of business. However, dissenters’ rights generally are not available to holders of shares, such as Marshall & Ilsley shares, that are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotations System, unless the transaction is a business combination involving a significant shareholder or the corporation’s articles of incorporation provide otherwise.

Because Marshall & Ilsley shareholders do not have the right to vote on the merger, its shareholders do not have dissenters’ rights with respect to the merger under Wisconsin corporate law. Marshall & Ilsley’s articles of incorporation and by-laws do not provide for dissenters’ rights other than those rights designated by the WBCL.

Stockholder/Shareholder Preemptive Rights

Gold Banc	Marshall & Ilsley

Under the KGCC, a stockholder of a Kansas corporation may have preemptive rights to acquire additional shares of a corporation only if provided for by the corporation’s articles of incorporation. Gold Banc’s articles of incorporation do not contain any provisions relating to preemptive rights of stockholders.

Under the WBCL, subject to specified limitations, holders of shares of a class authorized before 1991 have preemptive rights to acquire a corporation’s unissued shares or other securities convertible into unissued shares, unless the articles of incorporation provide otherwise. Marshall & Ilsley’s articles of incorporation provide that no holder of its capital stock has or will have any preemptive rights.

Stockholder/Shareholder Class Voting Rights

Gold Banc	Marshall & Ilsley

Under the KGCC, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by the matter to be voted upon. Gold Banc’s articles of incorporation provide that all of the shares of the corporation’s capital stock entitled to vote on a matter are to vote on such matter together as a single class, unless otherwise provided by the articles of incorporation or any applicable law, and subject to the rights of the holders of any preferred stock then outstanding. No provision of the KGCC or Gold Banc’s articles of incorporation requires that Gold Banc’s stockholders vote by a class with respect to the merger agreement and the merger.

Under Sections 180.1004 and 180.1103 of the WBCL, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by mergers, consolidations or amendments to the articles of incorporation. Under Section 180.1003 of the WBCL, the presence or absence of dissenters’ rights for a voting group affects the right of that group to vote on amendments to a corporation’s articles of incorporation. If a voting group would have dissenters’ rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment.

Indemnification

Gold Banc	Marshall & Ilsley

Under the KGCC, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened action, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the corporation, by virtue of his or her position as a director, officer, employee or agent of the corporation, or he or she serving at the

The WBCL requires a corporation to indemnify a director or officer to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses that he or she incurred in the proceeding if the director or officer was a party because he or she is or was a director or officer of the corporation. Indemnification is also required in other instances, request of the corporation as a director, officer, employee or agent of another organization, if all of the following apply:

•      the individual acted in good faith;

•      the individual acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•      in the case of a criminal proceeding, the individual had no reasonable cause to believe that the conduct was unlawful.

With respect to an action by or on behalf of the corporation, no indemnification may be made if the person was adjudged liable to the corporation, unless and only to the extent a court determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses deemed proper by the court.

Gold Banc’s articles of incorporation provide that Gold Banc is to indemnify each officer, director and advisory director of the corporation to the fullest extent permitted by applicable law, while Gold Banc’s by-laws provide for indemnification of any person, or a person of whom he or she is the legal representative, who is or was a director, advisory director or officer of the corporation, or is or was serving at the request of the corporation as a director, advisory director, officer, employee, fiduciary or agent of another organization, to the fullest extent permitted by the KGCC. Any other employees or agents of the corporation, or other persons who were serving at the request of the corporation as employees or agents of other organizations, who are not expressly covered in Gold Banc’s by-laws may be indemnified to the extent authorized by the board of directors. Furthermore, under the Gold Banc’s by-laws, a person seeking indemnification in connection with a proceeding initiated by such person can be indemnified only if such proceeding was authorized by the board of directors. Both Gold Banc’s articles of incorporation and by-laws state that the indemnification rights conferred thereunder are deemed to be contractual rights.

unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation, and the breach or failure to perform constitutes any of the following:

•      a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•      a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•      a transaction from which the director or officer derived an improper personal benefit; or

•      willful misconduct.

The WBCL allows a corporation to limit its obligation to indemnify directors and officers, but Marshall & Ilsley’s articles of incorporation do not limit Marshall & Ilsley’s obligation to indemnify its directors and officers.

A corporation may provide directors and officers additional rights to indemnification, except for conduct described above, under any of the following: (i) the articles of incorporation or by-laws; (ii) a written agreement between the director or officer and the corporation; (iii) by a resolution adopted by the board of directors; or (iv) by a resolution that is adopted, after notice, by a majority vote of all of the corporation’s voting shares then issued and outstanding.

Marshall & Ilsley’s by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law and set forth procedural requirements for requesting indemnification. Marshall & Ilsley’s by-laws provide that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited. The WBCL provides that reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

Limitations on Directors’ Liability

Gold Banc	Marshall & Ilsley

Neither the KGCC nor Gold Banc’s by-laws set forth any provisions specifically eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Gold Banc’s articles of incorporation provide that no director or advisory director is to be made liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, unless such exemption from or limitation of liability is not permitted under the KGCC.

Under the WBCL, a director is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for monetary damages or other monetary liabilities arising from a breach of or failure to perform any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes:

•      a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

•      a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•      a transaction from which the director derived an improper personal profit; or

•      willful misconduct.

Under the WBCL, a director or officer, in discharging his or her duties to the corporation and determining what he or she believes is in the best interests of the corporation, may, in addition to considering the effects of any action on shareholders, consider:

•      the effects of the action on employees, suppliers and customers of the corporation;

•      the effects of the action on the communities in which the corporation operates; and

•      any other factors that the director or officer considers pertinent.

Amendment of Articles of Incorporation

Gold Banc	Marshall & Ilsley

Under the KGCC, an amendment to the articles of incorporation requires approval by both the board of directors and a majority of the stockholder votes entitled to be cast. Any proposed amendment to the articles of

Under the WBCL, the board of directors of a corporation may propose amendments to a corporation’s articles of incorporation and may establish conditions for the submission of the incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or alter or change the powers, preferences or special rights of the shares of a class of stock requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class. The number of authorized shares of any such class of stock may also be increased or decreased by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote if the articles of incorporation so provide. If any proposed amendment would alter or change the powers, preferences or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment are considered a separate class for purposes of voting.

Gold Banc’s articles of incorporation reserve the right of the corporation to amend, alter, change or repeal any provision of the articles in accordance with the Kansas laws and provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the corporation, voting together as a single class, is required to amend or repeal, or adopt any provisions inconsistent with, certain specified provisions of the articles of incorporation.

amendment to the shareholders. Under most circumstances, the WBCL provides that amendments to a corporation’s articles of incorporation must be approved by both the board of directors of the corporation and its shareholders. However, any amendment to the articles of incorporation of a corporation organized before January 1, 1973 which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. Marshall & Ilsley’s articles of incorporation were not amended prior to January 1, 1991 to reduce the vote required to amend its articles of incorporation.

Amendment of By-Laws

Gold Banc	Marshall & Ilsley

Under the KGCC, the power to adopt, amend or repeal by-laws of a corporation is vested in the hands of the stockholders, unless and to the extent that this power is vested in the board of directors by the articles of incorporation. The fact that such power has been conferred upon the board of directors may not divest the stockholders of the power, nor limit their power to adopt, amend or repeal the by-laws. Gold Banc’s articles of incorporation provide that the by-laws of the corporation may be made, amended, altered or repealed by the board of directors, subject to the power of the stockholders to make, amend, alter or repeal the by-laws. However, the affirmative vote of at least 66 2/3% of the then outstanding capital stock of the corporation, voting together as a single class, is required to amend or repeal, or adopt any provisions inconsistent with, the provisions relating to registered office and

Under the WBCL, the board of directors or the shareholders of a corporation may adopt, amend or repeal the by-laws, except to the extent that the articles of incorporation reserve that power to the shareholders or the shareholders provide in adopting, amending or repealing a particular by-law, that the board of directors may not amend, repeal or readopt that by-law or the shareholders set specific voting requirements for the board of directors to amend, repeal or readopt that by-law. Marshall & Ilsley’s articles of incorporation and by-laws provide that the by-laws may be amended, altered or repealed, and new by-laws may be enacted, only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote, or by a vote of not less than three-quarters of the board of directors. Marshall & Ilsley’s by-laws further provide that no by-law

agent, general nature of business, number and classification of directors and board vacancies.	adopted, amended or repealed by the shareholders shall thereafter be enacted, amended or repealed by the directors unless such action by the shareholders shall expressly confer upon the directors authority to thereafter enact, amend or repeal such by-law as so amended. Marshall & Ilsley’s by-laws also provide that any by-law adopted, repealed, or amended by the board of directors shall be subject to reenactment, repeal or amendment by the shareholders acting at any meeting of the shareholders in accordance with the by-laws.

Stockholder’s/Shareholder’s Inspection Rights

Gold Banc	Marshall & Ilsley

Under the KGCC and Gold Banc’s by-laws, a stockholder, in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right to inspect for any proper purposes, and to make copies and extracts from, the corporation’s stock ledger, a list of its stockholders and its other books and records during the usual business hours, subject to certain requirements and limitations. The KGCC also provides that a stockholder, in person or by attorney or other agent, may inspect for any proper purposes, and to make copies and extracts from, the books and records of the corporation’s subsidiaries, subject to certain limitations, during the usual business hours. Gold Banc’s articles of incorporation state that stockholders have the right to inspect the books and records of the corporation to the extent and in the manner provided by Kansas law, subject to reasonable restrictions as may be imposed by the board of directors or the officers of the corporation. Both the KGCC and Gold Banc’s by-laws define a proper purpose as a purpose reasonably related to such person’s interest as a stockholder.

Gold Banc’s by-laws provide that, at least ten days before each meeting of the stockholders, the corporation is to compile and make available for inspection by any stockholder at any time during usual business hours and for any purpose germane to the meeting, a list of the stockholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each. The list is to be made available within the city where the meeting is to be held, as specified in the notice, or, if not so specified, at the place where the meeting is to be held. Such list must also be produced and kept open at the time and place of the meeting and is subject to the inspection of any stockholder during the whole time of the meeting.

Under the WBCL, each shareholder of record and his or her agent or attorney may, on written demand, inspect and copy for a proper purpose the list of shareholders prepared for a meeting. The list must be arranged by class or series of shares and must show the address of, and the number of shares owned by, each shareholder of record. Inspections must be conducted during regular business hours at the shareholder’s expense. This right of inspection begins two business days after notice of the shareholders’ meeting is given and continues through the meeting.

Both shareholders of record and beneficial shareholders of a Wisconsin corporation who satisfy specified requirements, and their attorneys and agents, have the right to inspect and copy the corporation’s by-laws and, subject to the requirements discussed below, minutes of meetings and consent actions of the board of directors and shareholders, records of actions taken by a committee of the board of directors on behalf of the corporation, accounting records and the record of shareholders. Inspections must be conducted during regular business hours and are conducted at the shareholder’s expense. Notice of a demand must be given five business days before the date on which the shareholder wants to inspect and copy the records. For records other than the by-laws, the demand must be made in good faith and for proper purpose, and the person must have been a shareholder for at least six months or hold at least five percent of the outstanding shares of the corporation.

A Wisconsin corporation is also required to mail a copy of its latest financial statements to any shareholder who requests a copy in writing.

Issuance of New Shares

Gold Banc	Marshall & Ilsley

Under the KGCC, a corporation may issue one or more classes of stock or one or more series of stock within any class authorized in the corporation’s articles of incorporation. If all of the shares of capital stock which a corporation is authorized by its articles of incorporation to issue have not been issued, subscribed for or otherwise committed to be issued, the corporation may issue or take subscriptions for additional shares of its capital stock up to the amount authorized in the corporation’s articles of incorporation. If a corporation wishes to increase the number of shares authorized in its articles of incorporation, it must amend its articles of incorporation in the manner described above. Gold Banc’s articles of incorporation provide that the authorized preferred stock may be issued, in one or more series, by resolution of the board of directors. The board is authorized to fix the various rights accruing to each series of the preferred shares.

Under the WBCL, a corporation may, by action of its board of directors, issue up to the number of shares of a class or series authorized in the corporation’s articles of incorporation. If a corporation wishes to increase the number of shares of a class or series authorized in its articles of incorporation, then it must amend its articles of incorporation in the manner described above.

The listing requirements of the NYSE applicable to Marshall & Ilsley require prior shareholder approval of specified issuances of shares, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares. These requirements do not apply to the issuance of Marshall & Ilsley common stock pursuant to the terms of the merger agreement because the shares to be issued do not exceed 20% of Marshall & Ilsley’s outstanding shares of common stock.

Personal Liability

Gold Banc	Marshall & Ilsley

Under the KGCC, stockholders of a corporation have no personal liability for the acts or debts of the corporation.

Under the WBCL, shareholders of a Wisconsin corporation generally are not personally liable for the acts or debts of the corporation. Shareholders of a Wisconsin corporation may be directly liable up to the aggregate par value of the shares owned by them for debts of the corporation owed to the corporation’s employees for services performed for the corporation, but not exceeding six months’ service in any one case. Some Wisconsin courts have interpreted par value to mean the amount paid by the shareholder for their shares.

STOCKHOLDER PROPOSALS

Gold Banc expects the merger to be completed as soon as practicable after the Gold Banc special meeting of stockholders, assuming the required stockholder approval is obtained, various federal and state regulatory approvals are received and all closing conditions are satisfied. However, if the merger is not completed as expected prior to Gold Banc’s next annual meeting of stockholders, any proposal to be included in the proxy materials for next year’s annual meeting must have been received at the principal executive offices of Gold Banc at 11301 Nall Avenue, Leawood, KS 66211 not later than November 22, 2005. Any such proposals should have been directed to the attention of the secretary for consideration for inclusion in Gold Banc’s proxy statement and form of proxy relating to the next annual meeting. Any such proposals must have complied in all respects with the rules and regulations of the Securities and Exchange Commission. In addition, if a stockholder failed to notify Gold Banc on or before November 22, 2005 of a proposal which such stockholder intends to present at next year’s annual meeting other than through inclusion of such proposal in Gold Banc’s proxy materials for the meeting, then management proxies may use their discretionary voting authority with respect to such proposal if it is presented at the meeting.

The 2006 annual meeting of Marshall & Ilsley shareholders is scheduled for April 25, 2006. In accordance with Marshall & Ilsley’s by-laws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2006 annual meeting and any other shareholder proposed business to be brought before the 2006 annual meeting must be submitted to Marshall & Ilsley at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202, Attention: Mr. Randall J. Erickson, Secretary no later than January 26, 2006. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with Marshall & Ilsley’s by-laws, which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To have been considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2006 annual meeting must have been received by Marshall & Ilsley on or before November 15, 2005.

LEGAL MATTERS

The validity of the Marshall & Ilsley common stock to be issued in connection with the merger will be passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Godfrey & Kahn, S.C. will also render an opinion to Marshall & Ilsley regarding the material U.S. federal income tax consequences of the merger. Stinson Morrison Hecker LLP will render an opinion to Gold Banc regarding the material U.S. federal income tax consequences of the merger.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Marshall & Ilsley’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Gold Banc Corporation, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, LLP, independent registered public accounting firm, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Marshall & Ilsley has filed a registration statement with the SEC under the Securities Act of 1933 that registers the distribution to stockholders of Gold Banc the shares of Marshall & Ilsley common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Marshall & Ilsley and Marshall & Ilsley’s common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, Marshall & Ilsley (File No. 1-15403) and Gold Banc (File No. 0-28936) file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room 100 F Street, N.E. Room 1024 Washington, D.C. 20549	Northeast Regional Office 223 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Marshall & Ilsley and Gold Banc, that file information electronically with the SEC. The address of that site is http://www.sec.gov.

You can also request copies of this information from Marshall & Ilsley or Gold Banc by making a request to:

Investor Relations Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin 53202 (414) 765-7834	Investor Relations Gold Banc Corporation, Inc. 11301 Nall Avenue Leawood, KS 66211 (913) 451-8050

Marshall & Ilsley’s address on the world wide web is http://www.micorp.com, and information regarding Gold Banc may be found at http://www.goldbanc.com. The information on such web sites is not a part of this document.

You can also inspect reports, proxy statements and other information about Marshall & Ilsley at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows Marshall & Ilsley and Gold Banc to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Marshall & Ilsley and Gold Banc have previously filed with the SEC (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act). They contain important information about our companies and financial condition.

Marshall & Ilsley Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Report on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005, September 30, 2005

Current Reports on Form 8-K	January 14, 2005, January 19, 2005, April 26, 2005, May 10, 2005, May 26, 2005, August 19, 2005, October 14, 2005, November 10, 2005 and November 14, 2005

The description of our common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for purposes of updating this description.	October 18, 1999

Gold Banc Filings	Period or Date Filed

Annual Report on Form 10-K, as amended	Year ended December 31, 2004

Quarterly Report on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005, September 30, 2005

Current Reports on Form 8-K	January 18, 2005, January 27, 2005, February 3, 2005, March 4, 2005, May 13, 2005, May 23, 2005, June 8, 2005, June 13, 2005, July 7, 2005, September 2, 2005, September 28, 2005, October 18, 2005 and November 10, 2005

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Additional documents that Marshall & Ilsley and Gold Banc may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the special meeting of Gold Banc’s stockholders or any adjournments or postponements of the special meeting are also incorporated by reference (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this document. Neither Marshall & Ilsley nor Gold Banc has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated                      , 2005. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Marshall & Ilsley common stock will create any implication to the contrary.

APPENDIX A

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Marshall & Ilsley or Gold Banc. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings each of Marshall & Ilsley and Gold Banc make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties Marshall & Ilsley and Gold Banc made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Marshall & Ilsley and Gold Banc have exchanged in connection with signing the merger agreement. Although neither Marshall & Ilsley nor Gold Banc believes that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Marshall & Ilsley’s or Gold Banc’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in each of Marshall & Ilsley’s or Gold Banc’s public disclosures.

AGREEMENT AND PLAN OF MERGER

BETWEEN

GOLD BANC CORPORATION, INC.

AND

MARSHALL & ILSLEY CORPORATION

Dated as of November 9, 2005

i

ARTICLE IV - COVENANTS OF SELLER
4.1	Affirmative Covenants	24
4.2	Negative Covenants	24
4.3	Letter of Seller’s Accountants	26
4.4	No Solicitation of Transactions	26
4.5	Update Disclosure; Breaches	29
4.6	Affiliates; Tax Treatment	29
4.7	Delivery of Stockholder List	29
4.8	Loan and Investment Policies	30
4.9	Access and Information	30
4.10	Confidentiality Agreement	30
4.11	Rights Agreement	30
ARTICLE V - COVENANTS OF THE COMPANY
5.1	Affirmative Covenants	30
5.2	Negative Covenants	31
5.3	Breaches	31
5.4	Stock Exchange Listing	31
5.5	Tax Treatment	31
5.6	Confidentiality Agreement	31
5.7	Stock Options	31
ARTICLE VI - ADDITIONAL AGREEMENTS
6.1	Proxy Statement/Prospectus; Registration Statement; Board Recommendation	32
6.2	Meeting of Seller’s Stockholders	32
6.3	Appropriate Action; Consents; Filings	32
6.4	Employee Benefit Matters	33
6.5	Directors’ and Officers’ Indemnification and Insurance	33
6.6	Notification of Certain Matters	34
6.7	Public Announcements	34
6.8	Exemption From Liability Under Section 16(b)	34
6.9	Customer Retention	34
6.10	Directorships	34
ARTICLE VII - CONDITIONS OF MERGER
7.1	Conditions to Obligation of Each Party to Effect the Merger	35
7.2	Additional Conditions to Obligations of the Company	35
7.3	Additional Conditions to Obligations of the Seller	37
ARTICLE VIII - TERMINATION
8.1	Termination	38
8.2	Notice of Termination; Effect of Termination	39
8.3	Fees and Expenses	40
ARTICLE IX - GENERAL PROVISIONS
9.1	Non-Survival of Representations, Warranties and Agreements	40
9.2	Notices	40
9.3	Certain Definitions	41
9.4	Headings	43
9.5	Severability	43
9.6	Entire Agreement	43
9.7	Assignment	43
9.8	Parties in Interest	43
9.9	Governing Law	43
9.10	Counterparts	44
9.11	Time is of the Essence	44
9.12	Specific Performance	44
9.13	Interpretation	44

ANNEX A	SUBSIDIARIES OF SELLER
ANNEX B	EMPLOYEE BENEFIT MATTERS
ANNEX C	FORM OF OPINION OF COUNSEL TO SELLER
ANNEX D	FORM OF OPINION OF COUNSEL TO COMPANY
EXHIBIT 1.1	PLAN OF MERGER
EXHIBIT 4.6	AFFILIATE LETTER

Index of Defined Terms

Acquisition Proposal	SECTION 4.4(a)
Acquisition Transaction	SECTION 4.4(a)
Additional Stock Amount	SECTION 8.1(k)(ii)
Affiliate	SECTION 9.3
Agreement	PREAMBLE
BHCA	SECTION 2.1(a)
Blue Sky Laws	SECTION 2.5(b)
Business Day	SECTION 9.3
Cash Amount	SECTION 1.6(c)(i)
Certificate or Certificates	SECTION 1.7(b)
Change of Recommendation	SECTION 4.4(b)
Closing	SECTION 1.2(a)
Closing Date	SECTION 1.2(a)
Code	PREAMBLE
Company	PREAMBLE
Company Approvals	SECTION 3.1(a)
Company Articles	SECTION 1.4
Company By-Laws	SECTION 1.4
Company Common Stock	SECTION 1.6(c)(i)
Company Disclosure Schedule	ARTICLE III
Company Material Adverse Effect	SECTION 3.1(d)
Company Reports	SECTION 3.7(a)
Company SEC Reports	SECTION 3.7(a)
Company Subsidiaries	SECTION 3.1(a)
Company Subsidiary	SECTION 3.1(a)
Company’s Board of Directors	PREAMBLE
Confidentiality Agreement	SECTION 4.10
Consent	SECTION 9.3
Contract	SECTION 9.3
Control	SECTION 9.3
Default	SECTION 9.3
D&O Policy	SECTION 6.5(b)
DFI	SECTION 1.2(b)
Dissenting Shares	SECTION 1.6(e)
Effect	SECTION 2.1(d)
Effective Time	SECTION 1.2(b)
Environmental Claims	SECTION 2.13(c)
Environmental Laws	SECTION 2.13
ERISA	SECTION 2.10(a)
Exchange Act	SECTION 2.5(b)
Exchange Agent	SECTION 1.6(d)
Exchange Fund	SECTION 1.7(a)
Existing D&O Policy	SECTION 4.1(d)
FDIC	SECTION 2.1(b)
Federal Reserve Board	SECTION 2.1(a)
Financial Statements	SECTION 9.3
GAAP	SECTION 2.7(b)
GLB Act	SECTION 2.1(a)
Governmental Authority	SECTION 1.7(e)
Hazardous Materials	SECTION 2.13

HSR Act	SECTION 2.5(b)
Indemnified Parties	SECTION 6.5(d)
Insiders	SECTION 6.8
Insurance Amount	SECTION 6.5(b)
IRS	SECTION 2.10(a)
Kansas Secretary of State	SECTION 1.2(b)
KGCC	PREAMBLE
Knowledge	SECTION 9.3
Law	SECTION 9.3
Laws	SECTION 2.5(a)
Liability	SECTION 9.3
Lien	SECTION 9.3
Litigation	SECTION 9.3
Loan Property	SECTION 2.13(a)
Material Contract	SECTION 9.3
Material Weakness	SECTION 2.7(e)
Merger	PREAMBLE
NASD	SECTION 2.1(b)
Nasdaq	SECTION 2.7(d)
NYSE	SECTION 1.6(c)(ii)
OCC	SECTION 3.1(a)
Option	SECTION 5.7(a)
Option Plans	SECTION 5.7(a)
Order	SECTION 9.3
OTS	SECTION 3.1(a)
Participation Facility	SECTION 2.13(b)
Patriot Act	SECTION 2.9(d)
Permit	SECTION 9.3
Per Share Consideration	SECTION 1.6(c)(i)
Person	SECTION 9.3
Plans	SECTION 2.10(a)
Proxy Statement/Prospectus	SECTION 2.11
Registration Statement	SECTION 3.10
Regulatory Authorities	SECTION 9.3
Rights	SECTION 9.3
Rights Agreement	SECTION 2.24
RSU	SECTION 2.3
SAC	SECTION 2.9(a)
Sarbanes-Oxley	SECTION 2.7(d)
SBL	SECTION 2.5(b)
SBA	SECTION 2.1(b)
SEC	SECTION 2.1(b)
Section 16 Information	SECTION 6.8
Section 180.0622(2)(b) of the WBCL	SECTION 3.3(a)
Section 409A	SECTION 2.10(e)
Securities Act	SECTION 2.5(b)
Seller	PREAMBLE
Seller Approvals	SECTION 2.1(b)
Seller Articles	SECTION 2.2
Seller By-Laws	SECTION 2.2
Seller Common Stock	SECTION 1.6(a)
Seller Disclosure Schedule	ARTICLE II

v

Seller Material Adverse Effect	SECTION 2.1(d)
Seller Preferred Stock	SECTION 2.3
Seller Reports	SECTION 2.7(a)
Seller SEC Documents	SECTION 2.7(c)
Seller SEC Reports	SECTION 2.7(a)
Seller Stockholders’ Meeting	SECTION 2.11
Seller Subsidiaries	SECTION 2.1(a)
Seller Subsidiary	SECTION 2.1(a)
Seller’s Board of Directors	PREAMBLE
Seller’s Board of Directors Recommendation	SECTION 2.4
Shares	SECTION 1.6(a)
Significant Deficiency	SECTION 2.7(e)
Silver	SECTION 2.9(a)
Stock Amount	SECTION 1.6(c)(i)
Subsidiaries	SECTION 9.3
Subsidiary	SECTION 9.3
Subsidiary Organizational Documents	SECTION 2.2
Superior Offer	SECTION 4.4(c)
Surviving Corporation	SECTION 1.1
Tax or Taxes	SECTION 2.15
Tax Returns	SECTION 2.15
Termination Fee	SECTION 8.3(b)
Title IV Plan	SECTION 2.10(b)
TRUPs	SECTION 2.3
Valuation Period Market Value	SECTION 1.6(c)(ii)
WBCL	PREAMBLE

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 9, 2005 (the “Agreement”), between Gold Banc Corporation, Inc., a Kansas corporation (the “Seller”), and Marshall & Ilsley Corporation, a Wisconsin corporation (the “Company”).

WHEREAS, the Boards of Directors of the Company (the “Company’s Board of Directors”) and the Seller (the “Seller’s Board of Directors”) have each determined that it is advisable to and in the best interests of their respective stockholders for the Seller to merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and in accordance with the Kansas General Corporation Code (the “KGCC”) and the Wisconsin Business Corporation Law (the “WBCL”);

WHEREAS, the Company’s Board of Directors and the Seller’s Board of Directors have each approved the Merger of the Seller with and into the Company, upon the terms and subject to the conditions set forth herein, and approved and adopted this Agreement;

WHEREAS, subsequent to the Seller’s approval of this Agreement and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company to enter into this Agreement, the Company has entered into a Stockholder Voting Agreement pursuant to which each stockholder listed on Schedule I to such Stockholder Voting Agreement has agreed to vote the shares of the Seller Common Stock beneficially owned by such stockholder in favor of the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute the plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I - THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the KGCC, the WBCL and the Plan of Merger attached hereto as Exhibit 1.1, at the Effective Time the Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2    The Closing; Effective Time.

(a)    The closing of the Merger and the transactions contemplated hereby (the “Closing”) shall be held at such time, date (the “Closing Date”) and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, commencing at 9:00 a.m., Milwaukee time, on a date specified by either party upon five (5) business days’ written notice (or at the election of the Company on the last business day of the month) after the last to occur of the following events: (a) receipt of all consents and approvals of government Regulatory Authorities legally required to consummate the Merger and the expiration of all statutory waiting periods; and (b) approval of this Agreement and the Merger by the Seller’s stockholders. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article VII by either the Company or the Seller.

(b)    As promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger and articles of merger, as necessary, and any other required documents, with the Secretary of State of the State of Kansas (the “Kansas Secretary of State”) and the Department of Financial Institutions of the State of Wisconsin (the “DFI”), in such form as required by, and executed in accordance with the relevant provisions of, the KGCC and the WBCL (the date and time of such filing or such date and time as the Company and the Seller shall agree and specify in the certificate of merger and articles of merger are referred to herein as the “Effective Time”).

1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the KGCC and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Articles of Incorporation; By-Laws. At the Effective Time, the Company’s Articles of Incorporation, as amended (the “Company Articles”), and the Company’s By-Laws, as amended (the “Company By-Laws”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

1.5    Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned, except that the Chief Executive Officer of the Seller shall be appointed to the Company’s Board of Directors as soon as practicable after the Closing Date in accordance with Section 6.10 of this Agreement. At the Effective Time, the officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

1.6    Conversion of Securities; Dissenting Shares.

(a)    Subject to Section 1.6(d) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company or the Seller, each share of the common stock, $1.00 par value, of the Seller (“Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, other than shares of Seller Common Stock (i) held in the treasury of the Seller, (ii) owned by the Company or any Company Subsidiary for its own account, and (iii) other than Dissenting Shares (such shares of Seller Common Stock being referred to herein as the “Shares”), shall cease to be outstanding and shall be converted into the right to receive the Per Share Consideration.

(b)    Each share of Seller Common Stock held by the Seller as treasury stock and each such share held by the Company or any Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as otherwise provided in this Section 1.6.

(c)    For purposes of this Agreement, the following definitions shall apply:

(i)    “Per Share Consideration” means (A) an amount in cash equal to $2.78 (the “Cash Amount”), plus (B) a number of shares of common stock, $1.00 par value, of the Company (“Company Common Stock”) (rounded to the nearest ten thousandth of a share) (the “Stock Amount”) determined as follows:

(A)    If the Valuation Period Market Value is less than $36.40, the Stock Amount shall be equal to 0.4319 of a share of Company Common Stock;

(B)    If the Valuation Period Market Value is equal to or greater than $36.40 but less than or equal to $49.24, the Stock Amount shall be equal to the quotient determined by dividing $15.72 by the Valuation Period Market Value;

(C)    If the Valuation Period Market Value is greater than $49.24, the Stock Amount shall be equal to 0.3192 of a share of Company Common Stock; and

(D)    Plus, to the extent the Company elects to exercise its right under Section 8.1(k)(ii), below, the Additional Stock Amount.

Notwithstanding the foregoing, the parties acknowledge and agree that the Cash Amount may have to be reduced and the Stock Amount may have to be increased in accordance with Section 1.6(f), below.

(ii)    “Valuation Period Market Value” means the average of the average daily high and low sale price per share of the Company Common Stock on the New York Stock Exchange (the “NYSE”) for the five (5) trading days ending on and including the third trading day preceding the Effective Time (as reported in an authoritative source).

(d)    No fractional shares of Company Common Stock shall be issued in the Merger. In lieu of a fractional share of Company Common Stock, the holder of any Shares who would otherwise be entitled to receive such fractional share (after taking into account all shares of Seller Common Stock delivered by such holder) shall be entitled to receive a cash payment, without interest and rounded up to the nearest whole cent, in an amount determined by multiplying the Valuation Period Market Value by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the bank or trust company designated by the Company (the “Exchange Agent”) shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.6.

(e)    Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have validly exercised appraisal rights available under Section 17-6712 of the KGCC (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Consideration in accordance with this Section 1.6, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their appraisal rights under the KGCC. Dissenting Shares shall be treated in accordance with Section 17-6712 of the KGCC, if and to the extent applicable. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal rights, such holder’s shares of Seller Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Per Share Consideration in accordance with this Section 1.6. The Seller shall give the Company (a) prompt notice of each and every notice of a stockholder’s intent to demand payment for the stockholder’s shares of Seller Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the KGCC and received by the Seller relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 17-6712 of the KGCC and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the KGCC. The Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any demands for “fair value” under Section 17-6712 of the KGCC.

(f)    If either the tax opinion referred to in Section 7.2(e) or the tax opinion referred to in Section 7.3(d) cannot be rendered because the counsel charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Company shall reduce the Cash Amount and correspondingly increase the Stock Amount to the minimum extent necessary to enable the relevant tax opinions to be rendered.

1.7    Exchange of Certificates.

(a)    Exchange Agent. The Company shall deposit, or shall cause to be deposited, from time to time, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent, the Per Share Consideration, together with any dividends or distributions with respect thereto, if any, to be issued in exchange for Shares pursuant to this Article I (the “Exchange Fund”). Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Per Share Consideration.

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing ownership of Shares (a “Certificate” or “Certificates”) whose Shares were converted into the right to receive the Per Share Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Shares owned by the Company or any Company Subsidiary, and Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I.

(c)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(d), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.6(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d)    No Further Rights in the Shares. The Per Share Consideration issued and paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of the Seller who have not theretofore complied with this Article I shall thereafter look only to the Company to claim the Per Share Consideration, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.7(g). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a “Governmental Authority”) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)    No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

(g)    Withholding Rights. Each of the Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Laws relating to Taxes and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company or the Exchange Agent as the case may be.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Seller SEC Reports or in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to the Company prior to the execution of this Agreement (which schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Schedule relates); provided, however, that any information set forth in one section or subsection of the Seller Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent, Seller hereby represents and warrants to the Company as follows:

2.1    Organization and Qualification; Subsidiaries.

(a)    The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and a financial holding company under the Graham-Leach-Bliley Act of 1999 and the regulations promulgated thereunder (the “GLB Act”). The Seller is also subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Each subsidiary of the Seller (a “Seller Subsidiary,” or collectively the “Seller Subsidiaries”) is a state banking association, corporation, limited liability company, limited partnership, or trust duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization. Each of the Seller and the Seller Subsidiaries has the requisite corporate power and authority to own, lease and operate the properties it now owns or holds under lease and to carry on its business as it is now being conducted, is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Seller Material Adverse Effect. Each Seller Subsidiary that is a Kansas bank has been in existence and actively engaged in business for five or more years.

(b)    Each of the Seller and the Seller Subsidiaries has all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Seller Approvals”) necessary to own, lease and operate their properties and to carry on its business as it is now being conducted, including all required authorizations from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”), the Securities and Exchange Commission (the “SEC”), the National Association of Securities Dealers, Inc. (the “NASD”), the United States Small Business Administration (the “SBA”), the Office of the Kansas State Bank Commissioner, the Missouri Division of Finance, the Oklahoma Office of State Finance and the Florida Office of Financial Regulation, and neither the Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except in each case where such revocations or modifications, or the failure to have such Seller Approvals would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(c)    A true and complete list of the Seller Subsidiaries, together with (i) the Seller’s percentage ownership of each Seller Subsidiary and (ii) laws under which the Seller Subsidiary is incorporated or organized, is set forth in the Seller Disclosure Schedule and on Annex A. The Seller or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock or other equity interests of each of the Seller Subsidiaries. Except for the Seller Subsidiaries, the Seller does not directly or indirectly own any capital stock or equity interest in, or any interests convertible into or exchangeable or exercisable for any capital stock or equity interest in, any corporation, partnership, joint venture or other business association or entity, other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

(d)    As used in this Agreement, the term “Seller Material Adverse Effect” means, any effect, change, event, fact, condition, occurrence, or development (each an “Effect”), that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Seller and Seller Subsidiaries taken as a whole, or (ii) materially impairs the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that the term “Seller Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking industry, (b) changes in generally accepted accounting principles that are generally applicable to the banking industry, (c) expenses reasonably incurred in connection with the transactions contemplated hereby, (d) changes attributable to or resulting from changes in general economic conditions affecting banks or their holding companies generally, (e) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated thereby, (f) any change in the market price or trading volume of the Seller’s Common Stock following the execution of this Agreement, (g) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance agreements or other arrangements in existence as of the date of or contemplated by this Agreement, provided that the payment of any such amounts or the provision of any such benefits shall be made in the ordinary course consistent with past practices, (h) the taking of any action by the Seller approved or consented to in writing by the Company, or (i) any action taken or not taken by the Seller or Seller’s Subsidiaries in accordance with the terms and covenants contained in this Agreement.

(e)    The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 2000, of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

2.2    Articles of Incorporation and By-Laws. The Seller has heretofore furnished or made available to the Company a complete and correct copy of the Seller’s Articles of Incorporation and the Seller’s By-Laws, as amended or restated (“Seller Articles” and “Seller By-Laws,” respectively), and the Articles of Incorporation and the By-Laws, or other organizational documents, as the case may be, of each Seller Subsidiary (the “Subsidiary Organizational Documents”). The Seller Articles, Seller By-Laws and Subsidiary Organizational Documents are

in full force and effect. Neither the Seller nor any Seller Subsidiary is in breach of any of the provisions of the Seller Articles, Seller By-Laws or Subsidiary Organizational Documents.

2.3    Capitalization. The authorized capital stock of the Seller consists of 50,000,000 shares of Seller Common Stock and 50,000,000 shares of the Seller’s preferred stock, $1.00 par value (“Seller Preferred Stock”). As of November 4, 2005, (i) 38,205,194 shares of Seller Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller stockholder, (ii) 7,058,914 shares of Seller Common Stock were held as treasury shares by the Seller, (iii) no shares of Seller Preferred Stock were issued and outstanding, (iv) 781,379 shares of Seller Common Stock were subject to outstanding stock options issued pursuant to the Seller’s stock option plans, and (v) 209,100 shares of issued and outstanding Seller Common Stock were restricted common stock, and there were 139,400 restricted stock units (“RSU”) issued and outstanding in each case under and subject to the Seller’s equity compensation plan. The authorized capital stock of Gold Banc Trust III, Gold Banc Trust IV and Gold Banc Capital Trust V consists of common securities and trust preferred securities (the “TRUPs”). As of the date of this Agreement, all of the issued and outstanding common securities are duly authorized, validly issued, fully paid and non-assessable and owned by the Seller. As of the date of this Agreement, $84,000,000 in TRUPs are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights of any Seller stockholder or holder of TRUPs. Except as set forth in clauses (iv) and (v), above, and in the Rights Agreement, there are no outstanding Rights relating to the issued or unissued capital stock or other equity interests of the Seller or any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock or other equity interests of, or other equity interests in, the Seller or any Seller Subsidiary. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock or other equity interests of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Each of the outstanding shares of capital stock or other equity interests of each Seller Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of any Seller Subsidiary stockholder or other equity holder, and such shares or other equity interests owned by the Seller or another Seller Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Seller’s voting rights, charges or other encumbrances of any nature whatsoever.

2.4    Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the KGCC and the Seller Articles and Seller By-Laws). The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, including, without limitation, Seller’s Board of Directors. As of the date of this Agreement, the Seller’s Board of Directors, at a meeting duly called, constituted and held, has by the unanimous vote of all directors present at the meeting determined (a) that this Agreement and the transactions contemplated thereby, including the Merger, is advisable to, fair to and in the best interests of the Seller and its stockholders, (b) to submit this Agreement for approval and adoption by the stockholders of the Seller and to declare the advisability of this Agreement, and (c) to recommend that the stockholders of the Seller adopt and approve this Agreement and the transactions contemplated thereby, including the Merger, and direct that this Agreement be submitted for consideration by the stockholders of the Seller at the Seller Stockholders’ Meeting (collectively, the “Seller’s Board of Directors Recommendation”). No other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the KGCC and the Seller Articles and Seller By-Laws). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of the Seller and assuming due authorization, execution and delivery by Company, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

2.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the transactions contemplated hereby by the Seller will not, (i) conflict with or violate the Seller Articles or Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any federal, state or local statute, ordinance, rule, regulation, order, judgment or decree (collectively, “Laws”) applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and (iii), above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Seller Material Adverse Effect. Sections 17-1286 through 17-1298 and Sections 17-12,100 through 17-12,104 of the KGCC are inapplicable to the execution, delivery or performance of this Agreement and the transactions contemplated thereby, including the Merger. No other “business combination,” “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under Kansas state law applies to the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby by the Seller, including the Merger.

(b)    The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or blue sky laws (“Blue Sky Laws”), the BHCA, the banking laws and regulations of the States of Kansas, Missouri, Oklahoma and Florida (the “SBL”), regulations promulgated by the SBA, the filing and recordation of appropriate merger or other documents as required by the KGCC and WBCL, and prior notification filings with the Department of Justice under the Hart-Scott-Rodino Act (the “HSR Act”), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent the Seller from performing its obligations under this Agreement, and would not have a Seller Material Adverse Effect. Neither the Seller nor any Seller Subsidiary are subject to any foreign Governmental Authority or foreign law.

2.6    Compliance; Permits. Neither the Seller nor any Seller Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such violations, conflicts or defaults which would not, individually or in the aggregate, have a Seller Material Adverse Effect.

2.7    Securities and Banking Reports; Financial Statements.

(a)    The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with (x) the SEC since December 31, 2002, and as of the date of this Agreement has delivered or made available to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, respectively, (ii) all proxy statements relating to the Seller’s meetings of stockholders (whether annual or special)

held since December 31, 2002, (iii) all Reports on Form 8-K filed by the Seller with the SEC since December 31, 2002, (iv) all other reports or registration statements filed by the Seller with the SEC since December 31, 2002 and (v) all amendments and supplements to all such reports and registration statements filed by the Seller with the SEC since December 31, 2002 (collectively, the “Seller SEC Reports”) and (y) the Federal Reserve Board, the FDIC, the Kansas Office of the State Bank Commissioner, the Missouri Division of Finance, the Oklahoma Office of State Finance, the Florida Office of Financial Regulation and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the “Seller Reports”). The Seller Reports (i) were prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. The parties agree that failure of the Seller’s Chief Executive Officer or Chief Financial Officer to provide any certification required to be filed with any document filed in any Seller SEC Report shall constitute an event that has a Seller Material Adverse Effect.

(b)    Each of the audited and unaudited consolidated financial statements (including, if applicable, any related notes thereto) contained in the Seller SEC Reports have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except (i) for any statement therein or omission therefrom which were corrected, amended or supplemented or otherwise disclosed or updated in a subsequent Seller SEC Report, and (ii) that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The Seller has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date requiring disclosure pursuant to Item 304 of Regulation S-K promulgated by the SEC. To Seller’s Knowledge, the Seller’s auditors will deliver to the Seller an unqualified audit opinion with respect to the Seller’s financial statements as of and for the year ended December 31, 2005, and unqualified opinions with respect to the effectiveness of the Seller’s internal controls and with respect to the assessment of management of the Seller regarding the effectiveness of the Seller’s internal controls.

(c)    The Seller has made available to the Company a complete copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, to (i) the Seller SEC Reports filed prior to the date hereof, and (ii) contracts which previously have been filed by the Seller with the SEC pursuant to the Securities Act and Exchange Act (together with the Seller SEC Reports, the “Seller SEC Documents”). The Seller has timely responded to all comment letters and other correspondence of the staff of the SEC relating to the SEC Documents, and the SEC has not advised the Seller that any final responses are inadequate, insufficient or otherwise non-responsive. The Seller has made available to the Company true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Seller and any of the Seller Subsidiaries, on the other, occurring since January 1, 2002 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To Seller’s Knowledge, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(d)    To Seller’s Knowledge, the Seller and each of its officers and directors are in compliance with and have complied in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), including, without limitation, Section 404 thereof, and any related rules and regulations promulgated by the SEC thereunder and (B) the applicable listing and corporate governance rules and regulations of The Nasdaq National Market (“Nasdaq”). With respect to each Report on Form 10-K and Form 10-Q and each amendment of any such report filed by the Seller with the SEC since December 31, 2002, the Chief Executive

Officer and Chief Financial Officer of the Seller have made all certifications required by Sections 302 and 906 of Sarbanes-Oxley and the rules and regulations promulgated thereunder at the time of such filing, and the statements contained in each such certification were true and correct when made. Further, the Seller has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Seller and the Seller Subsidiaries required to be disclosed by the Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Seller’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Seller required by Section 302 of Sarbanes-Oxley with respect to such reports. For purposes of this agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(e)    The Seller has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). To Seller’s Knowledge, based on its evaluation of internal controls prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Seller’s financial reporting and the preparation of the Seller’s financial statements for external purposes in accordance with GAAP. The Seller has disclosed, based on its evaluation of internal controls prior to the date hereof, to the Seller’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Seller in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Seller’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Seller that involves management or other employees who have a significant role in internal controls. The Seller has made available to the Company a summary of any such disclosure regarding material weaknesses and fraud made by management to the Seller’s auditors and audit committee since December 31, 2002. For purposes of this agreement, a “significant deficiency” in controls means a control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

(f)    There are no outstanding loans made by the Seller or any Seller Subsidiary to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Seller, other than loans that are subject to Regulation O under the Federal Reserve Act.

(g)    Except (i) for those liabilities that are reflected or fully reserved against on the consolidated balance sheet of the Seller as of September 30, 2005, and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005, neither the Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise due or to become due), that are required to be disclosed on a balance sheet prepared in accordance with GAAP, that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

(h)    The Seller has not been notified by its independent registered public accounting firm or by the staff of the SEC that such accounting firm or the staff of the SEC, as the case may be, are of the view that any financial statement included in any Seller SEC Report should be restated which has not been restated in a subsequent Seller SEC Report that was filed prior to the date of this Agreement, or that the Seller should modify its accounting in future periods in a manner that would have a Seller Material Adverse Effect.

(i)    Since January 1, 2005, neither the Seller nor the Seller Subsidiaries nor, to Seller’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Seller or the Seller Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or the Seller Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seller or the Seller Subsidiaries has engaged in questionable accounting or auditing practices. To Seller’s Knowledge, no attorney representing the Seller or the Seller Subsidiaries, whether or not employed by the Seller or the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Seller or any of its officers, directors, employees or agents to the Seller’s Board of Directors or any committee thereof or to any director or officer of the Seller. Since January 1, 2005, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, the Seller’s Board of Directors or any committee thereof.

2.8    Absence of Certain Changes or Events.

(a)    Since January 1, 2005 to the date of this Agreement, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since January 1, 2005, there has not been (i) any change in the financial condition, results of operations or business of the Seller and any of the Seller Subsidiaries which has had a Seller Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries which has had a Seller Material Adverse Effect, (iii) any change by the Seller in its accounting methods, principles or practices, (iv) any revaluation by the Seller of any of its assets in any material respect, (v) except for regular quarterly cash dividends on the Seller Common Stock with usual record and payment dates, to the date of this Agreement, and the publicly-announced stock repurchase program, any declaration setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) any increase in the wages, salaries, bonuses, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director or any grant of any severance or termination pay, except in the ordinary course of business consistent with past practices, (vii) any strike, work stoppage, slow-down or other labor disturbance, (viii) the execution of any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (ix) any union organizing activities.

(b)    To Seller’s Knowledge, no third party has used, with or without permission, the corporate name, the trademarks, trade names, service marks, logos, symbols or similar intellectual property of Seller or any Seller Subsidiary in connection with the marketing, advertising, promotion or sale of such third party’s products or services. Neither Seller nor any Seller Subsidiary is a party to any joint marketing or other affinity marketing program with a third party.

2.9    Absence of Litigation.

(a)    There is no Litigation or other proceedings pending or, to Seller’s Knowledge, threatened, against Seller or any Seller Subsidiary or any of their property or assets or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Seller Material Adverse Effect. To Seller’s Knowledge, neither Seller nor any of the Seller Subsidiaries or their affiliates are liable for the payment of any termination, break-up or other fee to Silver Acquisition Corp. (“Silver”), SAC Acquisition Corp. (“SAC”), or any of their affiliates, advisers or representatives as a result of the Seller’s termination of that certain Merger Agreement dated as of February 24, 2004 by and among the Seller, Silver and SAC and no basis exists for the payment of any such termination, break-up or other fee.

(b)    There is no Order imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries which has had a Seller Material Adverse Effect.

(c)    Except as set forth in the Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (without giving effect to any amendment filed after the date of this Agreement), neither the Seller nor any of the Seller Subsidiaries is subject to, and, to the Seller’s Knowledge, neither the Seller nor any of the Seller Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement (including an agreement under Section 4(m) of the BHCA), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries, nor has any Governmental Authority advised it in writing or, to Seller’s Knowledge, otherwise advised, that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to its knowledge, has any Governmental Authority commenced an investigation in connection therewith.

(d)    Neither the Seller nor any Seller Subsidiary has received any order, decree, notice or other communication from any Governmental Authority asserting or claiming that the Seller or any Seller Subsidiary is, and to Seller’s Knowledge, no facts or circumstances exist which would cause it or any of the Seller Subsidiaries to be deemed to be, (i) operating in violation of the Bank Secrecy Act, the USA PATRIOT ACT of 2001 and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, except where any such violation would not have a Seller Material Adverse Effect; or (ii) not in satisfactory compliance, with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the GLB Act, as well as the provisions of the information security program adopted pursuant to 12 C.F.R Part 40, except where the failure to so comply would not have a Seller Material Adverse Effect. The Seller (or where appropriate the Seller Subsidiary) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of the Seller Subsidiaries) has complied in all material respects, except where the failure to comply would not have a Seller Material Adverse Effect, with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

2.10    Employee Benefit Plans.

(a)    Current Plans. The Seller Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which the Seller or any Seller Subsidiary has any obligation (collectively, the “Plans”). The Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500 and related schedules, (iv) the most recently issued determination letter from the United States Internal Revenue Service (the “IRS”) for each such Plan and the materials submitted to obtain that letter and (v) the three (3) most recently prepared actuarial and financial statements with respect to each such Plan.

(b)    Absence of Certain Types of Plans. No member of the Seller’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the Effective

Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (“Title IV Plan”). No Title IV Plan is a “multiemployer pension plan” as defined in Section 3(37) of ERISA. None of the Plans obligates the Seller or any of the Seller Subsidiaries to pay material separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. Except as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

(c)    Compliance with Applicable Law. Each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such operations or violations of applicable Law would not, individually or in the aggregate, have a Seller Material Adverse Effect. The Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no Knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Seller Material Adverse Effect. No legal action, suit or claim is pending or, to Seller’s Knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, to Seller’s Knowledge, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has incurred any material liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

(d)    Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS that it is so qualified or is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of a master and prototype plan pursuant to IRS Announcement 2001-77, and the Seller is not aware of any fact or event that could adversely affect the qualified status of any such Plan. No trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e)    Non-Qualified Deferred Compensation Plans. No Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code (“Section 409A”) has been modified (as defined under Section 409A) on or after October 3, 2004 and all such non-qualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof, except modifications and operations that, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(f)    Absence of Certain Liabilities and Events. There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Seller and each of the Seller Subsidiaries has not incurred any liability for any excise tax arising under Sections 4971 through 4980G of the Code that would, individually or in the aggregate, have a Seller Material Adverse Effect, and, to Seller’s Knowledge, no fact or event exists that could give rise to any such liability.

(g)    Plan Contributions. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.

(h)    Employment Contracts. Neither the Seller nor any Seller Subsidiary is a party to any contracts for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

(i)    Effect of Agreement. The consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, including payments constituting “excess parachute payments” within the meaning of Section 280G of the Code, except as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee, in each case, except as expressly provided herein.

2.11    Registration Statement; Proxy Statement/Prospectus. The information supplied by the Seller for inclusion or incorporation by reference in the Registration Statement will not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Seller for inclusion or incorporation by reference in the proxy statement/prospectus to be sent to the stockholders of the Seller in connection with the meeting of the Seller’s stockholders to consider the Merger (the “Seller Stockholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement/Prospectus”) will not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Seller or any of its affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Seller shall promptly inform the Company. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act (to the extent applicable) and the rules and regulations thereunder.

2.12    Title to Property. The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Seller Material Adverse Effect; and all leases pursuant to which Seller or any of the Seller Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of Seller’s and each of the Seller’s Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

2.13    Environmental Matters. To Seller’s Knowledge: (i) each of the Seller, the Seller’s Subsidiaries, properties owned or operated by the Seller or the Seller’s Subsidiaries, the Participation Facilities (as hereinafter defined) are and have been in compliance with, and the Loan Properties (as hereinafter defined) are and have been in substantial compliance with, all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment, health, safety, natural resources, wildlife or “Hazardous Materials” which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources, or the environment (“Environmental Laws”), except for violations which, either individually or in the aggregate, would not have a Seller Material Adverse Effect; (ii) during and prior to the period of (a) the Seller’s or any of the Seller’s Subsidiaries’ ownership or operation of any of their respective current properties, (b) the Seller’s or any of the Seller’s Subsidiaries’ participation in the management of any Participation Facility or (c) the Seller’s or any of the Seller’s Subsidiaries’ holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, except where such release, generation, treatment, storage, transportation, or disposal would not have, either individually or in the aggregate, a Seller Material Adverse Effect; (iii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by Seller or Seller’s Subsidiaries or any Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB’s; (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any of Seller’s Subsidiaries or any Participation Facility; (v) neither Seller nor Seller’s Subsidiaries have received any notice from any governmental agency or third party notifying the Seller or Seller’s Subsidiaries of any Environmental Claim; (vi) and there are no circumstances with respect to any properties currently owned or operated by the Seller or any of Seller’s Subsidiaries or any Loan Property or Participation Facility that could reasonably be anticipated (a) to form the basis for an Environmental Claim against Seller or Seller’s Subsidiaries or any properties currently or formerly owned or operated by the Seller or any of Seller’s Subsidiaries or any Loan Property or Participation Facility or (b) to cause any properties currently owned or operated by the Seller or any of Seller’s Subsidiaries or any Loan Property or Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority or third party pursuant to any Environmental Law.

The following definitions apply for purposes of this Section 2.13: (a) “Loan Property” means any property in which the Seller or any of the Seller’s Subsidiaries holds a security interest, the fair market value of which (based on the most recent appraisal or other information available to the Seller or any Seller Subsidiary) exceeds $5,000,000, and, where required by the context, said term means the owner or operator of such property; (b) “Participation Facility” means any facility in which the Seller or any of the Seller’s Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; and (c) “Environmental Claims” shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non compliance or violation, investigations, allegations, injunctions or proceedings relating in any way to (i) any Environmental Law; (ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order of a Governmental Authority; or (iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife, or the environment, which individually or in the aggregate would have a Seller Material Adverse Effect.

2.14    Absence of Agreements. Neither the Seller nor any Seller Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by Law or applicable Regulatory Authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, nor has the Seller been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

2.15    Taxes. The Seller and the Seller Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), and the Seller and the Seller Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns, except such as are not yet due or are being contested in good faith by appropriate proceedings and with respect to which the Seller is maintaining reserves adequate for their payment or where the failure to make such filings or pay such taxes would not have a Seller Material Adverse Effect. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, or local governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other governmental entity or taxing authority or agency, including, without limitation, consolidated, combined and unitary tax returns. For the purposes of this Section 2.15, references to the Seller and the Seller Subsidiaries include former subsidiaries of the Seller for the periods during which any such corporations were owned, directly or indirectly, by the Seller. To Seller’s Knowledge, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Neither the Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of the Seller or any of the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Seller Material Adverse Effect after the Effective Time. No agreements relating to allocating or sharing of Taxes exist among the Seller and the Seller Subsidiaries and no tax indemnities given by the Seller or the Seller Subsidiaries in connection with a sale of stock or assets remain in effect. Neither the Seller nor any of the Seller Subsidiaries is required to include in income either (i) any amount in respect of any adjustment under Section 481 of the Code or (ii) any installment sale gain. Neither the Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code. Neither the Seller nor any of the Seller Subsidiaries (i) is a member of an affiliated, consolidated, combined or unitary group, other than one of which the Seller was the common parent, or (ii) has any liability for the Taxes of any Person (other than the Seller and the Seller Subsidiaries) under Treasury Regulation Section 1-1502-6 (or any similar provision of state or local law) as a transferee or successor, by contract or otherwise.

2.16    Insurance. The Seller Disclosure Schedule lists all material policies of insurance of the Seller and the Seller Subsidiaries currently in effect. Neither the Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the Seller’s financial statements for the nine months ended September 30, 2005.

2.17    Brokers. No broker, finder or investment banker (other than Hovde Financial LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. Prior to the date of this Agreement, the Seller has furnished to the Company a complete and correct copy of all agreements between the Seller and Hovde Financial LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

2.18    Tax Matters. Neither Seller, nor any Seller Subsidiary, through the date of this Agreement has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

2.19    Seller Material Adverse Effect. Since December 31, 2004, there has not been any Effect that has had, individually or in the aggregate, a Seller Material Adverse Effect.

2.20    Material Contracts. Except for (i) loan, credit or similar agreements entered into by the Seller or any Seller Subsidiary in the ordinary course of business consistent with past practice, or (ii) as disclosed in the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to or obligated under any contract, agreement or other instrument or understanding which obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $150,000, or would require disclosure by the Seller pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, other than contracts that are terminable by the Seller or any Seller Subsidiary without additional payment or penalty within 60 days.

2.21    Opinion of Financial Advisor. The Seller has received the written opinion of Hovde Financial LLC on the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Seller’s stockholders is fair to the Seller’s stockholders from a financial point of view, and the Seller will promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

2.22    Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

2.23    Stock Options. The assumption of the Option Plans and the Options issued thereunder as provided in Section 5.7 of this Agreement by the Company are permitted by and consistent with the terms of the Option Plans, the agreements under which the Options were issued and applicable law.

2.24    Rights Agreement. The Seller and the Seller’s Board of Directors have taken all necessary action to render the Rights Agreement dated as of October 13, 1999 between the Seller and American Stock Transfer & Trust Company (the “Rights Agreement”) inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the holders of Seller Common Stock or the Seller’s Board of Directors, and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the occurrence of a Distribution Date (as defined in the Rights Agreement) or otherwise cause the Rights (as defined in the Rights Agreement) to become exercisable by the holders thereof. The First Amendment to the Rights Agreement dated as of February 24, 2004 has been superseded by the Second Amendment to the Rights Agreement adopted by the Seller’s Board of Directors.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports or in the disclosure letter (the “Company Disclosure Schedule”) delivered by the Company to the Seller prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent, the Company hereby represents and warrants to the Seller as follows:

3.1    Organization and Qualification; Subsidiaries.

(a) The Company is a company duly organized, validly existing and in active status under the laws of the State of Wisconsin and a registered bank holding company under the BHCA, and a financial holding company under the GLB Act. Each subsidiary of the Company (a “Company Subsidiary” or, collectively, “Company Subsidiaries”) is a bank, a corporation, a limited liability company or another form of business entity duly organized, validly existing and in good standing under the laws of the state of its organization or the United States of America. Each of the Company and the Company Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Company Approvals”) necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the DFI, the Office of Thrift Supervision (the “OTS”), or the Office of Comptroller of the Currency (“OCC”) and neither Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the revocations or modifications, the failure to be so organized, existing and in good standing or to have such power, authority or Company Approvals would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    The Company and each Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Company Material Adverse Effect.

(c)    A true and complete list of all of the Company Subsidiaries as of September 30, 2005 is set forth in the Company Disclosure Schedule.

(d)    As used in this Agreement, the term “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole, or (ii) materially impairs the ability of the Company to consummate the transactions contemplated hereby; provided, however, that the term “Company Material Adverse Effect” shall not be deemed to include: (a) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby, (b) any Effect resulting from compliance with the terms and conditions of this Agreement, (c) any decrease in the price or trading volume of the Company Common Stock (but not excluding any Effect underlying such decrease to the extent such Effect would constitute a Company Material Adverse Effect), (d) any Effect to the extent resulting from changes in Laws generally applicable to the banking industry, (e) any Effect to the extent resulting from changes in generally accepted accounting principles which the Company or any of the Company Subsidiaries is required to adopt, or (f) changes attributable to or resulting from changes in general economic conditions affecting the banking industry generally (unless such Effect would reasonably be expected to have a materially disproportionate impact on the business, assets, liabilities, financial condition or results of operations of the Company and Company Subsidiaries taken as a whole relative to other banking industry participants).

3.2    Articles of Incorporation and By-Laws. The Company has previously furnished or made available to the Seller a complete and correct copy of the Company Articles and the Company By-Laws. The Company Articles and Company By-Laws are in full force and effect. The Company is not in breach of any of the provisions of the Company Articles or Company By-Laws.

3.3    Capitalization.

(a)    The authorized capital stock of the Company consists of 700,000,000 shares of Company Common Stock. As of November 4, 2005, (i) 244,432,552 shares of the Company’s Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, except pursuant to Section 180.0622(2)(b) of the WBCL (such sections, including judicial interpretation thereof and Section 180.40(6), its predecessor statute, are referred to herein collectively as “Section 180.0622(2)(b) of the WBCL”), and not issued in violation of any preemptive right of any Company stockholder, (ii) 9,414,755 shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Preferred Stock are issued and outstanding, and (iv) 24,970,198 shares of Company Common Stock are subject to outstanding stock options issued pursuant to the Company’s stock option plans. Except as set forth in clause (iv), above, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character, including, without limitation, voting agreements or arrangements, relating to the issued or unissued capital stock or other equity interests of the Company or obligating the Company to issue or sell any shares of capital stock or other equity interests of, or other equity interests in, the Company.

(b)    The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

3.4    Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including, without limitation, the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company and assuming the due authorization, execution and delivery by the Seller, enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

3.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws or other organizational documents, as the case may be, of any Company Subsidiary, (ii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (ii) and (iii), above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the SBL, the SBA, the filing and recordation of appropriate merger or other documents as required by Kansas and Wisconsin law, and prior notification filings with the Department of Justice under the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have, or be reasonably expected to have, a Company Material Adverse Effect. No other “business combination,” “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under Wisconsin state law applies to the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby by the Company, including the Merger.

3.6    Compliance; Permits. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have, or be reasonably expected to have, a Company Material Adverse Effect.

3.7    Securities and Banking Reports; Financial Statements.

(a)    The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (x) the SEC since December 31, 2002, and as of the date of this Agreement have delivered or made available to the Seller, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, respectively, (ii) all proxy statements relating to the Company’s meetings of shareholders (whether annual or special) held since December 31, 2002, (iii) all Reports on Form 8-K filed by the Company with the SEC since December 31, 2002, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 2002, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 2002 (collectively, the “Company SEC Reports”) and (y) the FDIC, the OCC, the Federal Reserve Board, the OTS, the DFI and any other applicable Federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the “Company Reports”). The Company Reports (i) were prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. The parties agree that failure of the Company’s Chief Executive Officer or Chief Financial Officer to provide any certification required to be filed with any document filed with the SEC shall constitute an event that has a Company Material Adverse Effect.

(b)    Each of the audited and unaudited consolidated financial statements (including, if applicable, any related notes thereto) contained in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except (i) for any statement therein or omission therefrom which were corrected, amended or supplemented or otherwise disclosed or updated in a subsequent Company SEC Report, and (ii) that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date requiring disclosure pursuant to Item 304 of Regulation S-K promulgated by the SEC. To the Company’s Knowledge, the Company’s auditors will deliver to the Company an unqualified audit opinion with respect to the Company’s financial statements as of and for the year ended December 31, 2005, and unqualified opinions with respect to the effectiveness of the Company’s internal controls and with respect to the assessment of management of the Company regarding the effectiveness of the Company’s internal controls.

(c)    To the Company’s Knowledge, the Company and each of its officers and directors are in compliance with and have complied in all material respects with (A) the applicable provisions of Sarbanes-Oxley and any related rules and regulations promulgated by the SEC thereunder and (B) the applicable listing and corporate governance rules and regulations of the NYSE. With respect to each Report on Form 10-K and Form 10-Q and each amendment of any such report filed by the Company with the SEC since December 31, 2002, the Chief Executive Officer and Chief Financial Officer of the Company have made all certifications required by Sarbanes-Oxley and the rules and regulations promulgated thereunder at the time of such filing, and to the Company’s Knowledge, the statements contained in each such certification were true and correct when made.

Further, the Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of Sarbanes-Oxley with respect to such reports.

(d)    The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). To the Company’s Knowledge, based on its evaluation of internal controls prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Company in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls. The Company has made available to the Seller a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since December 31, 2003.

(e)    There are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company, other than loans that are subject to Regulation O under the Federal Reserve Act.

(f)    Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005, and (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005, neither Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), required to be disclosed on a balance sheet prepared in accordance with GAAP that, either alone or when combined with all similar liabilities, has had a Company Material Adverse Effect.

(g)    The Company has not been notified by its independent public accounting firm or by the staff of the SEC that such accounting firm or the staff of the SEC, as the case may be, are of the view that any financial statement included in any registration statement filed by the Company under the Securities Act or any periodic or current report filed by the Company under the Exchange Act should be restated, or that the Company should modify its accounting in future periods in a manner that would have a Company Material Adverse Effect.

(h)    Since January 1, 2005, neither the Company nor the Company Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or the Company Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or the Company Subsidiaries has engaged in questionable accounting or auditing practices. To the Company’s Knowledge, no attorney representing the Company or the Company or Subsidiaries, whether or not employed by the Company or the Company Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company. Since January 1, 2005, there have been no material internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, general counsel, the Company’s Board of Directors or any committee thereof.

3.8    Absence of Certain Changes or Events.

(a)    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2004 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2004, there has not been (i) any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries that has had a Company Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries that has had, or would be reasonably expected to have, a Company Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its assets in any material respect, (v) any strike, work stoppage, slow down or other labor disturbance, (vi) the execution of any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (vii) any union organizing activities.

3.9    Absence of Litigation.

(a)    Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the best of the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Company Material Adverse Effect.

(c)    Neither the Company nor any Company Subsidiary has received any order, decree, notice or other communication from any Governmental Authority asserting or claiming that the Company or any Company Subsidiary is, and to Company’s Knowledge, no facts or circumstances exist which would cause it or any of the Company Subsidiaries to be deemed to be, (i) operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, except where any such violation would not have a Company Material Adverse Effect; or (ii) not in satisfactory compliance, with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the GLB Act, as well as the provisions of the information security program adopted pursuant to 12 C.F.R Part 40, except where the failure to so comply would not have a Company Material Adverse Effect. The Company (or where appropriate the Company Subsidiary) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of the Company Subsidiaries) has complied in all material respects, except where the failure to comply would not have a Company Material Adverse Effect, with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

3.10    Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion or incorporation by reference in the registration statement of the Company (the “Registration

Statement”) pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act (to the extent applicable) and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, the Seller which is contained in any of the foregoing documents.

3.11    Compliance; Permits. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.12    Title to Property. The Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not, individually or in the aggregate, have a Company Material Adverse Effect; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Company Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Company’s and each of the Company Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

3.13    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.14    Tax Matters. Neither the Company, nor any Company Subsidiary, has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

3.15    Company Material Adverse Effect. Since December 31, 2004, there has not been any Effect that has had, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE IV - COVENANTS OF SELLER

4.1    Affirmative Covenants. The Seller hereby covenants and agrees with the Company that, except (i) as permitted by this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law, or by a Governmental Authority of competent jurisdiction, provided, that prior to failing to take any such action, the Seller notifies the Company thereof and to the extent required by the Company, uses its reasonable best efforts to take any such action otherwise subject to such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, it will, and it will cause each Seller Subsidiary, to:

(a)    operate its business only in the usual, regular and ordinary course consistent with past practices;

(b)    use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

(c)    use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

(d)    use all commercially reasonable efforts to keep in full force and effect director and officer liability insurance comparable in amount and scope of coverage to that now maintained by it (the “Existing D&O Policy”), except as provided in Section 6.5;

(e)    perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

(f)    comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws, including, without limitation, all filing requirements under the Securities Act and the Exchange Act; and

(g)    not to take any action or fail to take any action which, individually or in the aggregate, can be expected to have a Seller Material Adverse Effect.

4.2    Negative Covenants. Except (i) as permitted by this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law, or by a Governmental Authority of competent jurisdiction, provided that prior to taking any such action, the Seller notifies the Company thereof and to the extent required by the Company, uses its reasonable best efforts to avoid having to take such action required by such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Seller shall not do, or permit any Seller Subsidiary to do, any of the following:

(a)    (i) except to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Seller or any Seller Subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice and subject to the limitations set forth in Annex B, or increase in any manner the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(b)    (i) except as provided below, declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock or limited liability company interests, except for (A) regular quarterly cash dividends on Seller Common Stock with usual record and payment dates for such dividends with each such dividend payable at a rate not in excess of $0.05 per share of Seller Common Stock and (B) dividends by a Seller Subsidiary either to the Seller or another Seller Subsidiary;

(ii) declare or pay any dividends or make any distributions in any amount on Seller Common Stock in or with respect to the quarter in which the Effective Time shall occur and in which the stockholders of Seller Common Stock are entitled to receive dividends on the shares of Company Common Stock into which the shares of Seller Common Stock have been converted; provided, however, that it is the intent of this clause (ii) to provide that the holders of Seller Common Stock will receive either the payment of cash dividends on their shares of Seller Common Stock or the payment of cash dividends as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as stockholders of Seller Common Stock and the payment of a cash dividend as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement; and if the Seller does not declare and pay cash dividends in a particular calendar quarter because of the Seller’s reasonable expectation that the Effective Time was to have occurred in such calendar quarter wherein the holders of Seller Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Company Common Stock to have been exchanged for the shares of Seller Common Stock pursuant to this Agreement, and the Effective Time does not in fact occur in such calendar quarter, then, as a result thereof, the Seller shall be entitled to declare and pay a cash dividend (within the limitations of this clause (ii)) on such shares of Seller Common Stock for such calendar quarter by the declaration and payment of such cash dividends as soon as reasonably practicable after the end of such calendar quarter;

(c)    except as contemplated by this Agreement, merge with or into any other person, permit any other person to merge into it or consolidate with any other person, or effect any reorganization or recapitalization;

(d)    purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock or other equity interests, of any person other than in the ordinary course of business;

(e)    liquidate, sell, dispose of, or encumber any assets or acquire any assets outside of the ordinary course of business;

(f)    repurchase, redeem or otherwise acquire, or issue, sell or deliver, split, reclassify, combine or otherwise adjust, or agree to issue, sell or deliver, split, reclassify, combine or otherwise adjust, any stock (except pursuant to exercise of those options described in the Seller Disclosure Schedule), bonds or other corporate securities of which the Seller or any of the Seller Subsidiaries is the issuer (whether authorized and unissued or held in treasury), or, grant or issue, or agree to grant or issue, any options, warrants or other Rights (including convertible Securities) calling for issue thereof;

(g)    propose or adopt any amendments to its articles of incorporation, by laws, articles of organization, or operating agreement, as the case may be, in any way adverse to the Company;

(h)    change any of its methods of accounting in effect at December 31, 2004 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2004, except as may be required by GAAP; and

(i)    change any lending, investment, liability management or other material policies concerning the business or operations of the Seller or any of the Seller Subsidiaries, except as required by Law, including, without limitation:

(i)    acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities whatsoever or enter into any other derivative transaction, which would have gains or losses in excess of

$2,000,000, or enter into, terminate or exchange a derivative instrument with a notional amount in excess of $2,000,000 or having a term of more than five years;

(ii)    sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any encumbrances to exist with respect to, any of its assets with a value in excess of $250,000 individually, except in the ordinary course of business consistent with past practice;

(iii)    make any investment with a maturity of five years or more;

(iv)    incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money (other than indebtedness of the Seller or the Seller Subsidiaries to each other) in excess of an aggregate of $1,000,000 (for the Seller and the Seller Subsidiaries on a consolidated basis) except in the ordinary course of business consistent with past practice;

(v)    enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. Government or agency securities), or impose, or suffer the imposition, on any material asset of the Seller or any Seller Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Financial Statements) and in no event with a value in excess of $250,000 individually;

(vi)    settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $250,000 or in any manner which would restrict in any material respect the operations or business of the Seller or any of the Seller Subsidiaries;

(vii)    purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer;

(viii)    make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $250,000 individually; or

(ix)    take any action or fail to take any action which, individually or in the aggregate, would be reasonably expected to have a Seller Material Adverse Effect; or

(x)    agree in writing or otherwise to do any of the foregoing.

4.3    Letter of Seller’s Accountants. If requested in writing by the Company, the Seller shall use its reasonable best efforts to cause to be delivered to the Company “comfort” letters of KPMG, LLP, the Seller’s independent registered public accounting firm, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent registered public accounting firms in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

4.4    No Solicitation of Transactions.

(a)    From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, the Seller and the Seller Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

(i)    solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal,

(ii)    participate in any discussions or negotiations regarding, or furnish to any person any material non-public information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, or

(iii)    enter into any contract, agreement, letter of intent or other arrangement relating to any Acquisition Transaction:

provided, however, this Section 4.4(a) shall not prohibit the Seller or the Seller’s Board of Directors from:

(A)    furnishing material nonpublic information (other than information regarding the Company supplied to the Seller by the Company) regarding the Seller or the Seller Subsidiaries to, or entering into a customary confidentiality agreement with or entering or re-entering into discussions with, any person or group in response to an Acquisition Proposal submitted by such person or group (and not withdrawn) if (x) the Seller’s Board of Directors reasonably determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer, and (y) the Seller’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to the Seller’s stockholders under applicable Laws, provided that in any such case neither the Seller nor any representative of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.4(a), or

(B)    taking the actions described in subsections (b) or (c), below, as permitted thereby, provided that neither the Seller, the Seller Subsidiaries nor any representatives of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.4(a).

At least five (5) days prior to furnishing any material nonpublic information to, or entering into discussions or negotiations with, any person or group, the Seller shall:

(i)    give the Company written notice of the identity of such person or group and of the Seller’s intention to furnish material nonpublic information to, or enter into discussions or negotiations with, such person or group, and

(ii)    receive from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such person or group by or on behalf of the Seller, and contemporaneously with furnishing any such information to such person or group, the Seller shall furnish such information to the Company (to the extent such information has not been previously furnished by the Seller to the Company).

Nothing in this Section 4.4(a) shall prevent the Seller or the Seller’s Board of Directors from complying with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Seller and the Seller Subsidiaries will immediately cease, as of the date hereof, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, subject to the right to renew such activities, discussions or negotiations in accordance with this Section 4.4. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.4 by any officer or director of the Seller or any of the Seller Subsidiaries or any investment banker, attorney or other advisor or representative of the Seller or any of the Seller Subsidiaries shall be deemed to be a breach of this Section 4.4 by the Seller.

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Company) relating to any Acquisition Transaction. For the purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving:

(i)    any acquisition or purchase from the Seller by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Seller or any of the Seller Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Seller or any of the Seller Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Seller or any of the Seller Subsidiaries;

(ii)    any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of the Seller; or

(iii)    any liquidation or dissolution of the Seller.

(b)    Except as provided hereinbelow: (i) the Seller’s Board of Directors shall recommend that the Seller’s stockholders vote in favor of and to adopt and approve this Agreement and the Merger at the Seller Stockholders’ Meeting; (ii) the Proxy Statement/Prospectus shall include a statement of the Seller’s Board of Directors Recommendation; and (iii) neither the Seller’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company (a “Change of Recommendation”), the Seller’s Board of Directors Recommendation; provided, however, that nothing in this Agreement shall prevent the Seller’s Board of Directors from (i) withholding, withdrawing, amending or modifying the Seller’s Board of Directors Recommendation or (ii) not including in the Proxy Statement/Prospectus the Seller’s Board of Directors Recommendation if the Seller’s Board of Directors reasonably determines in good faith, after consultation with outside counsel, that, due solely to facts or circumstances coming to the attention of the Seller’s Board of Directors after the date of this Agreement, the failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to Seller’s stockholders under applicable Law; and provided further, however, that neither the Seller nor the Seller’s Board of Directors may take any of the actions described in clauses (i) or (ii) of the immediately preceding proviso if prior thereto the Seller shall have received an Acquisition Proposal that has not been withdrawn as of the time of such action of the Seller’s Board of Directors;

(c)    Notwithstanding anything to the contrary contained in this Section 4.4, in the event that the Seller’s Board of directors determines in good faith, after consultation with outside counsel, that in light of a Superior Offer it is necessary to do so in order to comply with its fiduciary duties to the Seller or the Seller’s stockholders under applicable law, the Seller’s Board of Directors may terminate this Agreement in the manner contemplated by Section 8.1(h) solely in order to concurrently enter into a definitive agreement with respect to a Superior Offer, but only after the fifth day following the Company’s receipt of written notice advising the Company that the Seller’s Board of Directors is prepared to accept a Superior Offer, and only if, during such five-day period, if the Company so elects, the Seller and its advisors shall have negotiated in good faith with the Company to make such adjustments in the terms and conditions of this Agreement as would enable the Seller to proceed with the transactions contemplated herein on such adjusted terms.

For purposes of this Agreement, “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions or in one or a series of related transactions:

(i)    a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller pursuant to which those shareholders of the Seller immediately preceding such transaction will hold less than 51% of the equity interest in the surviving or resulting entity of such transaction,

(ii)    a sale or other disposition by the Seller of substantially all of its assets, or

(iii)    the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Seller;

(iv)    provided, however, that in each of case (i), (ii) or (iii) immediately above, the Superior Offer shall be on terms that the Seller’s Board of Directors determines, in its reasonable judgment to be more favorable to Seller stockholders (taking into account all factors which the Seller’s Board of Directors may reasonably deem relevant, including, without limitation, the relative value and form of the consideration offered, all other terms and conditions of the respective offers, including, without limitation, the presence of a financial contingency, the likelihood of obtaining financing on a timely basis if a financing contingency is present, and the likelihood of obtaining any required regulatory approvals) than the terms of the Merger (after receipt and consideration of advice of a financial advisor of nationally recognized reputation).

(d)    In addition to the obligations of the Seller set forth in Section 4.4(a), Seller as promptly as practicable shall advise the Company orally and in writing of any request received by the Seller after the date hereof for information which the Seller reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Seller after the date hereof with respect to, or which the Seller reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Seller will keep the Company informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

4.5    Update Disclosure; Breaches.

(a)    From and after the date of this Agreement until the Effective Time, the Seller shall update the Seller Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that (i) to the extent that any information that would be required to be included in an update under this Section 4.5(a) would have in the past been contained in internal reports prepared by the Seller or any the Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section 4.5 is unduly burdensome to the Seller, the Seller and the Company will use their reasonable best efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.

(b)    The Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its reasonable best efforts to prevent or promptly remedy the same.

4.6    Affiliates; Tax Treatment. Within thirty (30) days after the date of this Agreement (a) the Seller shall deliver to the Company a letter identifying all persons who are then “affiliates” of the Seller, including, without limitation, all directors and executive officers of the Seller, for purposes of Rule 145 promulgated under the Securities Act and (b) the Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. The Seller shall use its reasonable best efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.6. The Seller shall use its reasonable best efforts to obtain from any person who becomes the Seller after the Seller’s delivery of the letter referred to above, on or prior to the Effective Time, a written agreement, substantially in the form attached hereto as Exhibit 4.6 as soon as practicable after such person attains such status. The Seller will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

4.7    Delivery of Stockholder List. The Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller stockholders, their holdings of stock as of the latest practicable date, and such other stockholder information as the Company may reasonably request.

4.8    Loan and Investment Policies. The Seller agrees to maintain and to cause the Seller Subsidiaries to maintain their existing loan and investment policies and procedures designed to ensure safe and sound banking practices, which shall remain in effect, except as otherwise agreed in writing by the Company, for the period prior to the Effective Time. To the extent permitted by applicable Law, such policies and procedures shall apply to, among other matters, the following: (i) making or renewing any commitments or loans, or purchase or renewals of any participations in loans, in excess of $5,000,000.00 for any commercial loan, $1,000,000.00 for any single-family residential loan or $500,000.00 for any consumer loan; (ii) making, committing to make or renewing any loan to any affiliate of the Seller or Seller Subsidiaries or any family member of such affiliate or any entity in which such affiliate has a material interest; (iii) making any investment or commitment to invest, or making any loan, in excess of $5,000,000.00 with respect to any commercial real estate development project; (iv) making multiple commercial real estate loans which are in the aggregate in excess of $10,000,000 to any one real estate developer; or (v) entering into any contract, lease, or license under which the Seller or any Seller Subsidiary will be bound to pay in excess of $250,000 over the life of such agreement or voluntarily committing any act or omission which constitutes a breach or default by the Seller or any Seller Subsidiary under any material contract, lease or license to which the Seller or any Seller Subsidiary is a party or by which it or any of its properties are bound. To the extent permitted by applicable Law, the Company shall have the right to designate at least two (2) observers to attend all meetings of the Seller’s (i) senior credit committee, or similar committee at any Seller Subsidiary designated by the Company, and (ii) investment committee or similar committee at any Seller Subsidiary, and the Seller shall ensure that such representatives receive all information given by the Seller or its agents to the Seller’s members of said committees.

4.9    Access and Information. From the date hereof until the Effective Time, the Seller will give the Company and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Seller and any other information relating to the Seller that is reasonably requested by the Company for purpose of permitting the Company, among other things, to: (a) conduct its due diligence review, (b) review the financial statements of the Seller, (c) verify the accuracy of the representations and warranties of the Seller contained in this Agreement, (d) confirm compliance by the Seller with the terms of this Agreement, and (e) prepare for the consummation of the transactions contemplated by the Agreement. The parties hereto acknowledge and agree that any investigation by the Company pursuant to this Section 4.9 shall not unreasonably interfere with the business and operations of the Seller. The Company shall not, without the consent of the Seller (which consent shall not be unreasonably withheld), contact any customers or key employees of the Seller.

4.10    Confidentiality Agreement. The Seller agrees that the Confidentiality Agreement entered into between the Company and the Seller in effect prior to the date of this Agreement (the “Confidentiality Agreement”), shall remain in full force and effect and binding upon the Seller and shall survive termination of this Agreement.

4.11    Rights Agreement. The Seller shall not (i) redeem the Rights (as defined in the Rights Agreement), or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined in the Rights Agreement) or to render the Rights (as defined in the Rights Agreement) inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, or (ii) permit the Rights (as defined in the Rights Agreement) to become non-redeemable at the redemption price currently in effect.

ARTICLE V - COVENANTS OF THE COMPANY

5.1    Affirmative Covenants. The Company hereby covenants and agrees with the Seller that, except (i) as permitted by this Agreement, (ii) as disclosed in the Company Disclosure Schedule, (iii) as required by Law, or by a Governmental Authority of competent jurisdiction, or (iv) as otherwise consented to in writing by the Seller, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, it will, and it will cause each Company Subsidiary, to:

(a)    maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Company’s financial statements applied on a consistent basis; and

(b)    conduct its business in a manner that does not violate any Law, except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

5.2    Negative Covenants. Except as set forth in Section 5.2 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not, or agree to commit to, or permit any Company Subsidiaries to, without the prior written consent of the Seller, propose or adopt any amendments to its Articles of Incorporation or By-laws in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of Company to consummate the transactions contemplated hereby, or agree in writing to do any of the foregoing; provided, however, that any such amendment to the Company Articles to increase the authorized number of shares of Company Common Stock shall not be deemed to have such an adverse effect.

5.3    Breaches. The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its reasonable best efforts to prevent or promptly remedy the same.

5.4    Stock Exchange Listing. The Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

5.5    Tax Treatment. The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

5.6    Confidentiality Agreement. The Company agrees that the Confidentiality Agreement entered into between the Company and the Seller in effect prior to the date of this Agreement, shall remain in full force and effect and binding upon the Company and shall survive termination of this Agreement.

5.7    Stock Options.

(a)    At the Effective Time, the Company will assume the option plans listed on Schedule 5.7(a) of the Seller Disclosure Schedule (the “Option Plans”) and all of the Seller’s obligations thereunder. At the Effective Time, each outstanding option issued pursuant to the Option Plans (each, an “Option”) shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option (including, without limitation, the time periods allowed for exercise), a number of shares of Company Common Stock equal to the product of (i) the sum of (A) the Stock Amount and (B) the Additional Stock Amount, if any, and (C) the quotient calculated by (I) dividing the Cash Amount by (II) the Valuation Period Market Value (rounded to the nearest ten-thousandth of a share), and (ii) the number of shares of Seller Common Stock subject to such Option (provided that any fractional shares of Company Common Stock resulting from such calculation shall be rounded up to the nearest whole share), at a price per share equal to the aggregate exercise price for the shares of Seller Common Stock subject to such Option divided by the number of shares of Company Common Stock subject to such assumed Option.

(b)    The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the Options adjusted in accordance with this Section 5.7. The Company shall file one or more registration statements on Form S-8 (or any successor form) or another appropriate form, promptly after the Effective Time, with respect to the Company Common Stock subject to such Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the related prospectus or prospectuses) for so long as such Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Option Plans assumed pursuant to this Section 5.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Option Plans complied with such rule prior to the Merger.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1    Proxy Statement/Prospectus; Registration Statement; Board Recommendation. As promptly as practicable after the execution of this Agreement, the Seller and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and registration statement on Form S-4 promulgated under the Securities Act (or on such other form as shall be appropriate) relating to the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Seller and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Each of the Seller and Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement/Prospectus or, to the extent applicable, the other filings, or that is customarily included in Proxy Statement/Prospectus or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Seller and Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement/Prospectus or the other filings, and the Seller shall use its reasonable best efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the Seller’s stockholders as promptly as reasonably practicable after the date of this Agreement. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or the other filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement/Prospectus or the other filings. If at any time prior to the Seller Stockholders’ Meeting, any information relating to the Seller, Company or any of their respective Affiliates, officers or directors, should be discovered by the Seller or Company which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the other filings, so that the Proxy Statement/Prospectus or the other filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Seller. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement/Prospectus or filing the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

6.2    Meeting of Seller’s Stockholders. Seller shall promptly after the date of this Agreement take all action necessary in accordance with the KGCC and the Seller Articles and the Seller By-Laws to convene the Seller Stockholders’ Meeting. Seller shall use its reasonable best efforts to solicit from stockholders of Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the KGCC to approve the Merger, unless the Seller’s Board of Directors shall have determined in good faith based on advice of counsel that such actions would reasonably be likely to result in violation of its fiduciary duty to Seller’s stockholders under applicable Law.

6.3    Appropriate Action; Consents; Filings. The Seller and the Company shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act (to the extent applicable) and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the BHCA, the SBL, the SBA and any other applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and the Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

6.4    Employee Benefit Matters. Annex B hereto sets forth certain agreements with respect to the Seller’s employee benefit matters.

6.5    Directors’ and Officers’ Indemnification and Insurance.

(a)    By virtue of the occurrence of the Merger, the Company shall from and after the Effective Time succeed to Seller’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Seller and the Seller Subsidiaries as provided in the Seller Articles, Seller By-Laws, indemnification agreements of Seller or the Seller Subsidiaries or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time. Section 6.5 of the Seller Disclosure Schedule contains a complete list of all indemnification arrangements to which Seller is a party to on the date of this Agreement. Seller agrees not to amend or enter into new arrangements or agreements from and after the date hereof.

(b)    From and after the Effective Time, the Company agrees to use reasonable best efforts to maintain for a period of six years from and after the Effective Time an insurance policy (or primary and secondary policies) for directors’ and officers’ liabilities (collectively, the “D&O Policy”) for all present and former directors and officers of Seller covered by the Existing D&O Policy on the date of this Agreement with terms (including coverage limits) substantially similar in all respects to those currently in effect on the date of this Agreement with respect to acts, omissions and other matters occurring prior to the Effective Time for which coverage is provided under the Existing D&O Policy; provided, however, that in no event shall the Company be required to expend on an annual basis more than 250% of the amount expended by the Seller on such D&O Policy for the annual renewal period that commenced September 25, 2005, such amount being reflected on the Seller Disclosure Schedule (the “Insurance Amount”) to maintain or procure insurance coverage, and further provided, that if the Company is unable to maintain or obtain the insurance called for by this Section 6.5(b), the Company shall use commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(c)    In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.5.

(d)    The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Seller or any Seller Subsidiary (the “Indemnified Parties”) and his or her heirs and representatives.

6.6    Notification of Certain Matters. The Seller shall give prompt notice to the Company, and the Company shall give prompt notice to the Seller, of (i) the occurrence, or non occurrence, of any event the occurrence or non occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.7    Public Announcements. The Company and the Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law, including disclosures required under the federal securities laws.

6.8    Exemption From Liability Under Section 16(b). The Seller and the Company agree that, in order to most effectively compensate and retain Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Insiders be relieved of the risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Seller Common Stock, Options, Seller stock-based awards into shares of Company Common Stock and Company rollover options and other awards denominated in shares of Company Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.8. Following the delivery to the Company of the Section 16 Information in a timely fashion, the Company Board, or a committee of “Non-Employee Directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution providing that the receipt by Insiders of Company Common Stock in exchange for or satisfaction of shares of Company Common Stock or Company stock-based awards, and of Company rollover options upon conversion of Options, in each case, pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” will mean information accurate in all material respects regarding Insiders, the number of shares of Seller Common Stock held by each such Insider and expected to be exchanged for Company Common Stock in the Merger, and the number and description of Options and Seller stock-based awards held by each such Insider and expected to be converted into Company rollover options and exchanged for Company Common Stock or awards denominated therein in connection with the Merger; provided, however, that the requirement for a description of any Options and Seller stock-based awards will be deemed to be satisfied if copies of all Seller stock plans and other Seller benefit plans, and forms of agreements evidencing grants thereunder, under which such Options and Seller stock-based awards, respectively, have been granted to Insiders, have been made available to the Company. “Insiders” will mean those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.9    Customer Retention. To the extent permitted by law or applicable regulation, the Seller shall use all reasonable efforts to assist the Company in its efforts to retain the Seller’s customers for the Surviving Corporation. Such efforts shall include making introductions of the Company’s employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to the Seller to such customers and actively participating in any “transitional marketing programs” as the Company shall reasonably request.

6.10    Directorships. Promptly after the Effective Time, the Company shall take such action as may be reasonably required to cause the Company’s Board of Directors to be expanded by one member and to appoint the person serving as the Chief Executive Officer of the Seller as of the date of this Agreement to the class of the Company’s directors with terms expiring at the Company’s 2008 Annual Meeting of Shareholders.

ARTICLE VII - CONDITIONS OF MERGER

7.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the Knowledge of the Company or the Seller, threatened by the SEC. The Company shall have received all other Federal or state securities permits and other authorizations necessary to issue Company Common Stock in exchange for Seller Common Stock and to consummate the Merger.

(b)    Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Seller.

(c)    Federal Reserve Board. The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any condition that would significantly adversely affect the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(d)    Other Approvals. All statutory waiting periods under the HSR Act shall have expired and the Company shall not have received any objections thereunder from either the Federal Trade Commission or the U.S. Department of Justice. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(e)    State Approval. The Merger shall have been approved by the Kansas Office of the State Bank Commissioner, the Missouri Division of Finance, the Oklahoma Office of State Finance and the Florida Office of Financial Regulation, which approvals shall not contain any condition that would have a Company Material Adverse Effect. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(f)    No Order. No Governmental Authority, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect preventing or prohibiting consummation of the transactions contemplated by this Agreement or restricting the consummation of the transactions contemplated by this Agreement in a manner that would have a Seller Material Adverse Effect or a Company Material Adverse Effect.

(g)    NYSE Listing. The shares of Company Common Stock to be issued at the Effective Time shall have been authorized for listing on the NYSE, subject to official notice of issuance.

7.2    Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

(a)    Representations and Warranties. Without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under Sections 4.5 or 6.6, above, and except for Section 2.19, above, which is provided for in subsection (j), below, (i) each of the representations and warranties of the Seller contained in this Agreement that is qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; and (ii) each of the representations and warranties of the Seller that is not qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except, to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except in the case of either clause (i) or (ii), above, where any failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not have a Seller Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller to the foregoing effect.

(b)    Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Consents Obtained. All Seller Approvals and all filings required to be made by Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Seller.

(d)    No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency or any other person (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of Seller, which in either case is reasonably likely to have a Seller Material Adverse Effect or a Company Material Adverse Effect.

(e)    Tax Opinion. An opinion of Godfrey & Kahn, S.C., independent counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of the Seller and the Company will be a “party to the reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Godfrey & Kahn, S.C. may require and be entitled to rely upon customary representations and covenants contained in certificates of officers of the Company and the Seller.

(f)    Opinion of Counsel. The Company shall have received from Stinson Morrison Hecker LLP, or other independent counsel for the Seller reasonably satisfactory to the Company, an opinion dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex D hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

(g)    Comfort Letters. If requested by the Company as provided in Section 4.3, the Company shall have received from KPMG, LLP, the “comfort” letters referred to in Section 4.3.

(h)    Affiliate Agreements. The Company shall have received from each person who is identified in the affiliate letter as an “affiliate” of the Seller a signed affiliate agreement in the form attached hereto as Exhibit 7.2(h).

(i)    Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company or the Seller or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger.

(j)    No Material Adverse Changes. Since the date of the Agreement, there shall have been no Seller Material Adverse Effect, and there has not been any Effect, that, either individually or in the aggregate, would have a Seller Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Seller to that effect.

7.3    Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the Merger is also subject to the following conditions:

(a)    Representations and Warranties. Without giving effect to any notice to the Seller under Sections 5.3 or 6.6, above, and except for Section 3.14, above, which is provided for in subsection (f), below, (i) each of the representations and warranties of the Company contained in this Agreement that is not qualified as to “materiality” or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent that such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date; and (ii) each of the representations and warranties of the Company that is qualified as to “materiality” or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except in the case of either clause (i) or (ii), above, where any failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not have a Company Material Adverse Effect. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Company Material Adverse Effect.

(d)    Tax Opinion. The Seller shall have received an opinion of Stinson Morrison Hecker LLP, in form and substance reasonably satisfactory to the Seller, dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purpose:

(i)    No gain or loss will be recognized by the Seller as a result of the Merger;

(ii)    No gain or loss will be recognized by the stockholders of the Seller who exchange their Seller Common Stock to the extent exchanged for Company Common Stock pursuant to the Merger (except with respect to cash received as part of the Per Share Merger Consideration and cash received in lieu of a fractional share interest in Company Common Stock); and

(iii)    The aggregate tax basis of the Company Common Stock received by stockholders who exchange their Seller Common Stock for Company Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to cash received as part of the Per Share Consideration to a fractional share interest for which cash is received).

In rendering such opinion, the Seller’s counsel may require and rely upon representations and covenants contained in certificates of officers of the Company, the Seller and others.

(e)    Opinion of Counsel. The Seller shall have received from Godfrey & Kahn, S.C., or other independent counsel for the Company reasonably satisfactory to the Seller, opinions dated the Closing Date, in form and substance reasonably satisfactory to the Seller, covering the matters set forth in Annex D hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Seller.

(f)    No Material Adverse Changes. Since the date of the Agreement, there shall have been no Company Material Adverse Effect, that either individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect. The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company to that effect.

ARTICLE VIII - TERMINATION

8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of the Seller adopt this Agreement:

(a)    by mutual written consent duly authorized by the Boards of Directors of the Company and the Seller;

(b)    by either Seller or the Company if the Merger shall not have been consummated by September 30, 2006, unless extended by the Boards of Directors of Seller and the Company for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

(c)    by either the Seller or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)    by either the Seller or the Company if: (i) the Seller Stockholders’ Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Seller shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the stockholders of the Seller contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Seller where the failure to obtain approval by the Seller stockholders shall have been caused by the action or failure to act of the Seller, and such action or failure to act constitutes a breach by the Seller of any provision of this Agreement;

(e)    by the Seller, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.3(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company was unintentional and is curable by the Company through exercise of commercially reasonable efforts, then the Seller may not terminate this Agreement pursuant to this Section 8.1(e) for ten (10) days after delivery of written notice from the Seller to the Company of such breach, provided, that the Company continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by the Company is cured during such ten-day period);

(f)    by the Company upon a breach of any covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.2(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Seller’s representations and warranties or breach by the Seller was unintentional and is curable by the Seller through exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 8.1(f) of ten (10) days after delivery of written notice from the

Company or the Seller of such breach, provided, that the Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Seller is cured during such ten-day period);

(g)    by the Company if the Seller’s Board of Directors or any committee thereof shall have withdrawn, or amended or modified in a manner adverse to the Company, its approval or recommendation of this Agreement or the Merger, or fails to include the Seller’s Board of Directors Recommendation in the Proxy Statement/Prospectus;

(h)    by the Seller prior to the vote of the stockholders, without further action, if the Seller shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in accordance with Section 4.4(c), above; provided, however, that such determination and the right to terminate under this Section 8.1(h) shall not be effective until the Seller has made payment to the Company of the amounts required to be paid pursuant to Section 8.3(b)(i);

(i)    by the Company

(i)    if any of the conditions to the obligations of the Company to effect the Merger set forth in Sections 7.1 or 7.2, above, have not been satisfied or waived by the Company at Closing or the Company reasonably determines that the timely satisfaction of any condition to the obligations of the Company to effect the Merger set forth in Sections 7.1 or 7.2, above, has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement); or

(ii)    in the event there has been a Seller Material Adverse Effect;

(j)    by the Seller

(i)    if any of the conditions to the obligations of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, have not been satisfied or waived by the Seller at Closing or the Seller reasonably determines that the timely satisfaction of any condition to the obligations of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation of the Seller set forth in this Agreement); or

(ii)    in the event there has been a Company Material Adverse Effect; or

(k)    by the Seller if the condition in (i), below, exists on the day preceding the anticipated Effective Time and the Company has not elected to exercise its right as set forth in (ii), below:

(i)    The Valuation Period Market Value is less than $32.11.

(ii)    The Company shall have the right, but not the obligation, by providing written notice thereof to the Seller, to issue a number of shares of Company Common Stock (the “Additional Stock Amount”) with respect to each share of Seller Common Stock converted in accordance with Section 1.6 hereof such that the product obtained by multiplying (x) the Valuation Period Market Value, and (y) the sum of (A) 0.4319 plus (B) the Additional Stock Amount is an amount equal to $13.87.

8.2    Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1, above, will be effective immediately upon (or if termination is pursuant to Sections 8.1(e) or 8.1(f), above, and the proviso therein is applicable, ten (10) days after) the delivery of written notice thereof by the terminating party to the other Parties. In the event of termination of this Agreement as provided in Section 8.1, above, this Agreement shall be of no further force or effect, with no liability of Party to the other Parties, except (i) the provisions set forth in this Section 8.2, Section 8.3 and Article IX (General Provisions), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional or willful breach of this Agreement.

8.3    Fees and Expenses.

(a)    Except as set forth in Section 8.2, above, and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated.

(b)    (i)     Seller shall pay to the Company in immediately available funds, within one (1) business day after demand by the Company an amount equal to $20,000,000 (the “Termination Fee”) if this Agreement is terminated by Seller pursuant to Section 8.1(h), above.

(ii)    If this Agreement is terminated by the Company pursuant to Section 8.1(g), above, and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or Seller enters into an agreement or binding letter of intent providing for an Acquisition Proposal, then Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee.

(iii)    If (A) this Agreement is terminated by the Company or Seller, as applicable, pursuant to Section 8.1(b), above (and prior to such termination Seller shall not have held a meeting of its stockholders pursuant to Section 6.1, above) or Section 8.1(d), above, (B) prior to such termination an Acquisition Proposal shall have been publicly disclosed and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or Seller enters into an agreement or binding letter of intent providing for an Acquisition Proposal, then Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee within one business day after Seller enters into such agreement or binding letter of intent.

(iv)    Each of Seller, and the Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Seller would not enter into this Agreement; accordingly, if Seller fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, the Company or Seller, makes a claim that results in a judgment against Seller or the Company for the amounts set forth in this Section 8.3(b), Seller shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall be the exclusive remedy for a termination of this Agreement as specified in this Section 8.3(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE IX - GENERAL PROVISIONS

9.1    Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I and Sections 6.5 and 6.10, above, shall survive the Effective Time indefinitely.

9.2    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), delivered by an express courier (with confirmation), or telecopied (with confirmation) to the parties at the following addresses or telecopy numbers, as the case may be (or at such other address or telecopy number for a party as shall be specified by like changes of address or telecopy number) and shall be effective upon receipt:

(a)    If to the Seller:

Gold Banc Corporation, Inc.

11301 Nall Avenue

Leawood, KS 66211

Attention:  Malcolm M. Aslin

Facsimile:  (913) 451-8004

With a copy to:

Stinson Morrison Hecker LLP

1201 Walnut, Suite 2900

Kansas City, MO 64106-2150

Attention:  John A. Granda

                  Mike W. Lochmann

Facsimile:  (816) 691-3495

If to the Company:

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, WI 53202

Attention:  Randall J. Erickson

Facsimile:  (414) 765-7899

With a copy to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, WI 53202

Attention:  Christopher B. Noyes

                  Dennis F. Connolly

Facsimile:  (414) 273-5198

9.3    Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

“Business day” means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by Contract, or otherwise.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Financial Statements” shall mean (i) the unaudited consolidated balance sheet as of September 30, 2005 and the audited consolidated balance sheet as of December 31, 2004 (including related notes and schedules, if any) of Seller; (ii) the unaudited consolidated statements of income and statements of shareholders’ equity for the period ended September 30, 2005 and the audited consolidated statements of income, cash flows and shareholders equity for the year ended December 31, 2004 (including related notes and schedules, if any) of Seller; (iii) all bank financial reports, including any amendments thereto, filed with any Regulatory Authorities by each bank subsidiary for the year ended December 31, 2004 and the nine month period ended September 30, 2005, and all bank financial reports to be filed after the date hereof until the Closing, together with any correspondence among each Subsidiary and any Regulatory Authority concerning any of the foregoing financial statements or the financial position of any Bank Subsidiary and (iv) each other consolidated balance sheet, income statement and statement of shareholders’ equity, contained in the Seller SEC Reports for the periods on or after January 1, 2000.

“Knowledge” as used with respect to an entity (including references to such entity being aware of a particular matter) shall mean those facts that are actually known by the Chairman, Chief Executive Officer, President, Chief Financial Officer of such entity, or any other executive officer who is subject to the reporting requirements of Section 16 of the Securities Act.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its subsidiaries which are not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential Liability of a Party, or invoking or seeking to invoke legal process to obtain information relating to or affecting a Party, which affects such Party’s business assets (including Contracts related to it), or obligations under the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material Contract” shall mean (1) any Contract which involves aggregate payments to or by the Seller within any twelve month period in excess of $125,000, or (2) any Contract entered into other than in the ordinary course of business, (3) any Contract included in the Disclosure Memorandum, (4) any Contract of which the breach of or default thereof would result in a Company Material Adverse Effect or Seller Material Adverse Effect or (5) any Contracts that are required to be filed as an exhibit pursuant to Section 601 of Rule S-K.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, ruling, or writ of any Governmental Authority.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d) of the Exchange Act); and

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of Currency, the Office of Thrift Supervision, the Kansas State Banking Department, Oklahoma State Banking Department, Florida State Banking Department, Securities and Exchange Commission, and all other federal and state regulatory agencies and public authorities having jurisdiction over the Parties and their respective Subsidiaries.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.

“Subsidiary” or “Subsidiaries” of the Seller, the Company, the Surviving Corporation, or any other person, means any corporation, limited liability company, partnership, joint venture or other legal entity of which the Seller, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 10% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

9.4    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6    Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

9.7    Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any affiliate, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

9.8    Parties in Interest. Subject to Section 9.7, above, this Agreement (including Annex B hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5, above (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

9.9    Governing Law. Except to the extent that the laws of the State of Kansas are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

9.10    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.11    Time is of the Essence. Time is of the essence of this Agreement.

9.12    Specific Performance. The parties hereto acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement. Therefore, upon breach of this Agreement by any party, the aggrieved party may proceed to protect its rights and enforce this Agreement by suit in equity, action at law or other appropriate proceeding, including an action for the specific performance of any provision herein or any other remedy granted by law, equity or otherwise, in each case without posting a bond. Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances. The prevailing party in any such suit, action or other proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorney’s fees, incurred in such suit, action or other proceeding.

9.13    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto. The Seller Disclosure Schedule and the Company Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. References to the “other party” or “either party” will be deemed to refer to Seller or the Company, as the case may be.

[Signatures on next page]

IN WITNESS WHEREOF, the Company and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOLD BANC CORPORATION, INC.

By:	/s/ Malcolm M. Aslin
Malcolm M. Aslin, President and Chief Executive Officer

MARSHALL & ILSLEY CORPORATION

By:	/s/ Dennis J. Kuester
Dennis J. Kuester, Chairman and Chief Executive Officer

ANNEX B

EMPLOYEE BENEFIT MATTERS

(Amended and Restated as of November 22, 2005)

1. Conduct of Business Between Date of Signing the Agreement and the Effective Time. Between the date of signing of the Agreement and the Effective Time (i) there will be no increases in base salary for employees of Seller or Seller Subsidiaries with employment agreements except in the dollar amounts specified in such agreements, or, if none are specified, increases in base salary on an employee’s annual review date consistent with past practice; (ii) there will be no increases in base salary for other employees of Seller or Seller Subsidiaries except for increases in base salary on an employee’s annual review date consistent with past practice; (iii) unless otherwise agreed between Seller and the Company, no bonuses or incentive payments will be paid to employees of Seller or Seller Subsidiaries, except for those pursuant to (A) established commission and other objective, performance-based plans and (B) established, subjective performance-based plans; provided, however, that the aggregate amount of bonuses paid pursuant to all established, subjective performance-based plans shall not, unless otherwise agreed between Seller and the Company, exceed an amount that is one million dollars ($1,000,000) greater than the aggregate amount of bonuses paid or accrued under the Seller’ or Seller Subsidiary’s subjective performance plans in the prior calendar year; (iv) no new programs, plans or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries will be adopted or implemented, existing programs, plans or agreements will not be amended or modified except as required by applicable law, or as provided herein or in agreements executed by employees in connection herewith, and no further grants or awards will be made under existing plans, programs or agreements of Seller or Seller Subsidiaries, except as may be agreed to by the Company; (v) there will be no officer title promotions without the Company’s consent, except that if an officer position becomes vacant, another officer may be promoted to that position if he or she assumes the former employee’s job responsibilities; (vi) no new consulting agreements or employment continuation agreements will be granted to employees of Seller or Seller Subsidiaries and the existing agreements will not be amended, except as provided herein or in agreements executed simultaneously herewith; (vii) in no event will Seller make employer contributions to its retirement programs except to the extent consistent with past practice, and Seller will not make any amendments or modifications to its retirement programs, without first obtaining the consent of the Company, other than amendments required to maintain the tax-qualified status of any such retirement programs; and (viii) Seller or Seller Subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer.

2. General.

(a) Transferred Employees. Those individuals who are employed by the Seller or any of the Seller Subsidiaries as of the Effective Time shall be hereinafter referred to as the “Transferred Employees.”

(b) Credit for Past Service. After the Effective Time, the Company and the Company Subsidiaries shall give the Transferred Employees full credit for their prior service with the Seller and the Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by the Seller or any Seller Subsidiary): (i) for purposes of eligibility (including without limitation initial participation and eligibility for current benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans maintained by the Company in which Transferred Employees may be eligible to participate; and (ii) for all purposes under any welfare benefit plans, “cafeteria plans” (as defined in Code Section 125), vacation plans and similar arrangements maintained by the Company. Notwithstanding anything contained herein to the contrary, the Company will not give credit for prior service to Transferred Employees as regards the Company’s retiree health plan.

(c) Waiver of Certain Limitations. The Company will, or will cause the Company’s affiliates or the Seller Subsidiaries to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Transferred Employees immediately prior to the Effective Time. Notwithstanding the foregoing, the Transferred Employees still have to meet the service requirements (recognizing past service credit given in Section 2(b), above) and other eligibility criteria under the Company’s plans, except that Transferred Employees, regardless of service, will be entitled to receive a matching contribution on amounts contributed to the Company’s 401(k) plan, if they otherwise meet all the other criteria for the match under the plan terms.

(d) Company’s Ability to Amend, Modify or Terminate Plans. Nothing contained in this Annex shall limit the right of the Company or its affiliates, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the plans referenced in this Annex, except that no such amendment shall nullify the provisions of this Annex B, and the Company hereby reserves such right.

3. Employee Welfare Plans. The Seller’s existing health and dental plans and other employee welfare benefit plans shall remain in effect at least until the Effective Time. Thereafter, Transferred Employees will be integrated into the Company’s health and dental plans and other employee welfare plans at a time determined on a plan-by-plan basis by the Company in its sole discretion. If integration occurs during a plan year, Transferred Employees shall receive credit for co-pays, deductibles and similar limits. Until the Transferred Employees are integrated into the Company plans, the respective Seller plans shall remain in effect.

4. 401(k) Plan. The Seller’s 401(k) plan shall be merged into the Company’s 401(k) plan as soon as practicable after the Effective Time. No employee or employer contributions shall be paid to the Seller’s 401(k) plan from or on account of compensation paid after the Effective Time.

5. ESOP. The Seller’s employee stock ownership plan (the “ESOP”) shall terminate as of the Effective Time. Prior to the Effective Time the Seller’s Board of Directors shall approve such termination and any amendments necessary to incorporate the terms of this paragraph, such approvals to be conditioned upon closing of the Merger. The assets remaining in the ESOP’s suspense account, after repayment by the ESOP of its remaining debts, shall be allocated among the accounts of those Transferred Employees who (i) are ESOP participants at the Effective Time, and (ii) at the Effective Time have worked a certain number of hours in 2006 which, if annualized for all of 2006, would be 1,000 or more hours. Such allocation shall be made among such eligible Transferred Employees in proportion to their compensation for the period from January 1, 2005 to December 31, 2005; provided, however, that the amount of compensation to be considered for any participant shall not exceed $210,000. The specific method of allocation (including the treatment of any allocations in excess of Code limitations) may be adjusted if required in order to secure a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the ESOP upon its termination and/or a favorable private letter ruling from the Internal Revenue Service to the effect that repayment of the ESOP debts with proceeds of the exchange of the unallocated shares for cash will not violate the requirements for exemption under Code Section 4975(d)(3) and that the allocation of assets remaining in the ESOP’s suspense account after such repayment will not constitute annual additions for purposes of Code Section 415. Distributions to ESOP participants shall be made as soon as practicable after the last to occur of the Effective Time, the receipt of such determination letter and the receipt of the private letter ruling.

APPENDIX B

PLAN OF MERGER

Merging

GOLD BANC CORPORATION, INC.

(a Kansas corporation)

with and into

MARSHALL & ILSLEY CORPORATION

(a Wisconsin corporation)

Background

Marshall & Ilsley Corporation, a Wisconsin corporation (the “Company”), and Gold Banc Corporation, Inc., a Kansas corporation (the “Seller”), are parties to an Agreement and Plan of Merger dated as of November 9, 2005, as amended (the “Merger Agreement”), providing for the merger of the Seller with and into the Company (the “Merger”) upon the terms and conditions set forth in this Plan of Merger and pursuant to the Kansas General Corporation Code (the “KGCC”) and the Wisconsin Business Corporation Law (the “WBCL”). The Company and the Seller are sometimes hereinafter together referred to as the “Constituent Corporations.” Terms used herein that are not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

Terms and Conditions

1.    Merger. The Constituent Corporations shall effect the Merger upon the terms and subject to the conditions set forth in this Plan of Merger.

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the KGCC and the WBCL, at the Effective Time the Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2    The Closing; Effective Time.

(a)    The closing of the Merger and the transactions contemplated hereby (the “Closing”) shall be held at such time, date (the “Closing Date”) and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, commencing at 9:00 a.m., Milwaukee time, on a date specified by either party upon five (5) business days’ written notice (or at the election of the Company on the last business day of the month) after the last to occur of the following events: (a) receipt of all consents and approvals of government Regulatory Authorities legally required to consummate the Merger and the expiration of all statutory waiting periods; and (b) approval of the Merger Agreement and the Merger by the Seller’s stockholders. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article VII of the Merger Agreement by either the Company or the Seller.

(b)    As promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger and articles of merger, as necessary, and any other required documents, with the Secretary of State of the State of Kansas and the Department of Financial Institutions of the State of Wisconsin, in such form as required by, and executed in accordance with the relevant provisions of, the KGCC and the WBCL (the date and time of such filing or such date and time as the Company and the Seller shall agree and specify in the certificate of merger and articles of merger are referred to herein as the “Effective Time”).

1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Merger Agreement and the applicable provisions of the KGCC and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Articles of Incorporation; By-Laws. At the Effective Time, the Company’s Articles of Incorporation, as amended, and the Company’s By-Laws, as amended, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

1.5     Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned, except that the Chief Executive Officer of the Seller shall be appointed to the Company’s Board of Directors as soon as practicable after the Closing Date in accordance with Section 6.10 of the Merger Agreement. At the Effective Time, the officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

1.6    Conversion of Securities; Dissenting Shares.

(a)    Subject to Section 1.6(d) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company or the Seller, each share of the common stock, $1.00 par value, of the Seller (“Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, other than shares of Seller Common Stock (i) held in the treasury of the Seller, (ii) owned by the Company or any Company Subsidiary for its own account, and (iii) other than Dissenting Shares (such shares of Seller Common Stock being referred to herein as the “Shares”), shall cease to be outstanding and shall be converted into the right to receive the Per Share Consideration.

(b)    Each share of Seller Common Stock held by the Seller as treasury stock and each such share held by the Company or any Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as otherwise provided in this Section 1.6.

(c)    For purposes of the Plan of Merger, the following definitions shall apply:

(i)    “Per Share Consideration” means (A) an amount in cash equal to $2.78 (the “Cash Amount”), plus (B) a number of shares of common stock, $1.00 par value, of the Company (“Company Common Stock”) (rounded to the nearest ten thousandth of a share) (the “Stock Amount”) determined as follows:

(A)    If the Valuation Period Market Value is less than $36.40, the Stock Amount shall be equal to 0.4319 of a share of Company Common Stock;

(B)    If the Valuation Period Market Value is equal to or greater than $36.40 but less than or equal to $49.24, the Stock Amount shall be equal to the quotient determined by dividing $15.72 by the Valuation Period Market Value;

(C)    If the Valuation Period Market Value is greater than $49.24, the Stock Amount shall be equal to 0.3192 of a share of Company Common Stock; and

(D)    Plus, to the extent the Company elects to exercise its right under Section 8.1(k)(ii) of the Merger Agreement, the Additional Stock Amount.

Notwithstanding the foregoing, the parties acknowledge and agree that the Cash Amount may have to be reduced and the Stock Amount may have to be increased in accordance with Section 1.6(f), below.

(ii)    “Valuation Period Market Value” means the average of the average daily high and low sale price per share of the Company Common Stock on the New York Stock Exchange for the five (5) trading days ending on and including the third trading day preceding the Effective Time (as reported in an authoritative source).

(d)    No fractional shares of Company Common Stock shall be issued in the Merger. In lieu of a fractional share of Company Common Stock, the holder of any Shares who would otherwise be entitled to receive such fractional share (after taking into account all shares of Seller Common Stock delivered by such holder) shall be entitled to receive a cash payment, without interest and rounded up to the nearest whole cent, in an amount determined by multiplying the Valuation Period Market Value by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the bank or trust company designated by the Company (the “Exchange Agent”) shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.6.

(e)    Notwithstanding anything in the Merger Agreement to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have validly exercised appraisal rights available under Section 17-6712 of the KGCC (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Consideration in accordance with this Section 1.6, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their appraisal rights under the KGCC. Dissenting Shares shall be treated in accordance with Section 17-6712 of the KGCC, if and to the extent applicable. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal rights, such holder’s shares of Seller Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Per Share Consideration in accordance with this Section 1.6. The Seller shall give the Company (a) prompt notice of each and every notice of a stockholder’s intent to demand payment for the stockholder’s shares of Seller Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the KGCC and received by the Seller relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 17-6712 of the KGCC and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the KGCC. The Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any demands for “fair value” under Section 17-6712 of the KGCC.

(f)    If either the tax opinion referred to in Section 7.2(e) of the Merger Agreement or the tax opinion referred to in Section 7.3(d) of the Merger Agreement cannot be rendered because the counsel charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Company shall reduce the Cash Amount and correspondingly increase the Stock Amount to the minimum extent necessary to enable the relevant tax opinions to be rendered.

1.7     Exchange of Certificates.

(a)    Exchange Agent. The Company shall deposit, or shall cause to be deposited, from time to time, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Section 1, through the Exchange Agent, the Per Share Consideration, together with any dividends or distributions with respect thereto, if any, to be issued in exchange for Shares pursuant to this Section 1 (the “Exchange Fund”). Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Per Share Consideration.

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing ownership of Shares (a “Certificate” or “Certificates”) whose Shares were converted into the right to receive the Per Share Consideration pursuant to Section 1.6, above, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Section 1, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1 (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Section 1 if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Section 1, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Shares owned by the Company or any Company Subsidiary, and Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Section 1.

(c)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(d), above, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.6(d), above, and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d)    No Further Rights in the Shares. The Per Share Consideration issued and paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of the Seller who have not theretofore complied with this Section 1 shall thereafter look only to the Company to claim the Per Share Consideration, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.7(g), below. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)    No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

(g)    Withholding Rights. Each of the Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan of Merger to any former holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Laws relating to Taxes and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company or the Exchange Agent as the case may be.

2.    Termination. This Plan of Merger may be terminated at any time on or before the Effective Time by agreement of the Boards of Directors of the Constituent Corporations. This Plan of Merger shall be automatically terminated if the Merger Agreement is terminated in accordance with the terms thereof.

APPENDIX C

November 9, 2005

Board of Directors

Gold Banc Corporation, Inc.

11301 Nall Avenue

Leawood, Kansas 66211

Dear Members of the Board:

We understand that Gold Banc Corporation, Inc., a Kansas corporation (the “Seller”), and Marshall and Ilsley Corporation, a Wisconsin corporation (the “Company”), are about to enter into an Agreement and Plan of Merger, to-be-dated November 9, 2005 (the “Agreement”), pursuant to which the Seller shall merge with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of the Seller shall cease and the Company shall continue as the surviving corporation of the Merger. As set forth in the Agreement, subject to Section 1.6(d) of the Agreement regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company or the Seller, each share of the common stock, $1.00 par value, of the Seller (“Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, other than shares of Seller Common Stock held in the treasury of the Seller or owned by the Company or any Company Subsidiary for its own account and other than Dissenting Shares, shall cease to be outstanding and shall be converted into the right to receive, subject to adjustments pursuant to Sections 1.6(f) and 8.1(k)(ii) of the Agreement, the Per Share Consideration consisting of (a) an amount in cash (the “Cash Amount”), plus (b) a number of shares of common stock, $1.00 par value, of the Company (rounded to the nearest ten thousandth of a share) (the “Stock Amount”) determined in accordance with the Agreement. Capitalized terms used but not otherwise defined herein shall have the same meaning attributed to them in the Agreement. In connection with the Merger and the Agreement, you have requested our opinion as to the fairness, from a financial point of view, of the Per Share Consideration to the shareholders of the Seller.

Hovde Financial LLC (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Seller, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement. We are also familiar with the Company through our continued Merger negotiations and due diligence.

We were retained by the Seller to act as its financial advisor in connection with the Agreement and the Merger. We will receive compensation from the Seller in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. Additionally, the Seller has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of their businesses, affiliates of Hovde may actively trade the equity securities of the Seller or the Company for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

Board of Directors

Gold Banc Corporation, Inc.

November 9, 2005

(ii)	reviewed certain historical publicly available business and financial information concerning the Seller and the Company;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning the Seller and the Company;

(iv)	analyzed certain financial projections prepared by the management of the Seller and the Company;

(v)	conducted meetings with members of the senior management of the Seller and the Company for the purpose of reviewing the future prospects of the Seller and the Company, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(vi)	evaluated the pro forma contribution of the Seller’s assets, liabilities, equity and earnings to the pro forma company;

(vii)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(viii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Seller and the Company and in the discussions with the Seller’s and the Company’s managements. In that regard, we have assumed that the financial forecasts, including, without limitation, the synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Seller and the Company and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for the Seller and the Company are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Seller or the Company. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Seller or the Company and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of the Seller and the Company will be a “party to the reorganization” within the meaning of Section 368(a) of the Code. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Seller and the Company. In rendering this opinion, we have been advised by the Seller and the Company, and we have assumed, that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on the Seller or the Company that would have a material adverse effect on the Company as the surviving corporation, or the contemplated benefits of the

Board of Directors

Gold Banc Corporation, Inc.

November 9, 2005

Merger. We have also assumed that there would be no change in applicable law or regulation that would cause a material adverse change in the prospects or operations of the Company, as the surviving corporation, after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

We are not expressing any opinion herein as to the prices at which shares of the Company issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any shareholders or the Seller as to how such holders should vote with respect to the Agreement at any meeting of shareholders of the Seller. Our opinion does not address the underlying business decision to proceed with the Merger.

This letter is solely for the information of the Board of Directors of the Seller and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the shareholders of the Seller in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Per Share Consideration is fair, from a financial point of view, to the shareholders of the Seller.

Sincerely,

HOVDE FINANCIAL LLC

APPENDIX D

Kansas General Corporation Code

17-6712. Appraisal rights for shares of stock of constituent corporation in a merger or consolidation; perfection; petition for determination of value of stock of all stockholders, procedure, determination by court.

(a) When used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

(b) (1) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to K.S.A. 17-6701, and amendments thereto, other than a merger effected pursuant to subsection (g) of K.S.A. 17-6701, and amendments thereto, K.S.A. 17-6702, 17-6704, 17-6707, 17-6708 or 17-7703, and amendments thereto, except that: (A) No appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc., or held of record by more than 2,000 holders; (B) no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of K.S.A. 17-6701, and amendments thereto.

(2) Notwithstanding the provisions of subsections (b)(1)(A) and (b)(1)(B), appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to K.S.A. 17-6701, 17-6702, 17-6704, 17-6707, 17-6708 and 17-7703, and amendments thereto, to accept for such stock anything except:

(A) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect of such shares of stock;

(B) shares of stock of any other corporation, or depository receipts in respect of such shares of stock, which shares of stock, or depository receipts in respect of such shares of stock, or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc. or held of record by more than 2,000 holders;

(C) cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (A) and (B); or

(D) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (A), (B) and (C).

(3) In the event all of the stock of a subsidiary Kansas corporation party to a merger effected under K.S.A. 17-6703, and amendments thereto, is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Kansas corporation.

(c) Any corporation may provide in its articles of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its articles of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the articles of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to K.S.A. 17-6518 or K.S.A. 17-6703, and amendments thereto, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either: (A) Each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation; or (B) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) and who is otherwise entitled to appraisal rights, may file a petition in the district court demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsection (a) and (d), upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d), whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the clerk of the court in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The clerk of the court, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the county in which the court is located or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the clerk of the court for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) and who has submitted such stockholder’s certificates of stock to the clerk of the court, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any state.

(j) The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e), or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the district court shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (the “WBCL”) require a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, which includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. A corporation is obligated to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, which liability includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney fees and other expenses, unless such liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws, or by written agreement, the director or officer seeking indemnification is entitled to select one of the following means for determining his or her right to indemnification: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee duly appointed by the board of directors of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Section 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand a director’s or officer’s rights to indemnification: (i) in its articles of incorporation or by-laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, Marshall & Ilsley has adopted indemnification provisions in its by-laws that closely track the statutory indemnification provisions of the WBCL with certain exceptions. In particular, Section 7.1 of Marshall & Ilsley’s by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. As permitted by Section 180.0857 of the WBCL, Marshall & Ilsley has purchased directors’ and officers’ liability insurance that insures Marshall & Ilsley’s directors and officers against certain liabilities that may arise under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits. See the Exhibit Index.

(b)	Financial Statement Schedules. Not applicable.

(c)	Report, Opinion or Appraisal. See Exhibits 5 and 8.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 22, 2005.

MARSHALL & ILSLEY CORPORATION

By:	/s/ DENNIS J. KUESTER
Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DENNIS J. KUESTER Dennis J. Kuester	Chairman and Chief Executive Officer (Principal Executive Officer)	November 22, 2005

/s/ JOHN M. PRESLEY John M. Presley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 22, 2005

/s/ PATRICIA R. JUSTILIANO Patricia R. Justiliano	Senior Vice President and Corporate Controller (Principal Accounting Officer)	November 22, 2005

Directors:

Richard A. Abdoo, Andrew N. Baur, Jon F. Chait, John W. Daniels, Jr., Bruce E. Jacobs, Ted D. Kellner, Dennis J. Kuester, Katharine C. Lyall, John A. Mellowes, Edward L. Meyer, Jr., San W. Orr, Jr., Robert J. O’Toole, Peter M. Platten, III, John S. Shiely, James A. Urdan, George E. Wardeberg and James B. Wigdale.

By:	/s/ RANDALL J. ERICKSON Randall J. Erickson	As Attorney-in-Fact*	Date: November 22, 2005

*	Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

2.1	Agreement and Plan of Merger between Gold Banc Corporation, Inc. and Marshall & Ilsley Corporation dated as of November 9, 2005 (included as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement)

(Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Marshall & Ilsley hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules)

2.2	Plan of Merger between Gold Banc Corporation, Inc. and Marshall & Ilsley Corporation (included as Appendix B to the Proxy Statement/Prospectus included in this Registration Statement)

2.3	Stockholder Voting Agreement dated as of November 9, 2005 between Marshall & Ilsley Corporation and each of the stockholders listed on Schedule I thereto, incorporated by reference to Marshall & Ilsley’s Current Report on Form 8-K dated November 10, 2005

3.1	Restated Articles of Incorporation, as amended, incorporated by reference to Marshall & Ilsley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, SEC File No. 1-15403

3.2	By-laws, as amended, incorporated by reference to Marshall & Ilsley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, SEC File No. 1-15403

5.1	Opinion and consent of Godfrey & Kahn, S.C. as to the validity of the securities being registered

8.1	Opinion and consent of Godfrey & Kahn, S.C. regarding the federal income tax consequences of the merger

8.2	Opinion and consent of Stinson Morrison Hecker LLP regarding the federal income tax consequences of the merger

23.1	Consent of Deloitte & Touche LLP regarding the audited financial statements of Marshall & Ilsley Corporation

23.2	Consent of KPMG, LLP regarding the audited financial statements of Gold Banc Corporation, Inc.

23.3	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1 hereto)

23.4	Consent of Godfrey & Kahn, S.C. (included in Exhibit 8.1 hereto)

23.5	Consent of Stinson Morrison Hecker LLP (included in Exhibit 8.2 hereto)

23.6	Consent of Hovde Financial LLC

24	Powers of Attorney

99.1	Form of Proxy to be used by Gold Banc Corporation, Inc.

99.2	Consent of Malcolm M. Aslin

Marshall & Ilsley will provide a copy of any instrument defining the rights of holders of long-term debt to the Commission upon request.